EXHIBIT 10.1

HSBC Loan # 11-4004213

LOAN AGREEMENT
Dated as of July 1, 2015
Between
1334 YORK, LLC,
as Borrower
and
HSBC BANK USA, NATIONAL ASSOCIATION,
as Agent,
THE LENDERS NAMED HEREIN,
as Lenders,
and
HSBC BANK USA, NATIONAL ASSOCIATION
and
INDUSTRIAL AND COMMERCIAL BANK OF CHINA, LIMITED, NEW YORK BRANCH,
collectively, as Lead Arranger

Property: 1334 York Avenue, New York, New York 10021

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TABLE OF CONTENTS
Page
I.    DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1 Definitions. 1

Section 1.2 Principles of Construction.	24
II.    THE LOAN
Section 2.1 The Loan. 25

2.1.1	Agreement to Lend and Borrow 25

2.1.2	Single Disbursement to Borrower/No Reborrowings 25

2.1.3	The Note 25

2.1.4	Use of Proceeds 25

2.1.5	Loan Term and Extension Options 25

Section 2.2	Interest Rate. 25

2.2.1	Interest. 25

2.2.2	One Loan Tranche. 26

2.2.3	Certain Notices 26

2.2.4	Additional Costs 26

2.2.5	LIBOR Base Rate or ICE LIBOR Daily Floating Rate 28

2.2.6	Illegality 29

2.2.7	Breakage Costs 29

2.2.8	Taxes 30

Section 2.3	Usury Savings. 34

Section 2.4	Loan Payments. 34

2.4.1	Payment Before Maturity Date 34

2.4.2	Payment on Maturity Date 34

2.4.3	Late Payment Charge 34

2.4.4	Interest Rate and Payment After Default 34

2.4.5	Method and Place of Payment 35

Section 2.5	Prepayment. 35

2.5.1	Voluntary Prepayments. 35

2.5.2	Mandatory Prepayments 36

2.5.3	Default Prepayment 36

2.5.4	Prepayment Waivers 37

Section 2.6	Payments Not Conditional. 37
III.    REPRESENTATIONS AND WARRANTIES

Section 3.1	Borrower Representations. 37

3.1.1	Organization 37

3.1.2	Proceedings 37

3.1.3	No Conflicts 37

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3.1.4	Litigation 37

3.1.5	Governmental Orders 38

3.1.6	Consents 38

3.1.7	Title 38

3.1.8	ERISA Matters 39

3.1.9	Compliance 39

3.1.10	Financial and Other Information 39

3.1.11	Condemnation 40

3.1.12	Utilities and Public Access 40

3.1.13	Separate Lots 40

3.1.14	Assessments 40

3.1.15	Enforceability 40

3.1.16	Assignment of Leases 40

3.1.17	Insurance 40

3.1.18	Flood Zone 41

3.1.19	Physical Condition 41

3.1.20	Boundaries 41

3.1.21	Leases 41

3.1.22	Filing and Recording Taxes 41

3.1.23	Single Purpose 42

3.1.24	Taxes 49

3.1.25	Solvency 49

3.1.26	Federal Reserve Regulations 49

3.1.27	Affiliate Debt 49

3.1.28	Offices; Location of Books and Records 49

3.1.29	Trade Name; Other Intellectual Property 50

3.1.30	No Default 50

3.1.31	Zoning 50

3.1.32	Full and Accurate Disclosure 50

3.1.33	Foreign Person 50

3.1.34	Investment Company Act 50

3.1.35	Organizational Structure 50

3.1.36	Property Management 51

3.1.37	Indebtedness 51

3.1.38	Intentionally Omitted 51

3.1.39	Intentionally Omitted 51

3.1.40	USA Patriot Act Compliance. 51

3.1.41	Anti-Terrorism Compliance. 51

3.1.42	Sanctions Compliance. 51

3.1.43	Anti-Bribery Compliance. 52

3.1.44	Sotheby’s Revolving Credit Facility. 52

Section 3.2	Continuing Effectiveness and Survival of Representations 52
IV.    BORROWER COVENANTS

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Section 4.1	Borrower Affirmative Covenants. 52

4.1.1	Existence; Compliance with Legal Requirements 52

4.1.2	Property Taxes and Other Charges 52

4.1.3	Taxes. 53

4.1.4	Notifications 53

4.1.5	Access to Property 53

4.1.6	Further Assurances; Supplemental Mortgage Affidavits 53

4.1.7	Financial Reporting 54

4.1.8	Title to the Property 56

4.1.9	Estoppel Statement 56

4.1.10	Leases 56

4.1.11	Alterations 57

4.1.12	Financial Covenants 58

4.1.13	Updated Appraisal 59

4.1.14	Commitment Fee and Administrative Fee 60

4.1.15	Interest Rate Protection Agreement 60

4.1.16	Insurance 63

4.1.17	Fees 63

4.1.18	Books and Records 63

4.1.19	Indebtedness 64

4.1.20	Maintain Existence 64

4.1.21	Easements and Restrictions; Zoning 64

4.1.22	Ownership of Personalty 64

4.1.23	Comply with Other Loan Documents 64

4.1.24	Purchase of Material Under Conditional Sale Contract 65

4.1.25	Intentionally Omitted 65

4.1.26	USA Patriot Act Compliance 65

4.1.27	Anti-Terrorism Compliance 65

4.1.28	Customer Due Diligence Requirements. 65

4.1.29	Maintenance of Property 66

4.1.30	Sotheby’s Revolving Credit Facility 66

4.1.31	Required Repairs 66

Section 4.2	Borrower Negative Covenants. 66

4.2.1	Due on Sale and Encumbrance; Transfers of Interests 66

4.2.2	Indebtedness; Liens 66

4.2.3	Dissolution 66

4.2.4	Change in Business 66

4.2.5	Debt Cancellation 66

4.2.6	Affiliate Transactions 67

4.2.7	Zoning 67

4.2.8	Assets 67

4.2.9	No Joint Assessment 67

4.2.10	Principal Place of Business 67

4.2.11	ERISA 67

4.2.12	No Distributions 68

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4.2.13	Organizational Documents 68

4.2.14	Intentionally Omitted 68

4.2.15	Government Regulation 68

4.2.16	Sanctions Compliance 68

4.2.17	Anti-Bribery Compliance 69
V.    INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1	Insurance. 69

5.1.1	Insurance Policies 69

5.1.2	Insurance Carrier Ratings 74

5.1.3	Insurance Premiums; Insurance Policies and Certificates 74

Section 5.2	Casualty and Condemnation. 75

5.2.1	Casualty 75

5.2.2	Condemnation 75

Section 5.3	Delivery of Net Proceeds. 76

5.3.1	Minor Casualty or Condemnation 76

5.3.2	Major Casualty or Condemnation 77

5.3.3	Application of Net Proceeds 80
VI.    RESERVE FUNDS

Section 6.1	Intentionally Omitted 80

Section 6.2	Property Tax Funds 80

6.2.1	Deposits of Property Tax Funds 80

6.2.2	Release of Property Tax Funds 81

Section 6.3	Insurance Funds 81

6.3.1	Deposits of Insurance Funds 81

6.3.2	Release of Insurance Funds 81

Section 6.4	Security Interest in Funds. 82

6.4.1	Grant of Security Interest 82

6.4.2	Prohibition Against Further Encumbrance 82

6.4.3	Application of Funds 83

Section 6.5	Permitted Investments. 83

6.5.1	Permitted Investments 83

6.5.2	Earnings on Fund Collateral; Monthly Statements 83

6.5.3	Income Taxes 83

Section 6.6	Letters of Credit. 83

6.6.1	Delivery of Letters of Credit 83

6.6.2	Security for Debt 83

6.6.3	Additional Rights of Agent 84

Section 6.7	Lockbox Agreement 84

6.7.1	Lockbox Account 84

6.7.2	Instructions to Lockbox Bank 84

6.7.3	No Amendment 85

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6.7.4	Tenant Direction 85

Section 6.8	Cash Management 85

6.8.1	Accounts 85

6.8.2	Payments to Accounts and Reserves 86

6.8.3	Remedies 87

6.8.4	Reasonable Care 87
VII.    PROPERTY MANAGEMENT

Section 7.1	The Management Agreement. 88

Section 7.2	Prohibition Against Termination or Modification. 88

Section 7.3	Replacement of Manager. 88
VIII.    TRANSFERS

Section 8.1	Agent’s and Lenders’ Reliance. 89

Section 8.2	No Transfers. 89

Section 8.3	Permitted Transfers. 89
IX.    DEFAULTS

Section 9.1	Events of Default. 90

Section 9.2	Rights and Remedies of Agent and Lenders 93

Section 9.3	Power of Attorney 95

Section 9.4	Remedies Cumulative 95

Section 9.5	Annulment of Defaults 96

Section 9.6	Waivers 96

Section 9.7	Course of Dealing, Etc 96
X.    MISCELLANEOUS

Section 10.1	Successors and Assigns. 97

Section 10.2	Agent’s and Lenders’ Discretion. 97

Section 10.3	Governing Law, Jurisdiction and Agent for Service. 97

Section 10.4	Modification, Waiver in Writing. 99

Section 10.5	Delay Not a Waiver. 99

Section 10.6	Notices. 99

Section 10.7	Trial by Jury. 100

Section 10.8	Headings. 101

Section 10.9	Severability. 101

Section 10.10	Preferences. 101

Section 10.11	Waiver of Notice. 101

Section 10.12	Remedies of Borrower. 101

Section 10.13	Expenses; Indemnity. 102

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Section 10.14	Schedules and Exhibits Incorporated. 104

Section 10.15	Offsets, Counterclaims and Defenses. 104

Section 10.16	No Joint Venture or Partnership; No Third Party Beneficiaries. 105

Section 10.17	Publicity. 105

Section 10.18	Approvals and Consents. 105

Section 10.19	Waiver of Offsets/Defenses/Counterclaims. 105

Section 10.20	Conflict; Construction of Documents; Reliance. 106

Section 10.21	Brokers and Financial Advisors. 106

Section 10.22	Intentionally Reserved. 106

Section 10.23	Prior Agreements. 106

Section 10.24	Joint and Several Liability. 106

Section 10.25	Assignments/Participations/Information Sharing. 107

Section 10.26	Cooperation. 110

Section 10.27	Adjustments; Set‑Off. 111

Section 10.28	Counterparts. 112

Section 10.29	WAIVER OF SPECIAL DAMAGES. 112

Section 10.30	USA Patriot Act Notification. 112

Section 10.31	Assignment/ Discharge Upon Payment. 112

Section 10.32	Confidentiality. 113
XI.    AGENT

Section 11.1	Performance by Agent. 114

Section 11.2	Actions. 114

Section 11.3	Nonliability of Agent and Lenders. 114

Section 11.4	Authorization and Action. 115

Section 11.5	Agent as a Lender. 115

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SCHEDULES

Schedule 1.1(b)	‑ The Land

Schedule 1.1(c)	‑ Lenders’ Ratable Share

Schedule 2.4.1	‑ Amortization Schedule

Schedule 3.1.21(a)	‑ Rent Roll

Schedule 3.1.35	‑ Borrower’s Organizational Chart

Schedule 4.1.31	‑ Required Repairs

EXHIBITS

Exhibit 1.1	‑ Copy of Master Lease

Exhibit 2.2.8(1-4)	‑ Form of U.S. Tax Compliance Certificate

Exhibit 6.7.4	‑ Form of Tenant Direction and 291f Letter

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LOAN AGREEMENT
THIS Loan Agreement, dated as of July 1, 2015 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among 1334 YORK, LLC, a Delaware limited liability company, having its principal place of business at 1334 York Avenue, New York, New York 10021 (“Borrower”), HSBC BANK USA, NATIONAL ASSOCIATION, a bank organized under the laws of the United States of America (“HSBC”), having an address at 452 Fifth Avenue, New York, New York 10018, as administrative agent (including any of its successors and assigns, “Agent”) for itself and the other Lenders signatory hereto (collectively, together with such other co‑lenders as may exist from time to time, “Lenders”), and the Lenders;
All capitalized terms used herein shall have the respective meanings set forth in Article I.
W I T N E S S E T H:
WHEREAS, Borrower desires to obtain the Loan from Lenders; and
WHEREAS, each Lender is severally willing to make such Lender’s Ratable Share of the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.
NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1    Definitions.
For all purposes of this Agreement, except as otherwise expressly provided:
“Accounts shall mean all accounts established hereunder, including the Cash Management Account, the Debt Service Reserve Account and the Excess Cash Flow Account.
“Accrual Period” shall mean the period commencing on and including the first (1st) calendar day of each calendar month during the term of the Loan and ending on and including the final calendar day of such calendar month; provided, however, that the initial Accrual Period shall commence on and include the Closing Date and shall end on and include the final calendar date of the calendar month in which the Closing Date occurs.
“ADA” shall mean the Americans with Disabilities Act of 1992, as amended from time to time.

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“Additional Costs” shall have the meaning as set forth in Section 2.2.4(a).
“Additional Interest” shall mean (a) any and all amounts which may become due and payable by Borrower pursuant to Section 2.2.4, Section 2.2.7 or Section 2.2.8 and (b) in the event that any Lender Interest Rate Protection Agreement is then in effect, all sums which may become due and payable by Borrower to the Lender Counterparty thereunder, in accordance with the terms and provisions of the Lender Interest Rate Protection Agreement, including any sums payable by Borrower to the Counterparty thereunder in connection with any termination of a Lender Interest Rate Protection Agreement.
“Administrative Fee” shall have the meaning as set forth in the Loan Fee Letter.
“Affiliate” shall mean, as to any Person, any other Person that (a) directly or indirectly, owns more than twenty percent (20%) of such Person, (b) is in Control of, is Controlled by or is under common ownership or Control with such Person or (c) is a director or officer of such Person or of an Affiliate of such Person.
“Affiliate Debt” shall mean any and all Indebtedness owed by Borrower to an Affiliate of Borrower.
“Agent” shall mean HSBC, together with its successors and assigns, acting in its capacity as administrative agent to the Lenders hereunder and under the other Loan Documents.
“Agent’s Register” shall have the meaning as set forth in Section 10.25(e).
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Alteration Threshold” shall mean Twenty-Five Million and No/100 Dollars ($25,000,000.00).
“Annual Budget” shall mean the operating and capital budget for the Property setting forth Borrower’s good faith estimate of Gross Revenue, Operating Expenses, and Capital Expenditures for the applicable Fiscal Year.
“Applicable Interest Rate” shall mean (a) the LIBOR Fixed Rate, (b) the LIBOR Floating Rate, or (c) the Reference Rate plus the Margin.
“Applicable Lending Office” shall mean the related “Lending Office” of each Lender (or of an Affiliate of such Lender) designated for such Lender on the signature page hereof or such other office of Lender (or of an Affiliate of Lender) as each Lender may from time to time specify to Borrower as the office by which the Loan is to be made and/or maintained by such Lender.
“Appraisal” means a written statement setting forth an opinion of the market value of the Property that (a) has been independently and impartially prepared by a member of the American Institute of Real Estate Appraisers directly engaged by Agent, (b) meets the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended

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(FIRREA), and (c) has been reviewed as to form and content and approved by Agent in its sole discretion.
“Appraised Value” means the value of the Property, as determined by Agent based upon the most current Appraisal.
“Approval”, “Approved”, “approval” or “approved” shall mean, as the context so determines, an approval in writing given to the party seeking approval after full disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.
“Approved Accountant” shall mean either Deloitte or any other independent certified public accounting firm of recognized standing reasonably approved by Agent.
“Approved Annual Budget” shall mean an Annual Budget that has been approved by Agent pursuant to the terms of Section 4.1.7(h).
“Assignee” shall have the meaning as set forth in Section 10.25(b).
“Assignment of Contracts” shall mean that certain Assignment of Contracts, Licenses and Permits, dated as of the date hereof, from Borrower, as assignor, to Agent, for the Ratable benefit of the Lenders, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Interest Rate Protection Agreement” shall mean, collectively, those certain Assignments of Interest Rate Protection Agreements among Borrower, Agent, for the Ratable benefit of the Lenders, and the Counterparty to the Interest Rate Protection Agreement to be entered into pursuant to Section 4.1.15(c), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Agent, for the Ratable benefit of the Lenders, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Management Agreement” shall mean, if Borrower retains a Manager, the Assignment of Management Agreement and Subordination of Management Fees, entered into among Borrower, Manager and Agent, for the Ratable benefit of the Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, and any assignment of management agreement and subordination of management fees hereafter entered into by Borrower pursuant to Section 7.2.
“Available Amount” shall have the meaning as set forth in Section 10.25(e)(a).
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

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“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable state laws relating to bankruptcy, insolvency or creditors’ rights.
“Basel Accord” shall have the meaning as set forth in Section 2.2.4.
“Basic Carrying Costs” shall mean, the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (a) Property Taxes, (b) Other Charges and (c) Insurance Premiums.
“Benefited Lender” shall have the meaning as set forth in Section 10.27(a).
“Borrower” shall mean 1334 York LLC, a Delaware limited liability company.
“Borrower’s Account” shall mean Borrower’s operating account, Account Number 1499924155 at Bank of America (ABA# 026-009-593) or such other account as Borrower may specify from time to time by notice to Agent.
“Business Day” shall mean any day that is not a Saturday or Sunday or other day on which commercial banks in New York City, are authorized or required by law to remain closed; provided that, when used in the following defined terms: “Interest Determination Date”, “LIBOR Base Rate”, “ICE LIBOR Daily Floating Rate”, and “Interest Period”, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property and required to be capitalized according to GAAP.
“Cash” shall mean the legal tender of the United States of America.
“Cash or Cash Equivalents” shall mean any one or a combination of the following: (a) Cash, and/or (b) U.S. Government Obligations.
“Cash Management Account” shall mean an account held by Agent for the Ratable benefit of the Lenders for the purpose of collecting all Funds disbursed from the Lockbox Account during a Trigger Period.
“Cash Management Collateral” shall have the meaning as set forth in Section 6.4.1.
“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.
“Casualty Consultant” shall have the meaning as set forth in Section 5.3.2(c).
“Casualty Retainage” shall have the meaning as set forth in Section 5.3.2(d).

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“Claim” shall have the meaning as set forth in Section 10.13(c).
“Closing Date” shall mean the date of this Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Co-Lender Agreement” shall mean that certain Agency and Co-Lender Agreement, dated as of the date hereof, between Agent and the Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.
“Counterparty” shall mean each counterparty to, or issuer of, any Interest Rate Protection Agreement other than Borrower or an Affiliate of Borrower.
“Counterparty Opinion” shall have the meaning as set forth in Section 4.1.15(f).
“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums (including, without limitation, any amounts payable to Lenders pursuant to Section 2.2) due to Lenders (or, in the case of any Lender Interest Rate Protection Agreements, the Lender Counterparties thereto) in respect of the Loan under this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document (including any Lender Interest Rate Protection Agreement).
“Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if applicable) and interest payments under the Note for such period.
“Debt Service Reserve Account” shall have the meaning as set forth in Section 6.2.1(a)(ii).
“Debt Yield” shall mean, as of any date of determination, the percentage obtained by dividing (a) (i) during the first year of the Term, the annualized NOI and (ii) thereafter, the NOI for a trailing twelve (12) month period, by (b)  the then principal balance of the Loan (or the Loan

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Amount where specified). The Debt Yield shall be calculated on a cash basis by Borrower and subject to verification by Agent and, as so verified, shall be final absent manifest error.
“Debt Yield Collateral” shall have the meaning as set forth in Section 4.12(b).
“Debt Yield Letter of Credit” shall have the meaning as set forth in Section 4.12(b).
“Debt Yield Maintenance Amount” shall have the meaning as set forth in Section 4.12(b).
“Deemed Approval Requirements” shall mean, with respect to any matter, that (i) no Event of Default shall have occurred and be continuing (either at the date of any notices specified below or as of the effective date of  any deemed approval), (ii) Borrower shall have sent Agent a written request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “Initial Notice”), which such Initial Notice shall have been (A) accompanied by any and all required information and documentation relating thereto as may be reasonably required in order to approve or disapprove such matter (the “Approval Information”) and (B) marked in bold lettering with the following language:  “AGENT’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED, AGENT AND LENDERS” and the envelope containing the Initial Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; (iii) Agent shall have failed to respond to the Initial Notice within the aforesaid time-frame; (iv) Borrower shall have submitted a second request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “Second Notice”), which such Second Notice shall have been (A) accompanied by the Approval Information and (B) marked in bold lettering with the following language:  “AGENT’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED, AGENT AND LENDERS” and the envelope containing the Second Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; and (v) Agent shall have failed to respond to the Second Notice or request any additional information reasonably necessary to make its decision within the aforesaid time-frame.  For purposes of clarification, Agent requesting additional and/or clarified information, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Agent for purposes of the foregoing.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Prepayment” shall mean a prepayment of the principal amount of the Loan made prior to the expiration of the Lockout Period and after the occurrence of any Event of Default or an acceleration of the Maturity Date under any circumstances, including, without limitation, a prepayment occurring in connection with reinstatement of the Mortgage provided by statute under foreclosure proceedings or exercise of a power of sale, any statutory right of redemption exercised by Borrower or any other party having a statutory right of redemption exercised by Borrower or

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any other party having a statutory right to redeem or prevent foreclosure, any sale in foreclosure or under exercise of a power of sale or otherwise.
“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) three percent (3%) above the then effective Applicable Interest Rate; provided, however, that upon the Maturity Date, the Default Rate shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) three percent (3%) above the Reference Rate plus the Margin.
“Disbursement and Rate Management Agreement” shall mean that certain Disbursement and Rate Management Agreement, dated of even date herewith, by Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Dollars” or “$” shall mean lawful money of the United States of America.
“Eligible Assignee” shall mean any of (a) a commercial bank organized under the laws of the United States, or any State thereof, who has  (i) total assets in excess of $10,000,000,000 and (ii) a combined capital and surplus of at least $2,500,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, who has  (i) total assets in excess of $10,000,000,000  and (ii) a combined capital and surplus of at least $2,500,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (c) a life insurance company organized under the laws of any State of the United States, or organized under the laws of any country and licensed as a life insurer by any State within the United States and having (i) total assets of at least $10,000,000,000 and (ii) a combined capital and surplus of at least $2,500,000,000; (d) a nationally recognized investment banking company in the business of making loans  organized under the laws of any State of the United States, and licensed or qualified to conduct such business under the laws of any such State who has  (i) total assets of at least $10,000,000,000 and (ii) a net worth of at least $2,500,000,000; (e) a Lender or an Affiliate of a Lender (provided that such Lender shall not be released from its continuing obligations hereunder after such assignment to its Affiliate unless such Affiliate is otherwise an Eligible Assignee hereunder); or (f) any other Person reasonably approved by Agent and so long as no Event of Default exists, with the prior consent of Borrower, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding anything contained in this definition of “Eligible Assignee” to the contrary, under no circumstances shall any Person be an Eligible Assignee if (1) such Person or an Affiliate of such Person is then actively engaged in any suit, action or other proceeding as a party adverse to Agent or an Affiliate of Agent or (2) such Person is the Borrower, Guarantor or an Affiliate of Borrower or Guarantor.
“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A‑1 by S&P, P‑1 by Moody’s, and F‑1+ by Fitch, Inc. in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A-” by Fitch and S&P and “A3” by Moody’s.

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“Employee Benefit Plan” shall mean any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such Employee Benefit Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.
“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor for the benefit of Agent, for the Ratable benefit of the Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including all regulations promulgated, and case law, thereunder.
“ERISA Affiliate” shall mean any Person that for purposes of Title IV of ERISA is a member of the Borrower’s or Guarantor’s controlled group, or under common control with the Borrower or Guarantor, within the meaning of Section 414 of the Code.
“Event of Default” shall have the meaning as set forth in Section 9.1.
“Excess Cash Flow Account” shall have the meaning as set forth in Section 6.2.1(a)(iii).
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to any Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its Applicable Lending Office (in each case, other than pursuant to Section 2.2.8(h)), except in each case to the extent that, pursuant to Section 2.2.8, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.2.8(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Lease” shall have the meaning given to such defined term in the definition of “Permitted Sublease” in this Section 1.1.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially

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more onerous to comply with) and any current or future regulations or official interpretations thereof and any applicable intergovernmental agreement and local implementing law, regulation or official guidance with respect to the foregoing.
“FCPA” shall have the meaning as set forth in Section 10.25(j).
“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
“Foreign Lender” shall mean (a) if the Borrower is a U.S. Borrower, a Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code, and (b) if the Borrower is not a U.S. Borrower, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Funds” shall have the meaning as set forth in Section 6.4.1.
“GAAP” shall mean generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such Person as may be in general use by significant segments of the U.S. accounting profession.
“Government Lists” shall have the meaning as set forth in Section 3.1.40.
“Governmental Authority” shall mean any court, board, agency, commission, office, authority, department, bureau or instrumentality of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
“Gross Revenue” shall mean all revenue received by Borrower, derived from the ownership and operation of the Property from whatever source, including, but not limited to, Rents, but excluding sales, use and occupancy or other Taxes on receipts required to be accounted for by Borrower to any Governmental Authority, non‑recurring revenues as reasonably determined by Agent, payments received by Borrower under the Interest Rate Protection Agreement, security deposits (except to the extent reasonably determined by Agent to be properly utilized to offset a loss of Rent), refunds and uncollectible accounts, proceeds of casualty insurance, Awards (other than business interruption or other loss of income insurance related to business interruption or loss of income for the period in question) and any disbursements to Borrower of any funds established by the Loan Documents. Gross Revenue shall be calculated on a cash basis.
“Guarantor” shall mean Sotheby’s, a Delaware corporation, with an address of 1334 York Avenue, New York, New York 10021.
“Guaranty” shall mean that certain Guaranty of Recourse Obligations from Guarantor in favor of Agent, for the Ratable benefit of the Lenders, dated as of the date hereof, as

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the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Hazardous Substances” shall have the meaning as set forth in the Environmental Indemnity.
“HSBC” shall mean HSBC Bank USA, National Association.
“ICE LIBOR” shall have the meaning set forth in the definition of “ICE LIBOR Daily Floating Rate”.
“ICE LIBOR Daily Floating Rate” shall mean a fluctuating rate of interest per annum equal to the ICE Benchmark Administration LIBOR Rate (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBOR Rate available) (“ICE LIBOR”) as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as selected by Agent from time to time) as determined for each Business Day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in Agent's sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by Agent.  Interest shall be computed for the actual number of days which have elapsed, on the basis of a 360-day year. Notwithstanding the foregoing, Borrower and the Lenders hereby agree that at such time, as applicable, that any other Person becomes the administrator or owner of the ICE LIBOR Daily Floating Rate and/or performs the equivalent role of the ICE Benchmark Administration at present with respect to the ICE LIBOR Daily Floating Rate, Agent shall have the right, without the consent of Borrower or any Lender, to amend the foregoing definition of “ICE LIBOR Daily Floating Rate” solely to reflect any amendments to the same which are necessitated by such change, including, without limitation, by amending the relevant location, place and time of any quote of the ICE LIBOR Daily Floating Rate.
“Improvements” shall have the meaning set forth in the Granting Clauses of the Mortgage.
“Indebtedness” shall mean, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

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“Indemnified Liabilities” shall have the meaning as set forth in Section 10.13(b).
“Indemnified Party” shall have the meaning as set forth in Section 10.13(b).
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Independent Director” shall have the meaning as set forth in Section 3.1.23(e).
“Initial Interest Period” shall have the meaning as set forth in the definition of “Interest Period”.
“Insurance Funds” shall have the meaning as set forth in Section 6.3.1.
“Insurance Premiums” shall have the meaning as set forth in Section 5.1.1(b).
“Interest Determination Date” shall mean, with respect to each Interest Period, the date that is two (2) Business Days immediately prior to the commencement date of each Interest Period hereunder.
“Interest Period” shall mean:
(a)    initially, the period commencing on the Closing Date and through and including the last day of the calendar month in which the Closing Date occurs (the “Initial Interest Period”); and
(b)    thereafter, each period commencing on the first day of the calendar month immediately following the expiring Interest Period and through and including the last day of such calendar month;
provided that, the foregoing provisions (a) and (b) relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise begin or end on a day that is not a Business Day, such Interest Period shall begin or end, as applicable, on the next succeeding Business Day;
(ii)    any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and
(iii)    if the Interest Period ends less than one (1) calendar month prior to the Maturity Date, that portion of the Loan with respect to the outstanding principal balance for such period shall be a LIBOR Floating Rate Loan, at Agent’s election.

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“Interest Rate Protection Agreement” shall mean one or more interest rate products (together with the schedules relating thereto) and/or Lender Interest Rate Protection Agreements, each in form and substance reasonably satisfactory to Agent, with a confirmation from the Counterparty thereto, between Borrower and, subject to the Loan Agreement, a Counterparty reasonably acceptable to Agent with a Minimum Counterparty Rating (except that any Counterparty which is a Lender or an Affiliate of a Lender shall not be required to have the Minimum Counterparty Rating), and all amendments, restatements, replacements, supplements and modifications thereto.
“IRS” shall mean the United States Internal Revenue Service.
“Land” shall mean the land more particularly described on Schedule 1.1(b) and includes all rights appurtenant thereto, including, without limitation, all development rights, if any, acquired by Borrower pursuant to any air rights agreements pertaining thereto, and any and all beneficial easements or use agreements for the use of or rights to common facilities or amenities.
“Lease” shall have the meaning as set forth in the Assignment of Leases.
“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, treaties, rules, orders, regulations, ordinances, judgments, decrees, injunctions, permits or requirements of Governmental Authorities affecting Borrower or the Property or any part thereof or the use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the ADA, the Prescribed Laws, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.
“Lender Counterparty” shall mean any Lender or Affiliate of a Lender that is a Counterparty to a Lender Interest Rate Protection Agreement.
“Lender Interest Rate Protection Agreement” shall mean, collectively, each Interest Rate Protection Agreement (if any) which relates to the Loan and in which any Lender or any Affiliate thereof is the Counterparty, and only for so long as such Counterparty remains a Lender (or any Affiliate thereof). If any Lender or an Affiliate of a Lender provides a Lender Interest Rate Protection Agreement to Borrower, each other Lender (or an Affiliate thereof) shall have the right to participate in such Interest Rate Protection Agreement.
“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit acceptable to Agent (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Maturity Date) in favor of Agent for the Ratable benefit of the Lenders and entitling Agent to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Agent shall have the right upon ten (10) days’ prior notice to Borrower to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof unless within

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such ten (10) day period Borrower has delivered a replacement Letter of Credit meeting the requirements set forth herein issued by an Eligible Institution. Borrower shall not have or be permitted to have any liability or other obligations under any reimbursement agreement with respect to any Letter of Credit or otherwise in connection with any reimbursement to the Eligible Institution for draws on such Letter of Credit.
“LIBOR Base Rate” shall mean, with respect to each Interest Period, the rate for deposits in U.S. dollars (with respect to the period equal or comparable to the applicable Interest Period) that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Interest Determination Date. If such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Interest Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars (with respect to the period equal or comparable to the applicable Interest Period) that appear on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Interest Determination Date, if at least two (2) such offered rates so appear. If fewer than two (2) such offered rates appear on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Interest Determination Date, Agent shall request the principal London Office of any four (4) major reference banks in the London interbank market selected by Agent to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars (with respect to the period equal or comparable to the applicable Interest Period) as of 11:00 a.m., London time, on such Interest Determination Date for the then outstanding principal amount of the Loan. If at least two (2) such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two (2) such quotations are so provided, Agent shall request any three (3) major banks in New York City selected by Agent to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time, on the applicable Interest Determination Date for the then outstanding principal amount of the Loan. If at least two (2) such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined by Agent and at Borrower’s request, Agent shall provide Borrower with the basis for its determination. Notwithstanding the foregoing, Borrower and the Lenders hereby agree that at such time, as applicable, that any other Person becomes the administrator or owner of the LIBOR Base Rate and/or performs the equivalent role of the ICE Benchmark Administration at present with respect to the LIBOR Base Rate, Agent shall have the right, without the consent of Borrower or any Lender, to amend the foregoing definition of “LIBOR Base Rate” solely to reflect any amendments to the same which are necessitated by such change, including, without limitation, by amending the relevant location, place and time of any quote of the LIBOR Base Rate.
“LIBOR Fixed Rate” shall mean, for any Interest Period, a rate per annum determined by Agent to be equal to the LIBOR Base Rate divided by (1 minus the Reserve Requirement) for such Interest Period plus the Margin.
“LIBOR Fixed Rate Loan” shall mean the Loan at any time in which the Applicable Interest Rate for the Loan is calculated with reference to the LIBOR Fixed Rate in accordance with the provisions of Article II.

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“LIBOR Floating Rate” shall mean, for the applicable period, a rate per annum determined by Agent to be equal to the ICE LIBOR Daily Floating Rate divided by (1 minus the Reserve Requirement) for such period plus the Margin.
“LIBOR Floating Rate Loan” shall mean the Loan at any time in which the Applicable Interest Rate for the Loan is calculated with reference to the LIBOR Floating Rate.
“LIBOR Loan” shall mean the Loan at any time in which the Applicable Interest Rate thereon is calculated at a LIBOR Fixed Rate or a LIBOR Floating Rate.
“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting the Property, or any portion thereof, or Borrower, or any interest in Borrower, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances against the Property or any portion thereof or Borrower or any interest in Borrower.
“Loan” shall mean the loan in the original principal amount of the Loan Amount made by Lenders to Borrower pursuant to this Agreement.
“Loan Agreement” shall mean this Agreement.
“Loan Amount” shall mean $325,000,000.00.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Assignment of Contracts, the Environmental Indemnity, any Assignment of Management Agreement, the Disbursement and Rate Management Agreement, the Lockbox Agreement, the Guaranty, the Lender Interest Rate Protection Agreement, the Assignment of Interest Rate Protection Agreement, as well as all other documents and instruments now or hereafter executed and/or delivered by Borrower or a Guarantor with respect to the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Loan Fee Letter” shall mean that certain letter agreement, dated as of the date hereof, between Agent and Borrower pertaining to the fees payable by Borrower to Agent and/or Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Loan Parties” shall mean, collectively, Borrower and any and all Guarantors.
“Loan‑to‑Value Ratio” shall mean, as of any date, the ratio of (a) the outstanding principal balance of the Loan on such date to (b) the Appraised Value of the Property evidenced by an Appraisal satisfactory to Agent in all respects, as of such date. The Appraised Value shall be subject to review and confirmation as to valuation by Agent’s internal appraisal staff, whose decision shall be final absent manifest error.

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“Lockbox Agreement” shall mean that certain Lockbox Agreement, dated as of the date hereof, among Agent, Borrower and HSBC, as the lockbox bank, or any successor Eligible Institution, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Lockbox Bank” shall mean HSBC, or any successor Eligible Institution, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Lockout Period” shall mean (a) with respect to a prepayment of Loan in connection with the sale of the Property to a bona fide third party on arm’s length terms and conditions, the period from the date hereof through and including July 1, 2016, and (b) with respect to a prepayment of Loan for any other reason, the period from the date hereof through and including January 1, 2017.
“Losses” shall have the meaning as set forth in Section 10.13(b).
“LTV Collateral” shall have the meaning as set forth in Section 4.1.12(a).
“LTV Letter of Credit” shall have the meaning as set forth in Section 4.1.12(a).
“LTV Ratio Maintenance Amount” shall have the meaning as set forth in Section 4.1.12(a).
“Major Lease” shall mean the Master Lease and any other Lease at the Property that demises more than one full floor of the Property and/or is not any Permitted Sublease.
“Major Lease Modification” shall have the meaning as set forth in Section 4.1.10(b)
“Management Agreement” shall mean any management agreement entered into by Borrower in accordance with Section 7.1 with a manager approved by Agent in its reasonable discretion), pursuant to which such Manager is to provide management and other services with respect to the Property.
“Manager” shall mean any property manager that shall have been retained by Borrower and approved by Agent in its reasonable discretion, in accordance with Section 7.1.
“Margin” shall mean two hundred twenty-five (225) basis points.
“Master Lease” shall mean, collectively, that certain Amended and Restated Lease dated as of the date hereof between Borrower and Sotheby’s, Inc. a New York corporation, as the same may be amended, modified or extended pursuant to the terms hereof, the Master Lease Guaranty, and any other documents or agreements securing or relating to such Master Lease. A copy of the Master Lease is attached hereto as Exhibit 1.1.
“Master Lease Guaranty” shall mean that certain Guaranty of Lease dated February 2003, 2007 made by Sotheby’s Holding, Inc. a Michigan corporation to which Guarantor is a successor by merger, in favor of Borrower’s predecessor in interest, as assigned to Borrower by

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that certain Assignment and Assumption of Sotheby’s Lease, Sotheby’s Lease Guaranty and Sotheby’s SNDA from 1334 York Avenue L.P., a Delaware limited partnership, to Borrower, and as amended by that certain Amendment to Guaranty of Lease, dated as of the date hereof, by and between Guarantor and Borrower, guarantying the payment of all obligations of Master Tenant pursuant to the Master Lease, as the same may be amended, modified or extended pursuant to the terms hereof.
“Master Tenant” shall mean the tenant under the Master Lease.
“Material Action” shall have the meaning as set forth in Section 3.1.23(f).
“Material Adverse Effect” shall mean a material adverse effect on (a) the ability of Borrower to perform its payment obligations under the Loan Documents to which it is a party, maintenance of the Property or the maintenance of insurance or the payment of Property Taxes and Other Charges in respect of the Property, (b) the validity or enforceability of any of the Loan Documents, the Lien of the Mortgage or the rights and remedies of Agent and/or Lenders under any of the Loan Documents (except to the extent caused solely by an act or omission of Agent or the Lenders, respectively), (c) the ability of Guarantor to perform its obligations under the Guaranty or (d) the Property or any other collateral for the Loan (taken as a whole).
“Maturity Date” shall mean July 1, 2022, or such earlier date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
“Maximum Commitment” shall mean, for each Lender, an amount equal to each Lender’s Ratable Share of the Loan.
“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Minimum Counterparty Rating” shall mean a credit rating from S&P and Fitch of at least “A-” and from Moody’s of at least “A3”.
“Minimum Disbursement Amount” shall mean Ten Thousand and No/100 Dollars ($10,000.00).
“Mortgage” shall mean that certain Consolidated, Amended, and Restated Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of the date hereof, executed and delivered by Borrower to Agent, for the Ratable benefit of the Lenders, as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

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“Net Proceeds” shall mean all Proceeds payable as a result of a Casualty or a Condemnation to the Property or any portion thereof, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees and disbursements), if any, in collecting such Proceeds.
“Net Proceeds Deficiency” shall have the meaning as set forth in Section 5.3.2(f).
“Net Worth” shall mean the excess of total assets over total liabilities, each determined in accordance with GAAP provided that depreciation and amortization of equipment and goodwill shall not be deducted from total assets.
“NOI” shall mean the excess of Gross Revenue over Operating Expenses. NOI shall be calculated by Borrower and subject to verification and final determination by Agent based on Agent’s usual method of calculation for similar projects, which determination shall be final absent manifest error.
“Note” shall have the meaning as set forth in Section 2.1.3.
“Notice” shall have the meaning as set forth in Section 10.6.
“Obligations” shall mean the unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post‑filing or post‑petition interest is allowed in such proceeding) on the Loan, and all other obligations and liabilities of the Loan Parties to Agent and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with this Agreement, the Note, the Guaranties and any other Loan Documents and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to Agent or to the Lenders that are required to be paid by a Loan Party pursuant to the terms of the Loan Documents) or otherwise.
“OECD” shall have the meaning as set forth in the definition of “Eligible Assignee”.
“OFAC” shall have the meaning as set forth in Section 3.1.40.
“Officer’s Certificate” shall mean a certificate delivered to Agent by Borrower or Guarantor, as applicable, which is signed by an authorized senior officer of Borrower or Guarantor, as applicable.
“Operating Expenses” shall mean all costs and expenses relating to the operation, maintenance and management of the Property payable by Borrower, including, without limitation, utilities, repairs and maintenance, Insurance Premiums, Property Taxes and Other Charges, advertising expenses, professional fees, payroll and related Taxes, equipment lease payments, and a management fee equal to actual management fee, if any, but excluding Debt Service, actual Capital

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Expenditures, depreciation, amortization, deposits made to the reserve funds pursuant to Article VI and other non‑cash items.
“Organizational Documents” shall mean, as to any Person, its certificate of formation and operating agreement, its partnership agreement and certificate of limited partnership or doing business certificate, as applicable, its articles or certificate of incorporation and by‑laws, and/or the other organizational or governing documents of such Person. Organizational Documents of a Person shall include, to the extent applicable, incumbency certificates, resolutions, certificates of good standing and consents of members, partners or shareholders, as applicable.
“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Property Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.2.8(h)).
“Participant” shall have the meaning as set forth in Section 10.25(j).
“Participant Register” shall have the meaning as set forth in Section 10.25(j)(iii).
“Patriot Act Offense” shall have the meaning as set forth in Section 3.1.40.
“Payment Date” shall mean the first (1st) day of each calendar month (unless such first (1st) calendar day is not a Business Day, in which case Borrower shall not be obligated to make payment until the first (1st) succeeding Business Day), being the date on which, pursuant to Sections 2.2.1 and 2.4.1, Borrower is obligated to make an interest and, if applicable, principal payment hereunder.
“Permitted Encumbrances” shall mean, collectively, (a) the Liens and security interests created by the Loan Documents or otherwise permitted by the Loan Documents (including Liens during the period in which they are being contested in compliance with Section 3.1.7 hereof), (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Property Taxes imposed by any Governmental Authority not yet due or delinquent and with

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respect to which the applicable Loan Party has set aside on its books adequate reserves in accordance with GAAP, and (d) such other title and survey exceptions as Agent has approved or may approve in writing in Agent’s sole discretion.
“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:
(a)    obligations of, or obligations directly and unconditionally guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America and have maturities not in excess of one year;
(b)    federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (i) “A-1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (A) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, (ii) in one of the following Moody’s rating categories: (A) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (B) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (C) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (D) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”;
(c)    deposits that are fully insured by the Federal Deposit Insurance Corp.;
(d)    commercial paper rated (i) “A–1+” (or the equivalent) by S&P and having a maturity of not more than 90 days and (ii) in one of the following Moody’s rating categories: (A) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (B) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (C) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (D) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”; and
(e)    any money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a) above, (ii) has net assets of not less than $5,000,000,000, and (iii) has the highest rating obtainable from S&P and Moody’s.
Notwithstanding the foregoing, “Permitted Investments” (A) shall exclude any security with S&P’s “r” symbol attached to the rating (indicating high volatility or dramatic fluctuations in their expected

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returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (B) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (C) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the Code or any treasury regulations thereunder); and (D) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.
“Permitted Sublease” shall mean (a) a sublease of up to one (1) full floor of the Property (approximately 48,950 square feet), which may be entered into without Agent’s consent or approval so long as such sublease shall (i) be on terms substantially similar to the Master Lease as confirmed by the Appraisal obtained by Agent prior to the Closing Date or on then current market terms provided that the rents under such sublease shall not be more than 10% less than current rents under the Master Lease (calculated as if the Master Lease was paid on a gross basis rather than a triple net basis and based on the current Appraisal) and which terms do not cause any material adverse change to the valuation of the Property and (ii) not in any way affect the validity, enforceability or scope of the Lease Guaranty, and (b) each sublease, lease, license agreement, space sharing agreement or any other similar agreement or arrangement (whether or not subject to a written agreement) set forth on the Rent Roll which demises space at the Property entered into by Master Tenant (i) on or prior to the date hereof and/or (ii) to RM Sotheby’s that may be entered into with such subtenant by Master Tenant after the date hereof (“RMS Sublease”) (each such agreement and/or arrangement described in this clause (b), an “Existing Lease”).
“Permitted Transfers” shall have the meaning set forth in Section 8.3.
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.
“Policies” shall have the meaning as set forth in Section 5.1.1(b)(i).
“Prepayment Revocation and Modification Right” shall have the meaning as set forth in Section 2.5.1(e).

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“Prescribed Laws” shall mean, collectively, (a) the USA Patriot Act, (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Legal Requirements relating to money laundering or terrorism.
“Proceeds” shall mean (a) the amount of all insurance proceeds payable as a result of a Casualty to the Property or any portion thereof, or (b) the amount of the Award payable as a result of a Condemnation to the Property or any portion thereof.
“Property” shall mean the Land, the Improvements now or hereafter erected thereon and all Personal Property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of the Mortgage.
“Property Taxes” shall mean all real estate and personal property Taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.
“Property Tax Funds” shall have the meaning as set forth in Section 6.2.1.
“Ratable Share”, “Ratable” or “ratably” shall mean, with respect to any Lender, the percentage that such Lender’s Maximum Commitment then constitutes of the Loan Amount. The Ratable Share of each Lender on the date of this Agreement is set forth on Schedule 1.1(c).
“Rating Agencies” shall mean Standard & Poor’s Ratings Services, a division of The McGraw‑Hill Companies, Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), and Fitch, Inc. (“Fitch”), and any other nationally‑recognized statistical rating agency which has been designated by Agent.
“Recipient” shall mean (a) Agent and (b) any Lender.
“Reference Rate” shall mean, for any day, the rate of interest for such day from time to time announced by HSBC at its New York City main branch as its prime rate (being a base rate for calculating interest on certain loans), each change in any interest rate hereunder based on the Reference Rate to take effect at the time of such change in the prime rate. The Reference Rate is not necessarily the lowest rate for commercial or other types of loans and Lenders have not committed to charge interest hereunder at any lower or lowest rate at which HSBC may now or in the future make loans to Borrower or other borrowers.
“Reference Rate Loan” shall mean the Loan at any time in which the Applicable Interest Rate for the Loan is calculated with reference to the Reference Rate plus the Margin in accordance with the provisions of Article II.
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect, including any successor or other Regulation or official

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interpretation of said Board of Governors relating to Reserve Requirements applicable to member banks of the Federal Reserve System.
“Regulatory Change” shall mean any change after the date of this Agreement in Federal, state or foreign law or regulations (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or government or monetary authority charged with the interpretation or administration thereof.
“Related Party” or “Related Parties” shall have the meaning set forth in Section 3.1.23(b)(i).
“Rents” shall have the meaning as set forth in the Assignment of Leases.
“Reporting Failure” shall have the meaning as set forth in Section 4.1.7(k).
“Required Financial Item” shall have the meaning as set forth in Section 4.1.7(k).
“Required Repairs” shall have the meaning as set forth in Section 4.1.31.
“Required Repair Funds” shall have the meaning as set forth in Section 4.1.31.
“Reserve Requirement(s)” shall mean, for any day as applied to a LIBOR Fixed Rate Loan or a LIBOR Floating Rate Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day, if any, (including, without limitation, any supplemental, marginal, supplemental and emergency reserves) under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) required to be maintained by the applicable Lender or its Loan Participants, if any. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by any Lender or any Lender’s respective Loan Participants, if any, by reason of any Regulatory Change against (a) any category of liabilities that includes deposits by reference to which the LIBOR Base Rate or ICE LIBOR Daily Floating Rate is to be determined as provided in this Agreement or (b) any category of extensions of credit or other assets that includes the loans the interest rate on which is determined on the basis of rates used in determining the LIBOR Base Rate or ICE LIBOR Daily Floating Rate.
“Restoration” shall have the meaning as set forth in Section 5.2.1.
“Restoration Threshold” shall mean Five Million and No/100 Dollars ($5,000,000.00).
“RMS Sublease” shall have the meaning as set forth in the definition of Permitted Sublease.

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“Sanctions” shall have the meaning as set forth in Section 10.25(j).
“Secondary Market Transaction” shall have the meaning as set forth Section 10.26.
“Severed Loan Documents” shall have the meaning as set forth in Section 9.2(c).
“Sotheby’s Revolving Credit Facility” shall mean, collectively, (a) that certain Amended and Restated Credit Agreement, dated August 22, 2014, between Guarantor and such other borrowers party thereto, the other credit parties signatory thereto, the lenders party thereto and General Electric Capital Corporation, as administrative agent and collateral agent, as amended from time to time and (b) that certain Amended and Restated Credit Agreement, dated August 22, 2014, between Sotheby’s, Inc., a New York corporation, and such other borrowers party thereto, the other credit parties signatory thereto, the lenders party thereto and General Electric Capital Corporation, as administrative agent and collateral agent, as amended from time to time.
“SPC Party” shall have the meaning as set forth in Section 3.1.23(d).
“Spread Maintenance Premium” means the amount equal to (a) the principal amount of any prepayment, multiplied by (b) an interest rate equal to the Margin divided by 365 multiplied by (c) the number of calendar days from the date of any prepayment through and including the last day of the Lockout Period, all as determined by Agent.
“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.
“Survey” shall mean an ALTA survey of the Property prepared by a surveyor licensed in the State and satisfactory to Agent and the Title Company issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Agent and the Title Company issuing the Title Insurance Policy.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.
“Title Company” shall mean First American Title Insurance Company, which is insuring the Lien of the Mortgage.
“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy issued by the Title Company in the form acceptable to Agent issued with respect to the Property and insuring the Lien of the Mortgage.
“Transfer” shall have the meaning as set forth in the Mortgage.

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“Transferee” shall have the meaning as set forth in Section 10.25(h).
“Trigger Event” shall mean any downgrade in Guarantor’s corporate credit rating from S&P from “BB”, which is the Guarantor’s corporate credit rating as of the Closing Date.
“Trigger Event Cure” shall mean Guarantor obtaining a corporate credit rating from S&P of “BB”.
“Trigger Period” shall mean a period commencing upon a Trigger Event and ending upon the occurrence of a Trigger Event Cure provided that no Event of Default shall then be continuing.
“TRIPRA” shall have the meaning as set forth in Section 5.1.1(a)(ii)(E).
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State from time to time.
“UK Bribery Act” shall have the meaning as set forth in Section 10.25(j).
“Upfront Fee” shall have the meaning set forth in the Loan Fee Letter.
“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107‑56) (The USA PATRIOT Act).
“U.S. Borrower” shall mean a Borrower that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Government Obligations” shall mean any direct obligations of, or obligations guaranteed as to principal and interest by, the United States Government or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States. Any such obligation must be limited to instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. If any such obligation is rated by S&P, it shall not have an “r” highlighter affixed to its rating. Interest must be fixed or tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with such index. U.S. Government Obligations include, but are not limited to: U.S. Treasury direct or fully guaranteed obligations, Farmers Home Administration certificates of beneficial ownership, General Services Administration participation certificates, U.S. Maritime Administration guaranteed Title XI financing, Small Business Administration guaranteed participation certificates or guaranteed pool certificates, U.S. Department of Housing and Urban Development local authority bonds, and Washington Metropolitan Area Transit Authority guaranteed transit bonds. In no event shall any such obligation have a maturity in excess of 365 days.
“U.S. Tax Compliance Certificate” has the meaning as set forth in Section 2.2.8(f).
“Withholding Agent” shall mean any Loan Party and Agent.

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Section 1.2    Principles of Construction.
All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any Loan Document shall be deemed to include references to such documents as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.	THE LOAN
Section 2.1    The Loan.
2.1.1    Agreement to Lend and Borrow. (a) Subject to and upon the terms and conditions set forth herein, on the Closing Date each Lender shall make its Ratable Share of the Loan to Borrower and Borrower shall accept the Loan from Lenders.
(b)    No Lender is obligated to fund amounts in excess of the amount of its Maximum Commitment set forth on Schedule 1.1(c).
2.1.2    Single Disbursement to Borrower/No Reborrowings. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount repaid hereunder in respect of the Loan may not be reborrowed.
2.1.3    The Note. The Loan shall be evidenced by one or more consolidated, amended and restated notes, made by Borrower to each Lender in the respective principal amounts of the related Lender’s Ratable Share of the Loan, and all of which notes shall collectively be in the aggregate principal amount of THREE HUNDRED TWENTY-FIVE MILLION AND 00/100 DOLLARS ($325,000,000.00) (collectively, as the same may be amended, supplemented, restated, increased, extended and consolidated, substituted or replaced from time to time, the “Note”) and shall be repaid in accordance with the terms of this Agreement and the Note.
2.1.4    Use of Proceeds. Borrower shall use proceeds of the Loan to (a) pay and discharge any existing loans relating to the Property, (b) pay all past‑due Basic Carrying Costs, if any, in respect of the Property, (c) deposit any reserve funds pursuant to Article VI hereof, (d) pay costs and expenses incurred in connection with the closing of the Loan, (e) fund any working capital requirements of the Property and (f) retain the balance, if any.
2.1.5    Loan Term and Extension Options. The term of the Loan shall commence on the Closing Date and shall end on the Maturity Date.
Section 2.2    Interest Rate.

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2.2.1    Interest.
(a)    Applicable Interest Rate. The outstanding principal amount of the Loan shall bear interest, as provided below, based upon the LIBOR Fixed Rate unless Agent determines, pursuant to the terms and provisions of this Agreement, that the Applicable Interest Rate shall be based on the LIBOR Floating Rate or the Reference Rate plus the Margin.
(b)    Computation of Interest and Fees. Accrued interest and fees on the Loan shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed during the applicable Accrual Period in accordance with Section 2.4.1. Any change in the ICE LIBOR Daily Floating Rate or the Reference Rate shall be effective as of the day on which such change in rate occurs. Each determination of an interest rate by Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower in the absence of manifest error. Notwithstanding the foregoing, interest payable at the Default Rate following an Event of Default shall be payable from the date of the occurrence of such Event of Default. In any event, upon the payment or prepayment of any principal of any portion of the Loan, accrued, unpaid interest on the principal amount so paid or prepaid shall be due and payable.
2.2.2    One Loan Tranche. There shall be no more than one (1) interest rate and one (1) Interest Period for the entire outstanding balance of the Loan at any time.
2.2.3    Certain Notices. Notices by Borrower to Agent of optional prepayments of the Loan, shall be irrevocable and shall be effective only if received by Agent in writing or telephonically not later than 11:00 a.m., New York time (and if telephonically, also confirmed in writing by 5:00 p.m., New York time), on the number of days prior to the date of the relevant occurrence specified below:

Notice	Prior Notice Requirements
Optional Prepayment during the Lockout Period	30 days
Optional Prepayment after the expiration of the Lockout Period	5 Business Days
Each notice of optional prepayment shall specify the amount of the Loan to be prepaid, the date of prepayment (which shall be a Business Day) and such other details as Agent may reasonably request. Notwithstanding the foregoing or anything else to the contrary contained herein or any contrary designation by Borrower, Agent and Lenders shall have the right to apply any prepayment of the Loan, regardless of how specified by Borrower, in such order and priority as Agent shall designate in its sole discretion.
2.2.4    Additional Costs. (a)  Borrower shall pay to Agent, for Agent and the Ratable benefit of the Lenders, from time to time, as applicable, within ten (10) days after demand therefor by Agent, such amounts as each Recipient may reasonably determine to be sufficient to compensate such Recipient for any costs that such Recipient reasonably determines are attributable to its making or maintaining of any portion of the Loan or its obligation to make any portion of the

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Loan hereunder or, with respect to Agent, its obligation to administer the Loan hereunder, or any reduction in any amount receivable by such Recipient hereunder or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from and limited to the amounts necessary to compensate each Recipient for any Regulatory Change (i) which affects similarly situated banks or financial institutions generally and is not applicable to such Recipient primarily by reason of such Recipient’s particular conduct or condition and (ii) which:
(A)    subjects any Recipient to any Taxes (other than (1) Indemnified Taxes, (2) Excluded Taxes and (3) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or
(B)    imposes or modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement utilized in the determination of the LIBOR Base Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Recipient (including, without limitation, any such deposits referred to in the definition of “LIBOR Base Rate”), or any commitment of such Recipient (including, without limitation, the commitment of such Recipient hereunder); or
(C)    imposes any other condition affecting this Agreement or the Note (or any of such extensions of credit or liabilities referred to in subdivision (B) above).
(b)    Without limiting the effect of the provisions of clause (a) of this Section 2.2.4 (but without duplication), in the event that, by reason of any Regulatory Change which affects similarly situated banks or financial institutions generally and is not applicable to a Lender primarily by reason of such Lender’s particular conduct or condition, any Lender incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the LIBOR Base Rate is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes the portion of the Loan evidenced by such Lender’s Note, then, if such Lender so elects by notice to Agent and Borrower, the obligation of such Lender to make or continue such portion of the Loan based on the LIBOR Base Rate hereunder shall be suspended effective on the last day of the then current Interest Period, until such Regulatory Change ceases to be in effect and the portion of the Loan evidenced by such Lender’s Note shall, during such suspension, bear interest at the Reference Rate plus the Margin.
(c)    Without limiting the effect of the foregoing provisions of this Section 2.2.4 (but without duplication), Borrower shall pay to each Lender from time to time on request such amounts as such Lender may reasonably determine to be necessary to compensate such Lender (or, without duplication, the bank or bank holding company of which such Lender is a subsidiary) for any costs that it determines are attributable to the maintenance by such Lender (or any Applicable Lending Office or such parent bank or bank holding company of such Lender), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law) of any Governmental Authority (i) following any Regulatory Change or (ii) implementing any capital

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guideline or other requirement (whether or not having the force of law) applying to a class of banks including such Lender, hereafter issued by any government or governmental or supervisory authority implementing at the national level the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or the Basel Accord (including, without limitation, the various capital guidelines of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 208, Appendices 12 C.F.R. Part 225, Appendices), the various capital guidelines of the office of the Comptroller of the Currency (12 C.F.R. Part 3, Appendices), and the Prompt Corrective Action provisions (12 C.F.R. Part 303)), of capital in respect of the commitment to lend or the Ratable Share of the Loan of such Lender (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office or such parent bank or bank holding company of such Lender) to a level below that which such Lender (or any Applicable Lending Office or such parent bank or bank holding company of such Lender) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this Section 2.2.4(c), “Basel Accord” shall mean the various recommendations for capital and liquidity standards issued by the Bank for International Settlement’s Basel Committee on Banking Supervision, including, without limitation, those recommendations known informally as “Basel I,” “Basel II,” and “Basel III,” as amended, modified and supplemented and in effect from time to time or any replacement thereof.
(d)    Each Lender shall notify Agent and Borrower of any event occurring after the date of this Agreement entitling Lender to compensation under clause (a) or (c) of this Section 2.2.4 as promptly as practicable, and shall use commercially reasonable efforts to designate a different Applicable Lending Office for the Loan if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the opinion of such Lender, subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Such Lender shall furnish to Borrower an accounting setting forth the basis and amount of each request by such Lender for compensation under clause (a) or (c) of this Section 2.2.4. Determinations and allocations by each Lender for purposes of this Section 2.2.4 of the effect of any Regulatory Change pursuant to clause (a) or (b) of this Section 2.2.4, or of the effect of capital maintained pursuant to clause (c) of this Section 2.2.4, on its costs or rate of return of maintaining its Ratable Share of the Loan or its obligation to make such Loan, or on amounts receivable by it in respect of the Loan, and of the amounts required to compensate each Lender under this Section 2.2.4, shall constitute prima facie evidence thereof. Each Lender shall confirm to Borrower at the time it makes any claim under this Section 2.2.4 that the methods of determination and allocation used by it in determining the amount of such claim are reasonably consistent with such Lender’s treatment of customers similar to Borrower (as reasonably determined by such Lender). In the event any Lender makes a request for compensation under clause (a) or (c) of this Section 2.2.4 and Section 2.2.8 for any such compensation applicable to the period of time prior to the prepayment of the Loan as permitted in this Section, Borrower shall, upon payment of the amount of compensation so requested, have the right to prepay the Loan in full without any Spread Maintenance Premium or other prepayment penalty or premium on the last day of any then current Interest Period with respect to which such compensation has been requested.

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2.2.5    LIBOR Base Rate or ICE LIBOR Daily Floating Rate. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Base Rate or ICE LIBOR Daily Floating Rate for any Interest Period:
(a)    any Lender reasonably determines that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Base Rate” or “ICE LIBOR Daily Floating Rate” are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for any LIBOR Fixed Rate Loan or LIBOR Floating Rate Loan as provided herein; or
(b)    any Lender reasonably determines that by reason of circumstances affecting the London interbank market the relevant rates of interest referred to in the definition of “LIBOR Base Rate” upon the basis of which the rate of interest for the LIBOR Loan for such Interest Period is to be determined are not likely to adequately to cover the cost to such Lender of making or maintaining a LIBOR Loan for such Interest Period;
then such Lender shall give Borrower and Agent prompt notice thereof and, so long as such condition remains in effect, such Lender shall be under no obligation to make its Ratable Share of any such LIBOR Loan but shall remain obligated to make its Ratable Share of a Reference Rate Loan for a corresponding amount, or if any portion of the Loan is already outstanding as a LIBOR Loan, such portion shall, commencing immediately after the end of the then current Interest Period, bear interest at the Reference Rate plus the Margin.
2.2.6    Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain its Ratable Share of the Loan, then such Lender shall promptly notify Borrower and Agent thereof and such Lender’s obligation to make its Ratable Share of the Loan shall be suspended (provided that, if requested by Borrower, such Lender’s Ratable Share of the Loan shall automatically be converted to a Reference Rate Loan if doing so would enable such Lender to lawfully honor its obligation to make or maintain its Ratable Share of the Loan) until such time as such Lender may again make its Ratable Share of the Loan and Borrower shall, if required by applicable law, upon the request of such Lender, prepay a portion of the Loan equal to the Ratable Share of such Lender together with accrued interest thereon, but without compensation or any payment of any Spread Maintenance Premium or other prepayment penalty or premium to such Lender pursuant to Section 2.2.7. Notwithstanding the foregoing, such Lender shall, as promptly as practicable, designate a different Applicable Lending Office for the Loan if doing so would enable it to lawfully honor its obligation to make or maintain its Ratable Share of the Loan.
2.2.7    Breakage Costs. (a) Borrower agrees to compensate each Lender for any loss, cost or expense incurred by it as a result of (i) a default by Borrower in making a borrowing of, conversion into or continuation of a LIBOR Loan after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) a default by Borrower in making any prepayment after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, (iii) the making of a prepayment (mandatory or optional) of a LIBOR Loan for any reason (including, without limitation, the acceleration of the maturity of the Loan pursuant to Section 9.2) on a day that is not the last day of an Interest Period with respect thereto,

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or (iv) the early termination of any swap or other interest rate hedging arrangements, including, without limitation, any such loss, cost or expense arising from the reemployment of funds obtained by it, from fees payable to terminate the deposits from which such funds were obtained or from reversing any swap or other interest rate hedging arrangements. In no event shall the compensation to be paid by Borrower under Section 2.2.7(a) be less than Five Hundred and 00/100 Dollars ($500.00) on each such occurrence.
(b)    Each such Lender will furnish to Borrower a certificate setting forth the basis and amount of each request by Lender for compensation under this Section 2.2.7, which certificate shall provide reasonable detail as to the calculation of such loss, cost or expense. Such certificate shall constitute prima facie evidence of the amount of such loss, cost or expense, which shall be calculated by such Lender on a reasonable and customary basis, consistent with the basis on which such calculations are then being made by similarly situated banks or financial institutions generally.
2.2.8    Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.2.8) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.
(c)    The Loan Parties shall jointly and severally indemnify each Recipient within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.2.8) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.25(j)(iii) relating to the maintenance of a

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Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this Section 2.2.8(d).
(e)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.2.8, such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(f)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and Agent, at the time or times reasonably requested by the Borrower or Agent, such properly completed and executed documentation reasonably requested by the Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or Agent as will enable the Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.2.8(f)(ii)(A), Section 2.2.8(f)(ii)(B) and Section 2.2.8(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower:
(A)    any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent) executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent) whichever of the following is applicable:

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(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.2.8 -1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.2.8-2 or Exhibit 2.2.8-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.2.8-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or Agent to determine the withholding or deduction required to be made; and

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(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Agent as may be necessary for the Borrower and Agent to (x) comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or (y) determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and Agent in writing of its legal inability to do so.
(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.2.8 (including by the payment of additional amounts pursuant to this Section 2.2.8), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.2.8 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.2.8(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.2.8(g)), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.2.8(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.2.8(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    If any Lender requests compensation under Section 2.2.4 or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to this Section 2.2.8, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking the Loan or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment

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(i) would eliminate or reduce amounts payable pursuant to Section 2.2.4 or, as the case may be, Section 2.2.8 in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(i)    If any Lender requests compensation under Section 2.2.4, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.2.8 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.1), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.2.4 or Section 2.2.8) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that any assignment and delegation pursuant to this Section 2.2.4(i) resulting from a claim for compensation under Section 2.2.4 or payments required to be made pursuant to Section 2.2.8, may only be effected if such assignment will result in a reduction in such compensation or payments thereafter.
(j)    Each party’s obligations under this Section 2.2.8 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.3    Usury Savings.
This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lenders to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Agent or Lenders for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
Section 2.4    Loan Payments.
2.4.1    Payment Before Maturity Date. On the Payment Date occurring in August, 2015 and on each Payment Date thereafter to and including the Maturity Date Borrower shall make a payment to Agent, for the Ratable benefit of the Lenders, of interest only at the

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Applicable Interest Rate; each payment to be calculated in the manner set forth in Section 2.2.1. In addition, commencing on the Payment Date in August, 2015, Borrower shall make a payment to Agent of principal on each Payment Date based on a twenty-five (25) year mortgage style amortization schedule and an assumed interest rate equal to a 7-year swap rate equal to two and five hundredths percent (2.050%). The initial amortization schedule for the Loan is set forth on Schedule 2.4.1.
2.4.2    Payment on Maturity Date. Borrower shall pay to Agent the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents on the Maturity Date.
2.4.3    Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents is not paid by Borrower within ten (10) days of the date on which it is due (except with respect to any payment due on the Maturity Date), Borrower shall pay to Agent, for the Ratable benefit of the Lenders, upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Agent in handling and processing such delinquent payment and to compensate Lenders for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents.
2.4.4    Interest Rate and Payment After Default. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and all other amounts due pursuant to the Loan Documents shall accrue interest at the Default Rate, calculated from the date the Default occurred which led to such an Event of Default to the date of payment to Agent, and will be payable within ten (10) days after demand of Agent.
2.4.5    Method and Place of Payment.  (a)  Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Agent not later than 1:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Agent’s office, and any funds received by Agent after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
(c)    Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, during such extension.
Section 2.5    Prepayment.
2.5.1    Voluntary Prepayments. (e)  Agent, for the Ratable benefit and account of the Lenders, will accept a prepayment in whole or in part of the Loan during the Lockout Period if Borrower gives to Agent not less than thirty (30) days’ prior notice, which notice shall be irrevocable subject to Borrower’s Prepayment Revocation and Modification Right, and concurrently

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with, and as a condition to such prepayment, Borrower pays to Agent, for the Ratable benefit and account of the Lenders, (i) the Spread Maintenance Premium unless such Prepayment was made to cure a breach of (A) the Debt Yield covenant set forth in Section 4.1.12(b), (B) the Loan to Value Ratio Covenant set forth in Section 4.1.12(a)and/or (C) the minimum ratings of Guarantor provisions set forth in Section 4.1.12(c), (ii) all accrued and unpaid interest to and including the date of such prepayment; (iii) any amounts payable pursuant to Section 2.2.7 and Section 2.4.3 (if applicable), (iv) any sums payable by Borrower to the Counterparty in connection with the early termination or partial termination of the Interest Rate Protection Agreement, and (v) all fees and expenses reasonably incurred by Agent in connection with the Loan and/or with the prepayment, including, without limitation, attorney’s fees and disbursements.
(f)    From and after the expiration of the Lockout Period, Borrower may prepay the Loan in whole or in part without premium or penalty, provided that Borrower gives to Agent not less than five (5) Business Days’ prior notice, which notice shall be irrevocable, and concurrently with, and as a condition to such prepayment, Borrower pays to Agent, for the Ratable benefit and account of the Lenders (i) all accrued and unpaid interest to and including the date of such prepayment, (ii) any amounts payable pursuant to Section 2.2.7 and Section 2.4.3, (iii) any sums payable by Borrower to the Counterparty in connection with the early termination or partial termination of the Interest Rate Protection Agreement, and (iv) all reasonable fees and expenses incurred by Agent in connection with the Loan and/or with the prepayment, including, without limitation, reasonable attorney’s fees and disbursements.
(g)    In each instance of prepayment permitted under this Section 2.5.1, Borrower shall be required to pay all other sums due hereunder (including under Section 2.2.7) including, without limitation, any expenses incurred as a result of any termination of any Lender Interest Rate Protection Agreement, and no principal amount repaid may be reborrowed.
(h)    Except as otherwise expressly permitted herein, the principal balance of the Note may not be prepaid in whole or in part.
(i)    Notwithstanding anything to the contrary contained herein, Borrower shall have the right from time to time to revoke or modify any notice of prepayment; provided, that (i) Borrower provides notice to Agent of any such revocation or any modification which changes the amount to be prepaid at least two (2) Business Days prior to the proposed prepayment date and notice to Agent of any modification (other than with respect to the amount being prepaid) at any time prior to the proposed prepayment and (ii) Borrower pays to Agent, for the Ratable benefit of the Lenders, all out-of-pocket costs and expenses actually incurred by Agent and the Lenders, including without limitation, expenses pursuant to Section 2.2.7 and reasonable attorney’s fees and disbursements, as a result of any such modification or revocation, regardless of when such notice was provided to Agent (the “Prepayment Revocation and Modification Right”).
2.5.2    Mandatory Prepayments. (c) On each date on which Agent actually receives a distribution of Net Proceeds and if Agent is not required to make such Net Proceeds available to Borrower for the Restoration of the Property pursuant to Section 5.3, Agent may, in its sole and absolute discretion, elect to either make the Net Proceeds available for Restoration pursuant to Section 5.3 or use the Net Proceeds to prepay, without premium or penalty, including, without

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limitation, the Spread Maintenance Premium, the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds. Any prepayment received by Agent, for the Ratable benefit of the Lenders, pursuant to this Section 2.5.2 on a date other than a Payment Date shall be held by Agent as collateral security for the Loan in a non-interest bearing account and shall be applied by Agent on the next Payment Date.
(d)    In addition, Borrower shall, at Agent’s option, prepay without premium or penalty, the principal balance of the Note in an amount equal to the amount required by Agent due to the enactment, adoption or amendment to applicable Legal Requirements in accordance with Section 5.3 of the Mortgage or if Borrower prepays a portion of the Loan in order to comply with the Debt Yield covenant and/or the Loan-to-Value Ratio requirements under Section 4.1.12.
(e)    In each instance of prepayment under this Section 2.5.2, Borrower shall be required to pay all other sums due hereunder (including under Section 2.2.7 and Section 2.4.3), and no principal amount repaid may be reborrowed.
2.5.3    Default Prepayment. If a Default Prepayment occurs, Borrower shall pay to Agent for the Ratable benefit of Lenders, the entire Debt, including, without limitation, an amount equal to the greater of (a) one percent (1%) of the Default Prepayment and (b) the Spread Maintenance Premium.
2.5.4    Prepayment Waivers. Borrower acknowledges that the inclusion of the waiver of prepayment rights and agreement to pay the Default Prepayment and the Spread Maintenance Premium was separately negotiated with Agent, that the economic value of the various elements of this waiver and agreement were discussed and that the consideration given by Borrower for the Loan was adjusted to reflect the specific waiver and agreement negotiated between Borrower, Agent and Lenders and contained herein.
Section 2.6    Payments Not Conditional.
All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

III.	REPRESENTATIONS AND WARRANTIES
Section 3.1    Borrower Representations.
Borrower represents and warrants that:
3.1.9    Organization. Borrower is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business of owning and operating the Property and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the

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other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.
3.1.10    Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
3.1.11    No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).
3.1.12    Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against Borrower and/or Guarantor and/or the Property in any court or by or before any other Governmental Authority, or to Borrower’s knowledge, labor controversy affecting Borrower, Guarantor or either of their respective properties, businesses, assets or revenues, individually or in the aggregate, that, if adversely determined against Borrower or Guarantor, would be reasonably likely to have a Material Adverse Effect.
3.1.13    Governmental Orders. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of Borrower or the Property or might have consequences that would materially and adversely affect its performance hereunder.
3.1.14    Consents. No consent, approval, authorization or order of any court or Governmental Authority or other Person is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby and thereby, other than those which have been obtained by Borrower.
3.1.15    Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the Personal Property, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records and any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, first priority, perfected Lien on the Property, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases) in which a security interest can be

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perfected by the filing of Uniform Commercial Code financing statements, and any Leases, all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. There are no mechanics’, materialmen’s or other similar Liens, claims or unpaid bills which have been filed for work, labor or materials affecting the Property which are or may be Liens prior to, or equal or coordinate with, the Lien of the Mortgage. After prior notice to Agent, Borrower, at its own expense, shall have the right to contest (or permit Master Tenant to contest) by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Liens, provided that (a) no Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Lien, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such Lien from the Property; and (f) unless as a condition to maintaining such proceeding Borrower is required to pay the amount of any such Lien, Borrower shall deposit with Agent Cash, or other security as may be approved by Agent, in an amount equal to one hundred twenty‑five percent (125%) of the contested amount, to insure the payment of any such Lien, together with all interest and penalties thereon. None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage, this Agreement and the other Loan Documents, materially and adversely affect the value of the Property, materially impair the use or operations of the Property or materially impair Borrower’s ability to perform its Obligations under the Loan Documents in a timely manner.
3.1.16    ERISA Matters. (a) As of the date hereof and throughout the term of the Loan (i) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or a plan subject to Section 4975 of the Code, (ii) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such employee benefit plans or plans within the meaning of 29 C.F.R. Section 2510.3-101, (as modified by Section 3(42) of ERISA, (iii) (c) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA and (iv) transactions by or with Borrower are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.
(a)    Each Loan Party and each of their respective ERISA Affiliates has not in the past six (6) years maintained or contributed to, or had any obligation to contribute to, any Employee Benefit Plan subject to Title IV of ERISA and, as of the date hereof and throughout the term of the Loan, does not and will not maintain or contribute to, and is not and will not be obligated to contribute to, any Employee Benefit Plan subject to Tile IV of ERISA.
3.1.17    Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, the ADA and building and zoning ordinances and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower. Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower

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to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower has no knowledge of any violations or notices of violations of any Legal Requirements relating to Borrower, Guarantor and/or the Property that would be reasonably likely to have a Material Adverse Effect. All easements, restrictions, covenants or operating agreements which benefit or burden the Property are in full force and effect, and to the best of Borrower’s knowledge there are no defaults thereunder by any party thereto.
3.1.18    Financial and Other Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, if any, that have been delivered to Agent and/or Lenders in respect of the Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of the Property as of the date of such reports, and (c) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for Taxes, unusual forward or long‑term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely, or is reasonably likely to materially and adversely affect, the Property, Borrower or its business, operations or condition (financial or otherwise). All documents furnished to Agent by or on behalf of Borrower, as part of or in support of the Loan application or pursuant to this Agreement or any of the other Loan Documents, are true, correct, complete in all material respects and accurately represent the matters to which they pertain as of the dates made in all material respects and there have been no materially adverse changes with respect to such matters since the respective dates thereof. In addition, there is no fact or circumstance presently known to Borrower which has not been disclosed to Agent and which materially adversely affects, or is reasonably likely to materially adversely affect, the Property, Borrower or its business, operations or condition (financial or otherwise).
3.1.19    Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
3.1.20    Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate for the development and operation of the Property for its intended uses. All roads and streets necessary for the full utilization of the Improvements for their intended purpose have been completed and with respect to all roads and streets, the necessary rights of way therefor have either been acquired by the appropriate Governmental Authority or have been dedicated to public use and accepted by said Governmental Authority allowing for the use and operation of, and access to the Improvements.

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3.1.21    Separate Lots. The Property is comprised of one (1) or more parcels that constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.
3.1.22    Assessments. To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
3.1.23    Enforceability. The Loan Documents are not subject to any right of rescission, set‑off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set‑off, counterclaim or defense with respect thereto.
3.1.24    Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the related Leases, to the extent that any Leases exist, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under such Leases, including the right to operate the Property. No Person other than Agent (on behalf of Lenders) has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.
3.1.25    Insurance. Borrower has obtained and has delivered to Agent original or certified copies of all of the Policies carried by Master Tenant for the Property (or Acord 25, Acord 27 and Acord 28 certificates, as applicable, satisfactory to Agent evidencing the existence of the same), with all premiums for the current Policies prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and, to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.
3.1.26    Flood Zone. None of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.
3.1.27    Physical Condition. Neither the Property nor any portion thereof is now damaged or injured as result of any fire, explosion, accident, flood or other casualty. There are no proceedings pending that Borrower has received written notice of, or, to the best of Borrower’s knowledge, threatened, to acquire by power of condemnation or eminent domain, the Property, or any interest therein, or to enjoin or similarly prevent the use of the Improvements. Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
3.1.28    Boundaries. All of the Improvements which are located on the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances

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affecting the Property encroach upon any of the Improvements, so as to materially and adversely affect the value or marketability of the Property except those which are insured against by title insurance.
3.1.29    Leases. With respect to any existing Leases that: (a) the rent roll attached hereto as Schedule 3.1.21(a) is true, complete and correct and the Property is not subject to any Leases other than the Leases described in Schedule 3.1.21(a); (b) except with respect to the Existing Leases identified as month to month leases on the Rent Roll, the Leases identified on Schedule 3.1.21(a) are in full force and effect and to Borrower’s knowledge there are no defaults thereunder by either party, (c) except with respect to the Existing Leases, the copies of any Leases delivered to Agent are true and complete, and there are no oral agreements with respect thereto (except as otherwise set forth on the Rent Roll); (d) except with respect to the Existing Leases, no Rent (including security deposits) has been paid more than one (1) month in advance of its due date; (e) all work to be performed by Borrower under each Lease, if applicable, has been performed as required as of the date that this representation is being made (or deemed remade pursuant to Section 3.2 and all such work has been accepted by the applicable Tenant; and (f) except with respect to the Existing Leases, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant as of the date that this representation is being made (or deemed remade pursuant to Section 3.2) has already been received by such Tenant.
3.1.30    Filing and Recording Taxes. All transfer Taxes, deed stamps, intangible Taxes, personal property Taxes or other amounts in the nature of transfer or debt Taxes required to be paid under applicable Legal Requirements in connection with the transfer of or debt on the Property to Borrower have been paid or will be paid when due. All mortgage, mortgage recording, stamp, intangible, personal property or other similar Taxes required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or will be paid when due. All Taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy to be issued in connection with the Mortgage.
3.1.31    Single Purpose.
(a)    Borrower hereby represents with respect to Borrower that it:
(i)    is and always has been duly formed, validly existing, and in good standing in the state of its incorporation and in all other jurisdictions where it is qualified to do business;
(ii)    has no judgments or liens of any nature against it except for Tax liens not yet delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings in accordance with the terms hereof;

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(iii)    is in compliance with all laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all permits necessary for it to operate;
(iv)    is not involved in any dispute with any taxing authority;
(v)    has paid all Taxes and Property Taxes due and owing;
(vi)    has never owned any real property other than the Property and Personal Property necessary or incidental to its ownership or operation of the Property and has never engaged in any business other than the ownership and operation of the Property;
(vii)    is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full;
(viii)    has provided Agent with complete financial statements that reflect a fair and accurate view of the entity's financial condition;
(ix)    has been informed by Agent that Agent has obtained a current Phase I environmental site assessment (or, if applicable, a current Phase II environmental assessment) (ESA) for the Property prepared consistent with ASTM Practice E 1527 and the ESA has not identified any recognized environmental conditions that require further investigation or remediation; and
(x)    has no material contingent or actual obligations not related to the Property.
(b)    Borrower hereby represents from the date of such entity’s formation on January 27, 2009 to the date of this Agreement that it:
(i)    has not entered into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of its obligations or any Affiliate of any of the foregoing (individually, a “Related Party” and collectively, the “Related Parties”), except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party;
(ii)    has paid all of its debts and liabilities from its assets to the extent of available cash flow from the Property paid to Borrower as rent under the Master Lease and without any obligation of any direct or indirect equity owner of Borrower to make any payment or capital contribution in connection therewith;
(iii)    has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its existence;
(iv)    has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person;

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(v)    has not had its assets listed as assets on the financial statement of any other Person;
(vi)    has been treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes and has not filed any U.S. federal income Tax returns;
(vii)    has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party);
(viii)    has corrected any known misunderstanding regarding its status as a separate entity;
(ix)    has conducted all of its business and held all of its assets in its own name;
(x)    has not identified itself or any of its affiliates as a division or part of the other;
(xi)    has maintained and utilized separate stationery, invoices and checks, if any, bearing its own name;
(xii)    has not commingled its assets with those of any other Person and has held all of its assets in its own name;
(xiii)    has not guaranteed or become obligated for the debts of any other Person;
(xiv)    has not held itself out as being responsible for the debts or obligations of any other Person;
(xv)    has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party;
(xvi)    has not pledged its assets to secure the obligations of any other Person and no such pledge remains outstanding except in connection with the Loan;
(xvii)    has maintained adequate capital in light of its contemplated business operations to the extent of available cash flow from the Property paid to Borrower as rent under the Master Lease and without any obligation of any direct or indirect equity owner of Borrower to make any payment or capital contribution in connection therewith;
(xviii)    has maintained a sufficient number of employees, if any, in light of its contemplated business operations and has paid the salaries of its own employees from its own funds, if applicable, to the extent of available cash flow from the Property paid to Borrower as rent under the Master Lease and without any obligation of any direct or indirect equity owner of Borrower to make any payment or capital contribution in connection therewith;

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(xix)    has not owned any subsidiary or any equity interest in any other entity;
(xx)    has not incurred any indebtedness that is still outstanding other than indebtedness that is permitted under the Loan Documents; and
(xxi)    has not had any of its obligations guaranteed by an Affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan) or guarantees that are expressly contemplated by the Loan Documents.
(c)    Borrower hereby represents and warrants to, and covenants that as of the date hereof and until such time as the Debt shall be paid in full:
(i)    Borrower does not own and will not own any asset or property other than (A) the Property and (B) incidental Personal Property necessary for the ownership or operation of the Property;
(ii)    Borrower does not and will not engage in any business other than the ownership, management and operation of the Property and Borrower will conduct and operate its business as presently conducted and operated;
(iii)    Except for capital contributions or capital distributions permitted under the terms and conditions of its organizational documents and properly reflected on its books and records, Borrower will not enter into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties;
(iv)    Borrower will not incur any Indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) other than (A) the Debt, (B) unsecured trade payables and operational debt not evidenced by a note and in an aggregate amount not exceeding $5,000,000.00 at any one time, (C) Indebtedness incurred in the financing of equipment and other Personal Property used on the Property with annual payments not exceeding $5,000,000.00 in the aggregate and (D) any intercompany debt resulting from the issuance of bonds or similar debt securities by Guarantor.; provided that any Indebtedness incurred pursuant to subclauses (B) and (C) shall be (1) not more than sixty (60) days’ past due and (2) incurred in the ordinary course of business. No Indebtedness other than the Debt may be secured (subordinate, pari passu or otherwise) by the Property;
(v)    Borrower will not make any loans to any third party (including any Affiliate or constituent party), and shall not acquire obligations or securities of its Affiliates;
(vi)    Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due to the extent of available cash flow from the Property paid to Borrower as rent under the Master Lease

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and without any obligation of any direct or indirect equity owner of Borrower to make any payment or capital contribution in connection therewith;
(vii)    Borrower will do all things necessary to observe organizational formalities and preserve its separate existence, and Borrower will not, nor will Borrower permit any constituent party to, amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower in any material respect without the prior consent of Agent not to be unreasonably withheld, conditioned or delayed in any manner that (A) violates the single purpose covenants set forth in this Section 3.1.23 or (B) amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Agent or Lenders’ consent to the extent such modification shall have a Material Adverse Effect;
(viii)    Borrower will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party; provided, however, that Borrower’s financial statements are prepared within Sotheby’s consolidated accounting software system. Borrower’s assets will not be listed as assets on the financial statement of any other Person, provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (B) such assets shall be listed on Borrower’s own separate balance sheet Borrower shall maintain its books, records, resolutions and agreements as official records;
(ix)    Borrower will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize a separate telephone number and separate stationery, invoices and checks bearing its own name;
(x)    Borrower will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, to the extent of available cash flow from the Property paid to Borrower as rent under the Master Lease provided that the direct and indirect beneficial owners of Borrower shall not be required to make any capital contributions to Borrower in order to satisfy this requirement;
(xi)    Borrower will not seek or effect the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of Borrower or transfer, sell or otherwise dispose of all or substantially all of its assets (except to the extent permitted pursuant to the Loan Documents);

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(xii)    Borrower will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and will hold all of its assets in its own name;
(xiii)    Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person;
(xiv)    Borrower will not guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person;
(xv)    Borrower will not permit any Affiliate or constituent party independent access to its bank accounts;
(xvi)    Borrower will pay the salaries of its own employees (if any) from its own funds and maintain a sufficient number of employees (if any) in light of its contemplated business operations, to the extent of available cash flow from the Property provided that the direct and indirect beneficial owners of Borrower shall not be required to make any capital contributions to Borrower in order to satisfy this requirement;
(xvii)    Borrower will compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred (which funds and assets may include proceeds from the Loan and capital contributions made by its members);
(xviii)    Borrower will file its own Tax returns separate from those of any other Person, except to the extent that Borrower is treated as an entity disregarded as separate from its owner for tax purposes and is not required to file Tax returns under applicable law, and pay any Taxes required to be paid under applicable law (unless Agent is paying the same pursuant to the terms of this Agreement);
(xix)    Borrower will allocate fairly and reasonably any overhead expenses that are shared with an affiliate, including for shared office space and for services performed by an employee of an affiliate, if any;
(xx)    Borrower will not pledge its assets to secure the obligations of any other Person;
(xxi)    Borrower will not buy or hold evidence of Indebtedness issued by any other Person (other than cash or investment-grade securities); and
(xxii)    Borrower will not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity.

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(d)    (i) If Borrower is a limited partnership or a limited liability company, (other than a single member limited liability company), each general partner or managing member (each, an “SPC Party”) shall be a corporation owning at least a 0.5% general partnership or membership interest, as applicable, whose sole asset is its interest in Borrower and each such SPC Party will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Section 3.1.23 as if such representation, warranty or covenant was made directly by such SPC Party. Upon the withdrawal or the disassociation of an SPC Party from Borrower, Borrower shall immediately appoint a new SPC Party whose articles of incorporation are substantially similar to those of such SPC Party.
(ii)    If Borrower is a single member limited liability company, Borrower shall have at least two springing members, one of which, upon the dissolution of such sole member or the withdrawal or the disassociation of the sole member from Borrower, shall immediately become the sole member of Borrower, and the other of which shall become the sole member of Borrower if the first such springing member no longer is available to serve as such sole member.
(e)    Borrower shall at all times cause there to be at least two (2) duly appointed Independent Directors of each SPC Party or Borrower, as applicable. The term “Independent Director” means an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Agent, in each case that is not an Affiliate of Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:
(i)    a member, partner, equityholder, manager, director, officer or employee of Borrower or SPC Party, as applicable, or any of their respective equityholders or Affiliates (other than as an Independent Director of the Borrower or SPC Party, as applicable, or an Affiliate of Borrower or SPC Party, as applicable, that is not in the direct chain of ownership of Borrower and SPC Party and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);
(ii)    a creditor, supplier or service provider (including provider of professional services) to Borrower or SPC Party, as applicable, or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower or SPC Party, as applicable or any of its Affiliates in the ordinary course of its business);
(iii)    a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

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(iv)    a Person that Controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.
A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower or SPC Party, as applicable, shall be qualified to serve as an Independent Director of Borrower or SPC Party, as applicable, provided that the fees that such individual earns from serving as an Independent Director of affiliates of the Borrower or SPC Party, as applicable, in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the single purpose covenants set forth in Section 3.1.23(c) through (d).
(f)    Borrower or SPC Party, as applicable, shall not, without the prior unanimous written consent of all Independent Directors, take any Material Action, provided, however, that the Borrower’s or SPC Party’s, as applicable, board of directors may not vote on, or authorize the taking of, any Material Action, unless there are at least two (2) Independent Directors then serving in such capacity. The term “Material Action” means to file any insolvency, or reorganization case or proceeding, to institute proceedings to have Borrower or SPC Party be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against Borrower or SPC Party, to file a petition seeking, or consent to, reorganization or relief with respect to Borrower or SPC Party under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for Borrower or SPC Party or a substantial part of its property, to make any assignment for the benefit of creditors of Borrower or SPC Party, to admit in writing Borrower's or SPC Party’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.
3.1.32    Taxes. The Borrower is treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes. Each Loan Party has timely filed or caused to be filed all federal income and other material Tax returns and reports required to have been filed by it and has paid or caused to be paid all federal income and other material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Loan Party has set aside on its books adequate reserves in accordance with GAAP. There are no Liens for Taxes and no claim is being asserted with respect to Taxes, except for statutory Liens for Taxes not yet due and payable or for Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and, in each case, with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower.
3.1.33    Solvency. Borrower (a) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its Obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the

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making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).
3.1.34    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
3.1.35    Affiliate Debt. There is no Affiliate Debt owed or outstanding.
3.1.36    Offices; Location of Books and Records. The chief executive office or chief place of business of Borrower is 1334 York Avenue, New York, New York 10021. The jurisdiction of organization (as such terms are used in Revised Article 9 of the UCC as in effect in the state in which the Property is located from time to time) of Borrower is Delaware and Borrower’s federal employer identification number is 38-2478406. Borrower is duly organized, validly existing and in good standing in the State of Delaware and is authorized to do business in the State of New York. Borrower’s books of accounts and records are located at its chief executive office or the chief place of business.
3.1.37    Trade Name; Other Intellectual Property. Borrower owns and possesses or licenses (as the case may be) all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as Borrower considers necessary for the conduct of its business as now conducted without, individually or in the aggregate, any infringement upon rights of other Persons, in each case except as could not reasonably be expected to (a) materially and adversely affect the value of the Property, (b) impair the use and operation of the Property or (c) impair Borrower’s ability to pay its obligations in a timely manner, and there is no individual patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right or copyright the loss of which would (x) materially and adversely affect the value of the Property, (y) impair the use and operation of the Property or (z) impair Borrower’s ability to pay its obligations in a timely manner.
3.1.38    No Default. No Default or Event of Default exists.

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3.1.39    Zoning. To Borrower’s knowledge, all easements, restrictions, covenants or operating agreements which benefit or burden the Property are in full force and effect, and to the best of Borrower’s knowledge there are no defaults thereunder by any party thereto.
3.1.40    Full and Accurate Disclosure. To the best of Borrower’s knowledge, no information contained in this Agreement, the other Loan Documents, or any written statement furnished by or on behalf of Borrower or Guarantor pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. To the best of Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted by Borrower or any Affiliate of Borrower in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely, or is reasonably likely to materially and adversely affect, the Property, Borrower or Guarantor or their respective business, operations or condition (financial or otherwise). In addition, there is no fact or circumstance presently known to Borrower which has not been disclosed to Agent and which materially adversely affects, or is reasonably likely to materially adversely affect, the Property, Borrower or Guarantor or their respective business, operations or condition (financial or otherwise).
3.1.41    Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.
3.1.42    Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
3.1.43    Organizational Structure. Borrower’s organizational structure is accurately reflected on its organizational chart, which is annexed hereto as Schedule 3.1.35.
3.1.44    Property Management . The Borrower self-manages the Property, and the Property is not subject to any property management agreement.
3.1.45    Indebtedness. Borrower has not incurred any Indebtedness, other than Indebtedness permitted pursuant to Section 3.1.23(c)(iv).
3.1.46    Intentionally Omitted.
3.1.47    Intentionally Omitted.
3.1.48    USA Patriot Act Compliance. Neither Borrower, Guarantor nor any of their respective Affiliates (a) is listed on any Government Lists, (b) is a Person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential

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Executive Orders in respect thereof, or (c) has been previously indicted for or convicted of any Patriot Act Offense (as defined below). For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (i) the criminal laws against terrorism, (ii) the criminal laws against money laundering, (iii) the Bank Secrecy Act, as amended, (iv) the Money Laundering Control Act of 1986, as amended, or (v) the USA Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (A) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (B) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Agent notified Borrower in writing is now included in “Governmental Lists”, or (C) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in “Governmental Lists”.
3.1.49    Anti-Terrorism Compliance. No portion of the proceeds of the Loan will be used, are needed, or will be invested by the Borrower or any Affiliate of Borrower in order to support international terrorism or activities that may contravene U.S. federal, state or other Governmental Authority’s anti-money laundering laws, rules and regulations.
3.1.50    Sanctions Compliance. None of Borrower, any director or officer, or any employee, agent, or Affiliate, of Borrower is a Person that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by OFAC, the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or the Hong Kong Monetary Authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, the Crimea Region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria.
3.1.51    Anti-Bribery Compliance. None of Borrower, nor to the knowledge of Borrower, any director, officer, agent, employee, Affiliate or other person acting on behalf of Borrower is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, Borrower and, to the knowledge of Borrower, its Affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
3.1.52    Sotheby’s Revolving Credit Facility. The Sotheby’s Revolving Credit Facility and the documents related thereto are in full force and effect. There are no outstanding defaults under the Sotheby’s Revolving Credit Facility and, to Borrower’s knowledge, there are no

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facts or circumstances that, upon the passage of time or giving of notice or both, could become defaults under the Sotheby’s Revolving Credit Facility.
Section 3.2    Continuing Effectiveness and Survival of Representations. All representations and warranties contained in any documents furnished to Agent and/or Lenders by or at the direction of Borrower or Guarantor as part of or in support of the Loan application or pursuant to this Agreement or any of the other Loan Documents shall be deemed continuing and in effect at all times while Borrower remains indebted to Lenders but have only been made by Borrower as of the date hereof and as of the date that the same are specifically required to be re-made pursuant to this Agreement, as applicable. Any covenants contained in Section 3.1 shall continue, for so long as any amount remains payable to Agent and/or Lenders under this Agreement or any of the other Loan Documents.

IV.	BORROWER COVENANTS
Section 4.1    Borrower Affirmative Covenants.
Borrower hereby covenants and agrees that:
4.1.1    Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to it and the Property, including, without limitation, the ADA and Prescribed Laws. Borrower shall, at its sole cost and expense, comply with any legally applicable directive from any Governmental Authority relating to ADA compliance. Until a permanent certificate of occupancy is issued for the Property, Borrower shall at all times maintain a temporary certificate of occupancy for the Property and use diligent efforts to obtain a permanent certificate of occupancy.
4.1.2    Property Taxes and Other Charges. Borrower shall pay (or cause Master Tenant to pay) all Property Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable and Borrower shall furnish to Agent receipts for the payment of the Property Taxes and the Other Charges prior to the date the same shall become delinquent. Borrower shall not permit or suffer and shall promptly discharge any Lien (other than Permitted Encumbrances) against the Property, by payment, bonding or otherwise; provided that Borrower shall only be permitted to bond the Lien for a period of sixty (60) days, after which the Lien is to be discharged by payment. After prior notice to Agent, Borrower, at its own expense, may contest (or permit Master Tenant to contest) by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Property Taxes or Other Charges, provided that (a) no Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Property Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such

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proceeding shall suspend the collection of Property Taxes or Other Charges from the Property; and (f) unless as a condition to maintaining such proceeding Borrower is required to pay the amount of any such Property Taxes or Other Charges, Borrower shall deposit with Agent Cash, or other security as may be approved by Agent, in an amount equal to one hundred twenty‑five percent (125%) of the contested amount, to insure the payment of any such Property Taxes or Other Charges, together with all interest and penalties thereon. Agent may pay over any such Cash or other security held by Agent to the claimant entitled thereto at any time when, in the judgment of Agent, the entitlement of such claimant is established.
4.1.3    Taxes. The Borrower will be treated as a partnership or a disregarded entity for U.S. federal income tax purposes. Each Loan Party will timely file or cause to be filed all federal income and other material Tax returns and reports required to be filed by it and will pay or cause to be paid all federal income and other material Taxes required to be paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Loan Party sets aside on its books adequate reserves in accordance with GAAP.
4.1.4    Notifications. Borrower shall give prompt notice to Agent of: (a) any litigation or governmental proceedings pending or threatened in writing against Borrower or pending or threatened in writing against Guarantor to the extent that the same may have a Material Adverse Effect; (b) the occurrence of any Default or Event of Default and Borrower’s proposed actions to remedy such Default or Event of Default; (c)  any non-compliance with the ADA related in any way to the Property and any written or oral notice or other communication of which Borrower becomes aware from any source whatsoever (including but not limited to a governmental entity) relating in any way to the ADA or compliance therewith, possible liability of any Person pursuant to the ADA, or any actual administrative or judicial proceedings in connection with the ADA; and (d) any action threatened or pending against Borrower or Guarantor under ERISA in writing of which Borrower or Guarantor has received written notice from the applicable Governmental Authority.
4.1.5    Access to Property. Borrower shall permit agents, representatives and employees of Agent to inspect the Property or any part thereof at regular business hours upon reasonable advance notice.
4.1.6    Further Assurances; Supplemental Mortgage Affidavits. Borrower shall, at Borrower’s sole cost and expense:
(d)    execute and deliver to Agent such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations of Borrower under the Loan Documents, as Agent may reasonably require;
(e)    subject to the limitations in this Section 4.1.6, do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Agent shall reasonably require from time to time; and

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(f)    furnish to Agent all instruments, documents, certificates, plans and specifications, appraisals, title and other insurance, reports and agreements and each and every other document and instrument required to be furnished by the terms of this Agreement or the other Loan Documents, all at Borrower’s reasonable expense.
Nothing in this Section 4.1.6 shall require Borrower to deliver any document, instrument, certificate, assignment or other writing or perform any act that increases the principal balance of the Loan, or materially increases Borrower’s liabilities or obligations from those existing pursuant to the terms of this Agreement and the other Loan Documents (other than to a de minimis extent), nor shall anything in this Section 4.1.6 affect Borrower’s obligation to deliver any document, instrument, certificate, assignment or other writing or perform any act required by any other provision of the Loan Documents, the Permitted Encumbrances or Legal Requirements.
4.1.7    Financial Reporting. (k) Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP, reflecting the financial affairs of Borrower. Agent shall have the right from time to time during normal business hours upon reasonable notice to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Agent shall desire.
(l)    Borrower shall furnish Agent annually, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of Borrower’s and Guarantor’s annual financial statements audited by the Approved Accountant or other independent certified public accountant acceptable to Agent prepared in accordance with GAAP, including, without limitation, (i) a balance sheet, (ii) an income statement and (iii) a cash flow statement for Borrower,.
(m)    Borrower will furnish Agent on or before the forty‑fifth (45th) day after the end of each fiscal quarter (based on a Fiscal Year), the following items:
(i)    quarterly unaudited and year‑to‑date (A) balance sheet, (B) income statements and (C) cash flow statement prepared for such quarter with respect to the Borrower and Guarantor; and
(ii)    an Officer’s Certificate confirming that Borrower is, in all material respects, in compliance with Borrower’s covenants in the Loan Documents and an Officer’s Certificate from Guarantor confirming that Guarantor is in compliance with Guarantor’s covenants in the Guaranty and Environmental Indemnity;
(n)    Intentionally omitted.
(o)    Borrowers’ financial statements delivered pursuant to Section 4.1.7(b) and (c) shall be accompanied by an Officer’s Certificate, (i) stating that , to Borrower’s knowledge, such financial statements present fairly the financial condition and the results of operations of Borrower and (ii) certifying as of the date thereof whether to the best of such Borrower’s knowledge there exists an event or circumstance which constitutes a Default or Event of Default by Borrower

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under the Loan Documents and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.
(p)    Guarantor’s financial statements delivered pursuant to Section 4.1.7(b) and (c) shall be accompanied by an Officer’s Certificate stating that such financial statements present fairly the financial condition and the results of operations of the applicable Guarantor and certifying as of the date thereof whether to the best of such Guarantor’s knowledge there exists an event or circumstance which constitutes a Default or Event of Default by Guarantor under the Loan Documents, as applicable and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. In addition, such Officer’s Certificate shall include a certification as to the then current Net Worth and S&P credit rating of Guarantor.
(q)    With respect to commercial Tenants of any Major Lease, Borrower shall promptly provide Agent with a copy of any written notice received from such Tenant threatening non‑payment of Rent or other default, alleging or acknowledging a default by landlord, requesting a termination of a Lease or a material modification of any Lease or notifying Borrower of the exercise or non‑exercise of any option provided for in such Tenant’s Lease, or any other similar material correspondence received by Borrower from such Tenants.
(r)    Borrower shall submit the Annual Budget to Agent not later than sixty (60) days prior the commencement of each Fiscal Year, which Annual Budget shall be subject to Agent’s approval at any time during a Trigger Period; provided, however, that immediately upon the occurrence of a Trigger Event, Agent shall have the right to approve the then-current Annual Budget.
(s)    Borrower shall furnish to Agent a complete copy of Guarantor’s federal income Tax returns within sixty (60) days after the filing of the same.
(t)    Borrower shall furnish to Agent, within five (5) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Agent.
(u)    Borrower acknowledges the importance to Agent and Lenders of the timely delivery of each of the items required by this Section 4.1.7 (each, a “Required Financial Item” and collectively, the “Required Financial Items”). In the event Borrower fails to deliver to Agent any of the Required Financial Items within the time frame specified herein (each such event, a “Reporting Failure”), upon the expiration of 20 days after notice by Lender to Borrower of such failure, in addition to constituting an Event of Default hereunder and without limiting Agent’s other rights and remedies with respect to the occurrence of such an Event of Default, Borrower shall pay to Agent upon demand the sum of $1,000.00 per occurrence for each Reporting Failure after the second occurrence of such Reporting Failure within any calendar year period. It shall constitute a further Event of Default hereunder if any such payment is not received by Agent within thirty (30) days of the date on which such payment is due, and Agent shall be entitled to the exercise of all of its rights and remedies provided hereunder.

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4.1.8    Title to the Property. Borrower will warrant and defend the validity and priority of the Liens of the Mortgage, the Assignment of Leases on the Property, and the Lien created pursuant to Section 6.4 against the claims of all Persons whomsoever, subject with respect to the Property only to Permitted Encumbrances.
4.1.9    Estoppel Statement. (a) After request by Agent, Borrower shall within ten  (10) Business Days furnish Agent with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Applicable Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid on the Note, (iv) to Borrower’s knowledge, any offsets or defenses to the payment of the Debt, if any, and (v) that this Agreement and the other Loan Documents have not been modified in any material respect or if so modified, giving particulars of such modification.
(b)    Borrower shall deliver to Agent, upon request, an estoppel certificate from Master Tenant and use commercially reasonable efforts to obtain from each other Tenant under any Lease; provided that such certificate may be in the form required under such Lease; provided, further, that Borrower shall not be required to deliver or attempt to deliver such certificates more frequently than two (2) times in any calendar year.
4.1.10    Leases. (a) Except with respect to any specific requirements of an Existing Lease, all Leases and all renewals of Leases executed after the date hereof shall (i) provide for rental rates comparable to existing local market rates for similar properties, (ii) be on commercially reasonable terms, (iii) provide that such Lease is subordinate to the Mortgage and that, upon the foreclosure of the Mortgage, sale by power of sale thereunder or deed‑in‑lieu of foreclosure, the Tenant will attorn to the transferee of the Property, (iv) be prepared on the standard form of lease for the Property used by Borrower, which shall have been approved by Agent in its reasonable discretion, with such modifications as are consistent with the market and that result from arms‑length negotiations that Borrower conducts in good faith and (v) not contain any terms which would materially adversely affect Agent’s and/or Lenders’ rights under the Loan Documents.
(b)    All Major Leases and all renewals, amendments, extensions, restatements, expansions and modifications thereof (“Major Lease Modification”) executed after the date hereof shall, prior to execution, be subject to Agent’s reasonable approval. Borrower shall not permit or consent to the assignment of any Major Lease without Agent’s prior reasonable consent unless and except to the extent the right to assign without Borrower’s consent is already reserved to the Tenant thereunder in any Major Lease in existence on the date of this Agreement and there has been no material amendment to such Major Lease during the term of this Loan which was entered into without the reasonable consent of Agent as required pursuant to the provisions hereof.
(c)    Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; provided, however, Borrower shall not terminate or accept a surrender of any Lease without Agent’s prior approval not to be unreasonably withheld, conditioned or delayed; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits and the first month’s rent upon signing); and (iv) shall not execute any

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assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents). Notwithstanding the foregoing, in the case of a bona fide breach or default by a Tenant of a material obligation under its Lease which breach has continued beyond the expiration of any applicable notice, grace or cure period, Borrower may pursue termination of such Lease through all of Borrower’s legal rights and remedies as lessor thereunder.
(d)    Upon request Borrower shall furnish Agent with executed copies of all Leases in Borrower’s possession, certified as true and complete by Borrower within five (5) Business Days of such request.
(e)    Upon request, to the extent permitted by applicable law, Borrower will cause any and all Tenant security deposits, whether Cash or Cash equivalents or letters of credit to be maintained with or held in an account maintained and controlled by Agent.
(f)    Borrower shall not consent to any sublease or assignment of any Lease at the Property or permit Master Tenant to enter into any sublease or assignment of the Master Lease at the Property, other than the Permitted Sublease, without Agent’s consent in its reasonable discretion. Agent’s consent shall be deemed to have been given for any sublease or assignment that satisfies the following requirements (i) be prepared on the form of sublease delivered to Agent after the Closing Date and approved by Agent, in Agent’s reasonable discretion, (ii) be on terms similar to the Master Lease as confirmed by the Appraisal obtained by Agent prior to the Closing Date, including, without limitation, with respect to subordination and attornment provisions, and which terms do not cause any material adverse change to the valuation of the Property and (iii) not in any way affect the validity, enforceability or scope of the Lease Guaranty.
(g)    To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Agent consent under this Section and Agent thereafter fails to respond, Agent’s approval shall be deemed given with respect to the matter for which approval was requested.
4.1.11    Alterations. Agent’s prior reasonable approval shall be required in connection with any alterations to any Improvements which, in the aggregate with all alterations during the term of the Loan which have not been approved or consented to by Agent, exceed the Alteration Threshold or that may (a) be reasonably expected to have or do have a Material Adverse Effect, (b) result in a material reduction of the square footage of the Improvements, (c) materially and adversely affect any building system, including, without limitation, heating, ventilation, air conditioning, plumbing, electrical or vertical transportation, (d) materially and adversely affect any structural component or the exterior of the Improvements, and/or (e) materially and adversely affect the use or operation of the Improvements. If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Agent as security for the payment of such amounts and security for Borrower’s Obligations under the Loan Documents at Borrower’s option, either (a) Cash or Cash Equivalents or (b) a guaranty from Guarantor or another credit-worthy entity acceptable to Agent in its reasonable discretion guaranteeing the lien-free completion of such alterations. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to alterations to the Improvements (other than such amounts to be paid or

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reimbursed by Tenants under the Leases) over the Alteration Threshold. The provisions of this Section 4.1.11 shall not pertain to a Restoration for which the provisions of Article V are intended to govern. To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Agent consent under this Section and Agent thereafter fails to respond, Agent’s approval shall be deemed given with respect to the matter for which approval was requested.
4.1.12    Financial Covenants.
(a)    As of the Payment Date in July 2020, the Loan‑to‑Value Ratio shall not exceed sixty-five percent (65.0%) based on the then-outstanding principal balance of the Loan and the as-is appraised value of the Property as determined by Agent pursuant to an Appraisal ordered and engaged by Agent at such time and paid for by Borrower. Notwithstanding the foregoing, the failure to maintain the Loan‑to‑Value Ratio required hereunder shall not constitute a Default or an Event of Default provided that within thirty (30) days after Agent notifies Borrower in writing that the Loan‑to‑Value Ratio exceeds sixty-five percent (65.0%), Borrower shall, at its option, either individually or in combination, (i) deposit with Agent (to be held as cash collateral pursuant to Article VI) an amount in Cash (such amount, as determined from time to time pursuant to this Section 4.1.12, the then applicable “LTV Ratio Maintenance Amount”) that, when applied in reduction of the principal amount of the Loan outstanding, would cause the Loan‑to‑Value Ratio to equal no more than sixty-five percent (65.0%), or (ii) post and thereafter maintain an irrevocable standby Letter of Credit for the LTV Ratio Maintenance Amount (any such Letter of Credit, as the same may be renewed or amended in accordance with the provisions hereof, an “LTV Letter of Credit”; the LTV Letter of Credit and/or any Cash collateral deposited with Agent pursuant to clause (i), being herein collectively referred to as the “LTV Collateral”), and/or (iii) prepay the Loan by an amount equal to the LTV Ratio Maintenance Amount, which prepayment shall not in any event require the payment of the Spread Maintenance Premium. The provisions of Section 6.6 shall apply with respect to any LTV Letter of Credit.
(b)    At all times during the term of the Loan, the Debt Yield shall not be less than eight and one-half percent (8.50%). Agent shall test the Debt Yield for the Property as of the end of each fiscal quarter of Borrower. In the event that the Property does not maintain the required Debt Yield set forth herein, Borrower shall, at its option, either individually or in combination, (i) deposit with Agent (to be held as cash collateral pursuant to Article VI) an amount in Cash (such amount, as determined from time to time pursuant to this Section 4.1.12, the then applicable “Debt Yield Maintenance Amount”) that, when applied in reduction of the principal amount of the Loan outstanding, would cause the Debt Yield to equal or exceed eight and one-half percent (8.50%), or (ii) post and thereafter maintain an irrevocable standby Letter of Credit for the Debt Yield Maintenance Amount (any such Letter of Credit, as the same may be renewed or amended in accordance with the provisions hereof, an “Debt Yield Letter of Credit”; the Debt Yield Letter of Credit and any cash collateral deposited with Agent pursuant to clause (i), being herein collectively referred to as the “Debt Yield Collateral”), and/or (iii) prepay the Loan by an amount equal to the Debt Yield Maintenance Amount, which prepayment shall not in any event require the payment of the Spread Maintenance Premium. The provisions of Section 6.6 shall apply with respect to any Debt Yield Letter of Credit.

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(c)    As of the Closing Date, the Guarantor maintains a corporate credit rating of “BB” from S&P. If at any time, (i) Guarantor’s corporate credit rating from S&P is downgraded such that the rating is “BB-”, then a Trigger Period will commence, (ii) Guarantor’s corporate credit rating from S&P is downgraded such that the rating is “B+”, then a Trigger Period will commence or continue (as applicable) and Borrower shall be required to deposit into the Debt Service Reserve Account a sum equal to six (6) months of Debt Service payments anticipated to be payable under the Loan at the “capped” interest rate of six percent (6.0%) per annum as determined by Agent, (iii) Guarantor’s corporate credit rating from S&P is downgraded such that the rating is “B”, then a Trigger Period will commence or continue (as applicable) and Borrower shall be required to make a deposit into the Debt Service Reserve Account such that the Debt Service Reserve Account shall have a balance equal to twelve (12) months of Debt Service payments anticipated to be payable under the Loan at the “capped” interest rate of six percent (6.0%) per annum as determined by Agent, and/or (iv) Guarantor’s corporate credit rating from S&P is downgraded such that the rating is lower than “B”, then a Trigger Period will commence or continue (as applicable), Agent shall obtain a new Appraisal (at the cost of Borrower), and Borrower shall be required to make a prepayment of the Loan such that the Loan-to-Value Ratio shall be no greater than 65% based on the “as-is” appraised value determined by Agent pursuant to such Appraisal (which prepayment of the Loan shall be required only if and to the extent the Loan-to-Value Ratio on such determination date shall be greater than 65% based on the “as-is” appraised value of the Property determined by Agent pursuant to such Appraisal).
(d)    At all times during the term of the Loan, Guarantor shall, subject to the cure period set forth herein and in the Guaranty, maintain a Net Worth of at least $425,000,000.00, which Net Worth shall be tested annually by Agent.
4.1.13    Updated Appraisal. Agent shall have the right to order new Appraisals of the Property from time to time. Borrower hereby agrees, upon demand, to pay to Agent the actual cost and expense for such Appraisals and Agent’s customary fee for Agent’s review of each Appraisal; provided, however, that Borrower’s obligation to pay such cost and expense shall be limited to one Appraisal of the Property every two (2) years, unless the Appraisal (a) is ordered after the occurrence of an Event of Default, (b) is ordered at such time as the Loan is being administered by the special credits unit of Agent, (c) is required by any Legal Requirement or (d) is required to be ordered pursuant to the terms of Section 4.1.12(a) or Section 4.1.12(c).
4.1.14    Commitment Fee and Administrative Fee. Borrower shall pay to Agent the Upfront Fee and the Administrative Fee in accordance with the Loan Fee Letter.
4.1.15    Interest Rate Protection Agreement.
(b)    Prior to or contemporaneously with the Closing Date, Borrower shall have entered into one or more interest rate protection products (each, together with all schedules and confirmations thereof, an “Interest Rate Protection Agreement”) with one (1) or more Lenders or Affiliates thereof or such other financial Institution reasonably acceptable to Agent, in form and substance satisfactory to Agent in its reasonable discretion (which Interest Rate Protection Agreements may be so‑called “swaps”, “caps” or “collars” or such other form of interest rate protection as may be available, or any combination of the foregoing) which shall have a notional

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amount equal to the Loan Amount and with a Counterparty reasonably acceptable to Agent or a counterparty having a Minimum Counterparty Rating (except that any Counterparty which is a Lender or an Affiliate of a Lender shall not be required to have the Minimum Counterparty Rating), which shall effectively hedge the LIBOR Base Rate on the entire outstanding principal balance of the Loan until the Maturity Date at a rate less than or equal to 3.75% per annum, calculated on an annual basis. The obligations of Borrower under any Interest Rate Protection Agreements (other than any Lender Interest Rate Protection Agreements) shall not be secured by or encumber any of the collateral securing Borrower’s obligations under the Loan Documents. The obligations of Borrower under any Lender Interest Rate Protection Agreement shall be secured pari passu by the Mortgage and other collateral for the Loan and all sums which may become due and payable by Borrower to the Lender Counterparty thereunder, in accordance with the terms and provisions of such Lender Interest Rate Protection Agreement, including in connection with any termination thereof, shall be payable pursuant to this Agreement and as defined by the Note as Additional Interest. To the extent that there is a Lender Interest Rate Protection Agreement, the applicable Lender shall not be permitted to transfer its entire interest in the Loan prior to the occurrence of an Event of Default unless such Lender (or its affiliate that serves as the Counterparty) also transfers its interest in the Interest Rate Protection Agreement to the same transferee or an affiliate thereof. Promptly upon obtaining any Interest Rate Protection Agreement, Borrower shall deliver the same to Agent.
(c)    Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Protection Agreement. Borrower shall take all action reasonably requested by Agent to enforce Agent’s rights under the Interest Rate Protection Agreements in the event of a default by Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder. Borrower shall not (i) without the prior written consent of Agent, modify, amend or supplement the terms of the Interest Rate Protection Agreement, (ii) without the prior written consent of Agent, cause the termination of the Interest Rate Protection Agreement prior to its stated maturity date or any prior prepayment date of the Loan, (iii)  without the prior written consent of Agent, waive or release any obligation of the Counterparty (or any successor or substitute party to the Interest Rate Protection Agreement) under the Interest Rate Protection Agreement, (iv) without the prior written consent of Agent, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Protection Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Protection Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under the Interest Rate Protection Agreement, (vi) take or omit to take any action or suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Protection Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Protection Agreement) to payment or (vii) fail to give prompt notice to Agent of any notice of default given by or to Borrower under or with respect to the Interest Rate Protection Agreement, together with a complete copy of such notice.
(d)    Borrower shall collaterally assign to Agent, pursuant to Agent’s then current form of Assignment of Interest Rate Protection Agreement, all of its right, title and interest to receive any and all payments under the Interest Rate Protection Agreement (and any related guarantee, if

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any) and shall deliver to Agent an executed counterpart of such Interest Rate Protection Agreement, notify the Counterparty of such collateral assignment and obtain the agreement (either in such Interest Rate Protection Agreement or by separate instrument) of such Counterparty to make any payments to become payable under or pursuant to the Agreement directly to Agent until such time as the Assignment of Interest Rate Protection Agreement is terminated or otherwise canceled. At such time as the Loan is repaid in full, all of Agent’s right, title and interest in the Interest Rate Protection Agreement shall terminate and Agent shall execute and deliver at Borrower’s sole cost and expense, such documents as may be required to evidence Agent’s release of the Interest Rate Protection Agreements and to notify the Counterparty of such release. If Agent receives any payments under the Interest Rate Protection Agreement (other than a payment by reason of a termination event or any other payment during the existence of an Event of Default), Agent shall apply the same to Debt Service payable on the next succeeding Payment Date. If Agent receives any payments under the Interest Rate Protection Agreement during the existence of an Event of Default or by reason of a termination event under the Interest Rate Protection Agreement, Agent shall have the right to hold the same, to deposit the same in a cash collateral account as additional security for the Loan or to apply same to any portion of the Debt in any order it desires or, if the Interest Rate Protection Agreement has been partially or wholly terminated, to apply same to the cost of acquiring another interest rate protection agreement in form and substance, and from a counterparty, satisfactory to Agent in all respects.
(e)    If for any reason the Counterparty’s rating shall fall below the Minimum Counterparty Rating, Borrower shall within ten (10) Business Days following receipt of notice thereof from Agent or any other Person, procure a new interest rate protection product from a counterparty having a rating equal to the Minimum Counterparty Rating in the form of the Interest Rate Protection Agreements and shall pledge same to Agent pursuant to an assignment of interest rate protection agreement in the form of the Assignment of Interest Rate Protection Agreement or such other assignment form as is then generally utilized by Agent and accompanied by an opinion letter from counsel to such new Counterparty in form and substance reasonably satisfactory to Agent. The provisions of this subsection (d) shall not be applicable if the Counterparty is a Lender or an Affiliate of a Lender.
(f)    In the event that Borrower fails to purchase and deliver to Agent the Interest Rate Protection Agreement as and when required hereunder, Agent may purchase the Interest Rate Protection Agreements and the cost incurred by Agent in purchasing the Interest Rate Protection Agreements shall be paid by Borrower to Agent with interest thereon at the Default Rate from the date such cost was incurred by Agent until such cost is paid to Agent.
(g)    In connection with an Interest Rate Protection Agreement, unless Agent, any Lender or any Affiliate of Agent or any Lender is the Counterparty thereunder, Borrower shall obtain and deliver to Agent an opinion of counsel from counsel for the Counterparty thereunder (upon which Agent and Lenders and their respective successors and assigns may rely) (the “Counterparty Opinion”), under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, substantially in compliance with the requirements set forth below:

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(i)    The Counterparty Opinion shall be addressed to Agent, for itself and Lenders, and their respective successors and assigns and shall state that it may be relied upon by (A) successor Agent, (B) any Assignee of any Lender’s interest in the Loan, (C) any Participant, and (D) any servicer of the Loan,
(ii)    The Counterparty Opinion shall be in form and substance acceptable to Lender and shall contain the following opinions:
(A)    the Counterparty under the Interest Rate Protection Agreement is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Protection Agreement;
(B)    the execution and delivery of the Interest Rate Protection Agreement by the Counterparty thereunder, and any other agreement (including, without limitation, the Assignment of Interest Rate Protection Agreement) which such Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by‑laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;
(C)    all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Protection Agreement, and any other agreement (including, without limitation, the Assignment of Interest Rate Protection Agreement) which such Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and
(D)    the Interest Rate Protection Agreement, and any other agreement (including, without limitation, the Assignment of Interest Rate Protection Agreement) which the Counterparty thereunder has executed and delivered pursuant thereto, has been duly executed and delivered by such Counterparty and constitutes the legal, valid and binding obligation of such Counterparty, enforceable against such Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(iii)    The Counterparty Opinion shall contain such additional opinions on such other matters relating to the Interest Rate Protection Agreement and/or and any other agreement (including, without limitation, the Assignment of Interest Rate Protection Agreement) which the Counterparty thereunder has executed and delivered pursuant thereto,

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as Agent shall reasonably require, including, without limitation, the following additional opinions if the Counterparty is a foreign Person:
(A)    Jurisdiction where Counterparty is located will respect and give effect to the choice of law provisions of the Interest Rate Protection Agreement and any other agreement (including, without limitation, the Assignment of Interest Rate Protection Agreement) which the Counterparty thereunder has executed and delivered pursuant thereto; and
(B)    A judgment obtained in the courts of the State of New York is enforceable in the jurisdiction where Counterparty is located.
(h)    Each Lender agrees that if it or an Affiliate is a Lender Counterparty under an Interest Rate Protection Agreement, then, unless an Event of Default has occurred and is continuing,
(i) such Lender shall remain a Lender hereunder so long as it or such Affiliate remains a Lender Counterparty;
(ii) such Lender shall not, and shall not permit any Affiliate to, assign, transfer or novate, in whole or in part, such Interest Rate Protection Agreement or any of such Lender’s or its Affiliate’s interest therein or obligation thereunder to any party that is not a Lender or an Affiliate of a Lender; and
(iii) if its Affiliate becomes a Lender Counterparty, it will cause such Affiliate to provide to Borrower written confirmation, in form and substance reasonably satisfactory to Borrower, acknowledging such Affiliate’s agreement to the foregoing.
4.1.16    Insurance. Borrower shall maintain in effect at all times while any Obligations under the Note, Loan Agreement or other Loan Documents remain outstanding, the insurance policies required by this Agreement.
4.1.17    Fees. Borrower shall pay when due all reasonable costs and expenses, including, without limitation, appraisal fees (only if required by law after the initial appraisal or pursuant to Section 4.1.13 hereof), recording fees and charges, abstract fees, title policy fees, escrow fees, reasonable attorneys’ fees and disbursements, environmental consultants to the extent provided in the Mortgage, mortgage servicing fees and expenses, and all other reasonable costs and expenses of every character which have been incurred or which may hereafter be incurred by Agent in connection with the preparation and execution of the Loan Documents, including any extension, amendment or modification thereof; the funding of the Loan, the administration and enforcement of this Agreement, the Mortgage, the Note, and the other Loan Documents, including, without limitation, reasonable attorneys’ fees and disbursements in any action for the foreclosure of the Mortgage and the collection of the Loan, and all such fees incurred in connection with any bankruptcy or insolvency proceeding; and Borrower will, within twenty (20) days after demand by Agent, reimburse Agent for all such reasonable expenses which have been incurred. All amounts incurred or paid by Agent under this Section 4.1.17, together with interest thereon at the Default Rate from

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the due date until paid by Borrower, shall be added to the Debt and shall be secured by the Lien of the Mortgage.
4.1.18    Books and Records. Borrower shall keep and maintain detailed, complete and accurate books, records and accounts reflecting all items of income and expense of Borrower in connection with the Property and the results of the operation thereof; and, upon the request of Agent, to make such books, records and accounts available to Agent for inspection or independent audit at reasonable times upon reasonable advance notice to Borrower. Any independent audit conducted hereunder shall be at Agent’s expense unless such audit shall uncover a material error in statements previously delivered to Agent, in which case Borrower shall pay all reasonable costs related thereto. Agent hereby agrees to comply with the terms of Section 10.32 with regard to any information acquired hereby.
4.1.19    Indebtedness. Borrower shall duly and promptly pay all Borrower’s indebtedness to Lenders according to the terms of this Agreement, the Note and the other Loan Documents, and shall incur no other Indebtedness in any form, whether direct, indirect, primary, secondary, or contingent, without Agent’s prior written consent, other than such Indebtedness contemplated hereunder in connection with operating the Improvements and the Indebtedness (if any) permitted pursuant to Section 3.1.23(c)(iv), which other Indebtedness in each case is paid on a timely basis.
4.1.20    Maintain Existence. Borrower shall maintain its existence in good standing and make no material changes in its organization that would affect its compliance with the representations, warranties and covenants contained in Section 3.1.23 or have a Material Adverse Effect, except to the extent permitted under Article VIII; shall not convey, transfer, or lease any substantial part of its property, assets, or business to any other Person except as provided under Article VIII; shall not engage in any business enterprise other than as provided in this Agreement; shall not merge or consolidate with or into any other firm or corporation or enter into any partnership or joint venture with any other Person; and shall not make any loans or advances to any other Person, except extensions of credit in the normal course of business.
4.1.21    Easements and Restrictions; Zoning. (a)  Borrower shall submit to Agent for Agent’s approval prior to the execution thereof by Borrower all proposed easements, restrictions, covenants, permits, licenses, and other similar instruments which would affect the title to the Property, accompanied by a Survey showing the exact proposed location thereof and such other information as Agent shall reasonably require. With respect to any and all existing easements, restrictions, covenants or operating agreements which benefit or burden the Property and any easement, restriction or covenant to which the Property may hereafter be subjected in accordance with the provisions hereof, Borrower shall: (i) observe and perform the obligations imposed upon the Borrower or the Property; (ii) not alter, modify or change the same without the prior approval of Agent in its reasonable discretion; (iii) enforce its rights thereunder in a commercially reasonable manner so as to preserve for the benefit of the Property the full benefits of the same; and (iv) deliver to Agent a copy of any written notice of default or other material written notice received by Borrower in respect of the same promptly after Borrower’s receipt of such notice.

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(b)    Except as may be expressly permitted under Article VIII, Borrower shall not subject the Property or any part thereof to any easement, restriction or covenant (including any restriction or exclusive use provision in any lease or other occupancy agreement) without the prior approval of Agent (not to be unreasonably withheld or delayed).
4.1.22    Ownership of Personalty. Borrower shall furnish to Agent, if Agent so requests, photocopies of the fully executed contracts, bills of sale, receipted vouchers and agreements, or any of them, under which Borrower claims title to the materials, articles, fixtures and other Personal Property used or to be used in the operation of the Improvements.
4.1.23    Comply with Other Loan Documents. Borrower shall perform all of Borrower’s Obligations under the Note and the other Loan Documents.
4.1.24    Purchase of Material Under Conditional Sale Contract. Borrower shall not permit any materials, equipment, fixtures or any other part of the Improvements to be purchased or installed under any security agreement or other arrangements wherein the seller reserves or purports to reserve the right to remove or to repossess any such items or to consider them personal property after their incorporation in the Improvements, unless authorized by Agent in writing and in advance.
4.1.25    Intentionally Omitted.
4.1.26    USA Patriot Act Compliance. Borrower shall and shall cause its Affiliates to comply with the USA Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower, its Affiliates and the Property, which relate to money laundering and terrorism. If, at any time, Agent has a reasonable belief that Borrower or any Affiliate of Borrower is not in compliance with the USA Patriot Act or any applicable requirement of Governmental Authorities having jurisdiction over Borrower or such Affiliate or the Property which relates to money laundering and/or terrorism, upon ten (10) days’ notice to Borrower, Agent shall have the right to audit Borrower’s and its Affiliates’ compliance with the USA Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower, its Affiliates and the Property, which relate to money laundering and terrorism. In the event that Borrower fails or fails to cause its Affiliates to comply with the USA Patriot Act or any such requirements of Governmental Authorities relating to money laundering and terrorism, then Agent may, at its option, cause Borrower to comply or cause Borrower to cause its Affiliates to comply therewith and any and all reasonable costs and expenses incurred by Agent in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable.
4.1.27    Anti-Terrorism Compliance. No portion of the proceeds of the Loan will be used, are needed, or will be invested by Borrower, any Affiliates of Borrower, or Guarantor, in order to support international terrorism or activities that may contravene U.S. federal or state or any other Governmental Authority’s anti-money laundering laws and regulations. Borrower understands and hereby acknowledges that Agent and Lenders have certain anti-money laundering responsibilities under various laws, rules and regulations of the United States of America and shall deliver to Agent, in each case, as reasonably requested by Agent and/or any Lender or as requested

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by Governmental Authority administering such laws and regulations, information regarding Borrower’s direct and indirect beneficial owners’ identities or sources of funds or other similar information and may seek to ensure that representatives or direct or indirect beneficial owners of Borrower are not named on one of the Government Lists. Borrower agrees, upon the reasonable request of Agent and/or any Lender, to provide additional information as may be necessary or advisable in order to satisfy their anti-money laundering responsibilities under various laws, rules and regulations of the United States of America.
4.1.28    Customer Due Diligence Requirements. Borrower shall, promptly after written request by Agent (whether for itself, on behalf of any Lender or any prospective new Lender), furnish or cause to be furnished to Agent any documentation and such other information or evidence as may be reasonably requested by Agent to enable Agent, such Lender or such prospective Lender to carry out and be satisfied with the results of all applicable customer due diligence requirements.
4.1.29    Maintenance of Property. At all times during the term of the Loan, Borrower shall maintain the Property in a manner customary for class A office buildings of similar type and use in New York City.
4.1.30    Sotheby’s Revolving Credit Facility. Borrower shall provide Agent copies of all notices of defaults, events of default and/or acceleration received by Borrower or any Affiliate of Borrower under the Sotheby’s Revolving Credit Facility.
4.1.31    Required Repairs. Borrower shall perform the repairs at the Property as set forth on Schedule 4.1.31 hereto (such repairs are referred to herein as “Required Repairs”) and shall complete each of the Required Repairs in a good and workmanlike manner on or before the respective deadline for each repair as set forth on Schedule 4.1.31.
Section 4.2    Borrower Negative Covenants.
Borrower covenants and agrees that:
4.2.6    Due on Sale and Encumbrance; Transfers of Interests. Borrower shall not permit or suffer any Transfer, other than Permitted Transfers, without the prior written consent of Agent. In addition, Borrower shall not, without the prior written consent of Agent, issue or have outstanding direct or indirect securities, the legal, economic or beneficial interest of which is in bearer form, provided, however, for the avoidance of doubt, nothing herein shall be deemed to prohibit or otherwise restrict Guarantor from issuing stock or securities.
4.2.7    Indebtedness; Liens. Borrower shall not incur any Indebtedness, other than Indebtedness permitted pursuant to Section 3.1.23(c)(iv). In addition, no Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property except for Permitted Encumbrances and in connection with any secured Lender Interest Rate Protection Agreement.

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4.2.8    Dissolution. Borrower shall not engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, or Transfer, all or substantially all of the property or assets of Borrower except as otherwise permitted under the Loan Documents.
4.2.9    Change in Business. Borrower shall not enter into any line of business other than the ownership, management, development and operation of the Property, and any business incidental thereto.
4.2.10    Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith or the terms of the Master Lease) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
4.2.11    Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the constituent members of Borrower except in the ordinary course of business and on terms which are fully disclosed to Agent in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s‑length transaction with an unrelated third party.
4.2.12    Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non‑conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Agent. Borrower will promptly notify Agent of any anticipated or proposed change in the zoning for the Property or any portion thereof or any other property with respect to which a change in zoning would affect the zoning or Borrower’s use and enjoyment of the Property, or any part thereof, promptly upon its learning of any such anticipated or proposed change. Agent shall have the right to (a) participate (at Borrower’s sole cost and expense) in any and all proceedings, judicial, administrative or otherwise, with respect to or in any way affecting the Property, including, without limitation, zoning, environmental and other matters using counsel of Agent’s choosing, and (b) with respect to any change in the zoning for the Property, require a zoning opinion, acceptable to Agent in its reasonable discretion.
4.2.13    Assets. Borrower shall not purchase or own any property other than the Property and incidental Personal Property necessary for the ownership or operation of the Property.
4.2.14    No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any Taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.
4.2.15    Principal Place of Business. Borrower shall not change its principal place of business, its jurisdiction of organization or its authorizations to do business without first giving Agent thirty (30) days’ prior notice.

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4.2.16    ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Agent of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non‑exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
(b)    Borrower shall deliver to Agent such certifications or other evidence from time to time throughout the term of the Loan, as requested by Agent in its sole discretion, that (i) each Loan Party is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:
(A)    Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3‑101(b)(2);
(B)    Less than twenty‑five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; or
(C)    Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3‑101(c) or (e).
4.2.17    No Distributions. During the continuance of an Event of Default, Borrower will not make any distributions or other disbursements to its shareholders, partners or members or Persons owned by or related to any of its shareholders, partners or members until the Loan has been repaid in full. At all times, Borrower will use any and all Rents collected from the Property to pay operating expenses of Borrower (including, without limitation, Property Taxes and Other Charges (if any), Insurance Premiums (if any) and Debt Service) prior to any distributions permitted pursuant to this Section 4.2.12.
4.2.18    Organizational Documents. Borrower will not amend, modify or otherwise change its Organizational Documents without the prior consent of Agent in any manner that (a) violates the single purpose covenants set forth in Section 3.1.23, or (b) amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Agent or the Lenders’ consent. Without the prior consent of Agent, neither Borrower nor Guarantor shall make any material changes to their respective Organizational Documents that would reasonably be expected to or does have a Material Adverse Effect.
4.2.19    Intentionally Omitted.
4.2.20    Government Regulation. Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Agent or Lenders from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be

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requested by Agent or Lenders at any time to enable Agent or Lenders to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act.
4.2.21    Sanctions Compliance. Borrower will not, directly or indirectly, use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any Affiliate, subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan, whether as underwriter, advisor, investor or otherwise).
4.2.22    Anti-Bribery Compliance. No part of the proceeds of the Loan will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law.

V.	INSURANCE, CASUALTY AND CONDEMNATION
Section 5.1    Insurance.
5.1.23    Insurance Policies. (a) Borrower, at its sole cost and expense, shall obtain and maintain, or cause to be maintained, and deliver to Agent the following insurance Policies:
(i)    Liability insurance, as follows, which shall be maintained at all times during the term of the Loan:
(A)    Commercial general liability insurance applicable to claims for personal injury and/or bodily injury including death or property damage occurring upon, in or about the Property; occurring as a result of terrorism, the construction and use and occupancy of facilities located at or on the Property; or as a result of construction thereof. Coverage shall be provided on an occurrence basis pursuant to the ISO Commercial General Liability Coverage Form (CG 00 01 10 01) or its equivalent, and for personal and/or bodily injury or property damage as now are or hereafter incorporated into such form and its endorsements. Such coverage shall be in amounts of not less than $1,000,000 per occurrence, including products and completed operations liability, and $2,000,000 general aggregate limit, applying per location if the policy covers other locations. The policy shall be written with no deductible or self-insured retention unless approved by Agent. Such coverage shall name Agent as an additional insured and provide such Additional Insured coverage on a primary and non-contributory basis;
(B)    If applicable, commercial automobile liability insurance providing bodily injury and property damage coverage of no less than $1,000,000 combined single limit covering all owned, non-owned and hired vehicles. Such coverage shall name Agent as an additional insured and provide such additional insured coverage on a primary and non-contributory basis;

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(C)    Commercial umbrella/excess liability coverage of not less than $100,000,000 per occurrence and $100,000,000 in the annual aggregate. Commercial umbrella/excess liability insurance shall provide additional coverage over all limits and coverages noted in paragraph (A), and, if required, the coverages noted in paragraph (B) and (D). This limit may be increased, from time to time, to reflect what a reasonably prudent owner or lessee of buildings or improvements similar in type and locality to that of the Property would carry. This policy shall be written on an “occurrence” form basis and provide follow-form coverage including terrorism and primary and non-contributory additional insured coverage in favor of Agent;
(D)    Workers compensation insurance to the full extent as required by applicable law; and employer’s liability coverage subject to a limit of no less than $1,000,000 per accident, $1,000,000 disease per employee and $1,000,000 disease policy limit. Such workers compensation, disability and employer’s liability insurance shall cover Borrower’s employees engaged in any work for or related to the Property;
(E)    The policies described in paragraphs (A), (B) and (C) shall cover, without limitation: elevators, escalators, independent contractors, contractual liability for insured contracts (including coverage, to the maximum extent permitted by law, Borrower’s obligation to indemnify Agent and the Lenders as required under this Agreement), products and completed operations liability coverage;
(F)    If applicable, fidelity/crime insurance providing coverage against loss due to employee dishonesty, forgery & alteration, money & securities, funds transfer and other prudent crime coverages in an amount as may be required by Agent, and with a deductible not greater than Ten Thousand and No/100 Dollars ($10,000.00), provided that maintenance of such deductible shall be commercially reasonable and shall be maintained by owners of properties similar in type, location and quality as the Property;
(G)    If applicable, liquor liability insurance in connection with the sale of alcoholic beverages in amounts acceptable to Agent; and
(H)    Such other types and amounts of insurance with respect to the Property and the operation thereof which are commonly maintained in the case of other property and buildings similar to the Property in nature, use, location, height and type of construction as may from time to time be reasonably required by Agent.
(ii)    Property insurance, as follows, which shall be maintained at all times during the term of the Loan:
(A)    Insurance against loss customarily included under standard “all risk” or “special form” policies including windstorm/named windstorm, vandalism, malicious mischief, and such other insurable hazards as, under good insurance

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practices, from time to time are insured against for other property and buildings similar to the Property in nature, use, location, height, and type of construction. The amount of such insurance shall be not less than one hundred percent (100%) of the insurable value of the Property, including Improvements and betterments at the Property. Each such insurance Policy shall contain a replacement cost endorsement and either be written on a no coinsurance form or contain an agreed amount endorsement waiving all coinsurance provisions and shall cover, without limitation, all tenant improvements and betterments (except to the extent that the Tenant is required to insure the same pursuant to the applicable Lease) on a replacement cost basis. Agent shall be named mortgagee/lender loss payee on a standard mortgagee endorsement;
If the Property is, at any time during the term of the Loan, located in seismic zone 3 or 4 and the probable maximum loss or scenario expected loss exceeds 20%, earthquake coverage in amounts as may be reasonably required by Agent. Earthquake deductibles shall not be greater than five percent (5%) of the total insured value of the Property, per occurrence.
If all or any portion of the Improvements at the Property is, at any time during the term of the Loan, located in a special flood hazard area or such other area as Lender may determine its reasonable discretion, flood coverage in an amount equal to (1) the maximum amount of such insurance available through the National Flood Insurance Program and (2) such additional flood coverage in form and substance and in amounts as may be reasonably required by Agent. The flood coverage required pursuant to this subsection shall provide for deductibles as may be reasonably required by Agent;
(B)    If at any time during the term of the Loan, any of the Improvements at the property shall constitute legal non-conforming structures, Law & ordinance coverage including, demolition cost, debris removal, operations of building laws, and increased cost of construction, including, without limitation, increased costs arising out of changes in applicable laws and codes, each in amounts reasonably required by Agent;
(C)    Rent loss and/or business interruption insurance, including extra expense coverage, for indirect loss or damage by all risks covered by the insurance provided for in (A) above. Such coverage shall be equal to an amount not less than one hundred percent (100%) of the projected net operating income and fixed income in a twelve (12) month period commencing at the time of loss and which shall also provide an Extended Period of Indemnity Endorsement as to be reasonably required by Agent. Agent shall be named as Lender Loss Payee as respects this coverage. Such coverage shall be written on a no coinsurance form or shall contain an agreed amount endorsement waiving all coinsurance provisions. The amount of such time element coverage shall be determined prior to the Closing Date and at least once each year thereafter based on Borrower’s reasonable estimate of the annual amount

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of net operating income and fixed expenses payable for the succeeding twelve (12) month period. In the event that all or any portion of the Property shall be damaged or destroyed, Borrower shall assign to Agent all claims under the policies of such insurance and all amounts payable and all net amounts, when collected by Borrower under such policies;
(D)    If applicable, comprehensive boiler and machinery coverage with limits with respect to any one accident as may be reasonably requested by Agent. Such coverage shall insure against direct and indirect loss or damage to all tenant improvements and betterments that Borrower is required to insure pursuant to this Agreement by explosion or breakdown of mechanical and electrical equipment, including steam boiler, air conditioning equipment, pressure vessels or similar apparatus, with exclusions for testing removed, now or hereafter installed on the Property. Coverage for indirect loss/rental interruption insurance for a period of at least twelve (12) months from the date of loss as is reasonably required by Agent;
(E)    If the “all risk” commercial property insurance required under subsection (i)(A) above and rent loss and/or business interruption insurance Policies required under subsection (ii)(C) above do not cover perils of terrorism or acts of terrorism, Borrower shall maintain commercial property and rent loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under subsections (i)(A) and (ii)(B) above;
For the purposes of this Agreement “terrorism” shall mean the use of threatened use of force or violence against person or property, or commission of an act dangerous to human life or property, undertaken by any person or group, whether or not acting on behalf of or in connection with any organization, government, power, authority or military force, when the effect is to intimidate, harm or coerce a government, the civilian population or any segment thereof, or to disrupt any segment of the economy. For so long as the Terrorism Risk Insurance Program Reauthorization Act of 2015, or subsequent statute, extension or reauthorization (“TRIPRA”) is in effect and TRIPRA continues to cover foreign and domestic acts, the provisions of TRIPRA shall determine what is deemed to be included within this definition of “terrorism”;
(F)    Such other types and amounts of insurance with respect to the Property and the operation thereof which are commonly maintained in the case of other property and buildings similar to the Property in nature, use, location, height and type of construction as may from time to time be reasonably required by Agent; and
(G)    During any construction, repairs and/or renovation period, coverage as required in subsection (ii)(A), (B), (C), (D), (E) and (F) shall be extended to include any insurable hard and/or soft costs and shall otherwise be in form and substance reasonably acceptable to Agent.

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(b)    Requirements of Insurance Policies:
(i)    All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and, to the extent not specified above, shall be subject to the approval of Agent as to deductibles, Lender Loss Payees, Loss Payees, Additional Insureds, Joint Loss Payee/Beneficiary and Insureds. At least five (5) Business Days prior to the expiration date of any existing Policy, Borrower shall furnish to Agent binding evidence of insurance evidencing a new or renewal Policy with respect to such expiring Policy and evidence, satisfactory to Agent, that the premiums due thereunder have been paid (the “Insurance Premiums”). Not later than one hundred-twenty (120) days after the renewal or replacement of each of the Policies, Borrower shall deliver to Agent an original or certified copy (as required pursuant to this paragraph) of a renewal or replacement Policy or Policies. Binding Evidence means an Evidence of Commercial Property form (Accord 28 or its equivalent) for all first-party related coverages and a Binder of Insurance (Accord 25-S or its equivalent) for all third-party liability coverages.
(ii)    Prior to the renewal or replacement of the existing Policy, any required insurance may be procured under a blanket insurance Policy covering the Property and other properties or assets of Borrower or its affiliates, provided that any such blanket insurance Policy shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a). Agent, in its reasonable discretion, shall determine whether such blanket Policies provide sufficient limits of insurance.
(iii)    Unless otherwise specified, all Policies of insurance provided for or contemplated by Section 5.1.1(a) shall name Borrower as a named insured and, in the case of property policies, builder’s risk, boiler and machinery, terrorism, rent loss and/or business interruption, flood and earthquake insurance, shall name Agent (for the Ratable benefit of Lenders and their successors and/or assigns) as the Mortgagee/Lender Loss Payee under a standard non-contributing mortgagee clause or its equivalent in favor of Agent providing that the loss thereunder shall be payable to Agent for the Ratable benefit of Lenders and providing thirty (30) days’ advance notice of cancellation to Agent. Loss of Rental Income, Business Income and other applicable Time Element insurance shall name Agent (for the Ratable benefit of Lenders and their successors and/or assigns) as Lender Loss Payee pursuant to the ISO Loss Payable form (CP 1218 0695) or an equivalent form reasonably acceptable to Agent in form and content. Such mortgagee clause shall provide that (A) Agent and the Lenders are permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums, and (B) such Policy shall not be invalidated by and shall insure to the benefit of Agent for the benefit of Lenders regardless of (1) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such Policy by Borrower or any other named insured under the Policy, (2) the occupancy or use of the Property for purposes more hazardous than permitted by the terms thereof, or (3) any foreclosure or other action or proceeding taken by Agent or the Lenders pursuant to any provision of the Mortgage or any other Loan Document.

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(iv)    Each Policy shall contain a provision whereby the insurer: (A) agrees that such Policy shall not be canceled or terminated; the coverage, deductible, and limits of such Policy shall not be materially modified; other provisions of such Policy shall not be materially modified if such Policy, after giving effect to such modification, would not satisfy the requirements of this Agreement, and such Policy shall not be so modified, canceled or fail to be renewed, without in each case, at least thirty (30) days’ prior written notice to Agent, (B) waives any right to claim any Insurance Premiums and commissions against Agent or any Lender, provided that the Policy need not waive the requirement that the Insurance Premiums be paid in order for a claim to be paid to the insured and (C) provides that Agent and the Lenders are permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums. In the event any Policy (except for general public and other liability and Workers Compensation insurance) shall contain breach of warranty provisions, such Policy shall not be invalidated by and shall insure to the benefit of Agent for the benefit of Lenders regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such Policy by any named insured, (B) the occupancy or use of the Property for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Agent or the Lenders pursuant to any provision of the Mortgage or any other Loan Document.
(v)    Borrower shall pay the Insurance Premiums for the Policies as the same become due and payable. When required by Agent, Borrower shall deliver to Agent certified copies of the Policies required to be maintained pursuant to Section 5.1.1(a); provided, however, Agent and Lenders shall not be deemed by reason of the custody of such Policies to have knowledge of the contents thereof. Borrower also shall deliver to Agent within ten (10) days after Agent’s request, a statement setting forth the particulars as to all such Policies, indicating that all Insurance Premiums due thereon have been paid and that the same are in full force and effect at Closing and upon renewal.
(vi)    If at any time Agent is not in receipt of written evidence that all insurance required hereunder is maintained in full force and effect, Agent and the Lenders shall have the right (but not the obligation), upon notice to Borrower, to take such action as Agent deems necessary to protect Lenders’ interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lenders in its sole discretion deems appropriate and all Insurance Premiums incurred by Agent and the Lenders in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Agent upon demand and until paid shall be secured by the Mortgagee and shall bear interest at the Default Rate.
(vii)    In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all proceeds payable under the Policies and, upon written notice to and written approval from insurance carriers, all right, title and interest of Borrower in and to the Policies then in force concerning the Property, shall thereupon vest in the purchaser at such foreclosure, Agent, Lender, or other transferee in the event of such other transfer of title.

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5.1.24    Insurance Carrier Ratings. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located and having a Financial Strength rating of A- and a Financial Size rating of VIII or better by A.M. Best Company, Inc. current for the time when the insurance is effected or a rating agency otherwise approved by Agent.
5.1.25    Insurance Premiums; Insurance Policies and Certificates. Borrower acknowledges the importance to Agent and Lenders of the timely payment of Insurance Premiums by Borrower and the timely delivery to Agent of Policies and certificates of insurance as required pursuant to this Section 5.1. In the event Borrower fails to either pay any Insurance Premiums prior to the date that the same becomes delinquent or fails to deliver to Agent any Policies or certificates of insurance in accordance with this Section 5.1, in addition to constituting a Default or Event of Default hereunder, as applicable, and without limiting Agent’s other rights and remedies with respect to the occurrence of such a Default or Event of Default, as applicable, Agent shall have the right, at its election, to charge Borrower $500.00 per annum if Borrower has failed to pay any Insurance Premiums as required hereunder or Borrower has failed to deliver Insurance Policies or certificates of insurance as required hereunder. It shall constitute a further Event of Default hereunder if any such payment is not received by Agent within ten (10) days of request by Agent, and Agent shall be entitled to the exercise of all of its rights and remedies provided hereunder.
Section 5.2    Casualty and Condemnation.
5.2.5    Casualty. If the Property shall sustain a Casualty, Borrower shall give prompt notice of such Casualty to Agent and shall promptly commence and diligently prosecute to completion the repair and restoration of the Property in a first-class workmanlike manner at least equivalent to the value and general utility of the original work in the Improvements (provided, however, that in the case of a partial Casualty, the work shall be done to the extent reasonably practicable after taking into account the consequences of such partial Casualty); it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and utility as prior to the Casualty (a “Restoration”) and otherwise in accordance with Section 5.3. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Agent may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.
5.2.6    Condemnation. Borrower shall give Agent prompt notice of any actual or threatened Condemnation by any Governmental Authority of all or any part of the Property and shall deliver to Agent a copy of any and all papers served in connection with such proceedings. Agent may participate in any such proceedings, and Borrower shall from time to time deliver to Agent all instruments requested by Agent to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and this Agreement. Lenders shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest

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and additional interest (if any) at the rate or rates provided in this Agreement or in the Note. If the Property or any portion thereof is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.3; provided that, if required pursuant to the terms of this Agreement, Agent shall have made the Net Proceeds available to Borrower in accordance with the provisions of this Agreement. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Agent of the Award, Agent shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
Section 5.3    Delivery of Net Proceeds.
5.3.1    Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred to the Property, Borrower’s right, title and interest in and to all Proceeds are, except as otherwise herein provided, hereby assigned by Borrower to Agent and all Net Proceeds shall, except as otherwise herein provided, be paid to Agent. Borrower shall, in good faith and in a commercially reasonable manner, file and prosecute the adjustment, compromise or settlement of any claim for Proceeds and, subject to Borrower’s right to receive the direct payment of any Net Proceeds as herein provided, will cause the same to be paid directly to Agent to be held and applied in accordance with the provisions of this Agreement. Except upon the occurrence and during the continuance of an Event of Default, Borrower may settle any insurance or condemnation claim with respect to Net Proceeds which do not exceed the Restoration Threshold. Whether or not an Event of Default shall have occurred and be continuing, Agent shall have the right to approve, such approval not to be unreasonably withheld, any settlement which would in Agent’s reasonable judgment result in Net Proceeds which exceed the Restoration Threshold and Borrower shall deliver or cause to be delivered to Agent all instruments reasonably requested by Agent to permit such approval. Borrower shall pay all reasonable, actual, out-of-pocket costs, fees and expenses incurred by Agent on behalf of Lenders (including reasonable attorneys’ fees and expenses, the reasonable fees of insurance experts and adjusters and reasonable costs incurred in any litigation or arbitration), and interest thereon at the Default Rate to the extent not paid within fifteen (15) Business Days after delivery of a request for reimbursement by Agent, accompanied by reasonable back-up documentation, in connection with the settlement of any claim for Proceeds and the seeking and obtaining of any payment on account thereof in accordance with the foregoing provisions. If any Proceeds are received by Borrower and may be retained by Borrower pursuant to this Section 5.3.1, such Proceeds shall, until the completion of the related Work, be held in trust for Agent for the Ratable benefit of Lenders and shall be segregated from other funds of Borrower to be used to pay for the cost of the Restoration in accordance with the terms hereof, and to the extent such Proceeds exceed the Restoration Threshold, such Proceeds shall be forthwith paid directly to and held by Agent to be applied or disbursed in accordance with this Article V. If an Event of Default shall have occurred and be continuing, or if Borrower fails to file any insurance claim for a period of fifteen (15) Business Days, or to prosecute same with commercially reasonable diligence following Borrower’s receipt of written notice to do so from Agent, Borrower hereby irrevocably empowers Agent, in the name of Borrower as its true and lawful attorney-in-fact, to file and prosecute such claim (including settlement thereof) with counsel satisfactory to Agent and to collect and to make receipt for any such payment, all at Borrower’s expense (including payment of interest at the Default Rate for any

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amounts advanced by Agent pursuant to this sentence). If a Casualty or Condemnation has occurred to the Property and the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, and provided no Event of Default shall have occurred and remain uncured, the Net Proceeds will be disbursed by Agent to Borrower. As soon as reasonably practicable after receipt of the Net Proceeds (but in no event later than seventy-five (75) days after such Casualty or Condemnation, whichever the case may be, occurs) Borrower shall commence the Restoration and shall satisfactorily complete with due diligence the Restoration within a reasonable period of time in accordance with the terms of this Agreement.
5.3.2    Major Casualty or Condemnation. (a)  If a Casualty or Condemnation has occurred to the Property, Borrower shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement, provided that, if required to pursuant to the terms of this Agreement, Agent shall have made the Net Proceeds available to Borrower in accordance with the provisions of this Agreement. If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Agent shall make the Net Proceeds available for the Restoration, provided that each of the following conditions are met:
(i)    no Event of Default shall have occurred and be continuing;
(ii)    (A) in the event the Net Proceeds are insurance proceeds, less than forty percent (40%) of the total floor area of the Improvements at the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (B) in the event the Net Proceeds are an Award, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is the subject of the Condemnation;
(iii) the Master Lease shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of such Casualty or Condemnation;
(iv)    Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than seventy-five (75) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;
(v)    Agent shall be satisfied, in its reasonable discretion, that (A) the undisbursed amount of the Net Proceeds shall be sufficient to pay for the costs of completing the Restoration or Borrower has deposited sufficient funds with Agent to pay for any such deficiency, (B) any operating deficits and all payments of principal and interest under the Note will be paid during the period required for Restoration from (1) the Net Proceeds or (2) other funds of Borrower;
(vi)    Agent shall be satisfied, in its reasonable discretion, that the Restoration will be completed on or before the earliest to occur of (A) the date which is six (6) months prior

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to the Maturity Date, (B) the outside date required for such completion under the terms of any Lease, (C) such time as may be required under applicable Legal Requirements in order to repair and restore the Property in a first-class workmanlike manner at least equivalent to the value and general utility of the original work in the Improvements (provided, however, that in the case of a partial Casualty or Condemnation, the Restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Casualty or Condemnation), so that upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the damage or destruction or condemnation, it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty or Condemnation provided the Property is restored, to the extent practicable, to be of at least equal value and utility as prior to the Casualty or Condemnation or (D) the expiration of the business income insurance required hereunder;
(vii)    the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;
(viii)    the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements; and
(ix)    such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements.
(b)    Except as otherwise provided herein, the Net Proceeds shall be paid directly to Agent and held by Agent in a non-interest‑bearing account and, until disbursed in accordance with the provisions of this Section 5.3.2, shall constitute additional security for the Debt. The Net Proceeds shall be disbursed by Agent to Borrower from time to time during the course of the Restoration, promptly after receipt of evidence satisfactory to Agent that (i) all requirements set forth in Section 5.3.2(a) have been satisfied, (ii) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (iii) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.
(c)    All plans and specifications required in connection with the Restoration shall be subject to prior reasonable approval by Agent and by an independent architect selected by Agent (the “Casualty Consultant”). The plans and specifications shall require that the Restoration be completed in a first‑class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements (provided, however, that in the case of a partial Condemnation, the Restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Condemnation), so that upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to restore the Property

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to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Legal Requirements. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to reasonable approval by Agent and the Casualty Consultant. All reasonable, actual, out-of-pocket costs and expenses incurred by Agent in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower upon demand and if the same are not paid within ten (10) days of such demand, such amounts shall accrue interest at the Default Rate commencing on the date of such demand.
(d)    In no event shall Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Agent that the Restoration has been completed in accordance with the provisions of this Section 5.3.2(d) and all applicable Legal Requirements and that all approvals necessary for the re‑occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Agent receives evidence satisfactory to Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Agent will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Agent that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Agent or by the title company issuing the Title Insurance Policy, and Agent receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Agent, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(e)    Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

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(f)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Agent in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Agent within five (5) days of demand thereof and no further disbursement of the Net Proceeds shall be made until such deposit is received. The Net Proceeds Deficiency deposited with Agent shall be held by Agent and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.3.2 shall constitute additional security for the Debt.
(g)    The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Agent after the Casualty Consultant certifies to Agent that the Restoration has been completed in accordance with the provisions of this Section 5.3.2, and the receipt by Agent of evidence satisfactory to Agent that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Agent to Borrower, provided no Event of Default shall have occurred and shall be continuing under any of the Loan Documents and provided, however, that with respect to an Award, no amounts shall be remitted to Borrower in excess of the Net Proceeds Deficiency deposited with Agent.
(h)    All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.3.2(g) may be retained and applied by Agent toward the payment of the Debt, without prepayment premium or penalty (but subject to Sections 2.2.7 and 2.4.3), whether or not then due and payable in such order, priority and proportions as Agent in its sole discretion shall deem proper, or, at the discretion of Agent, the same may be paid, either in whole or in part, to Borrower for such purposes as Agent shall designate.
5.3.3    Application of Net Proceeds. Upon the occurrence and during the continuance of an Event of Default, Agent, at its option, may withdraw all the Net Proceeds or the undisbursed balance thereof and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Agent and may apply the such Net Proceeds and Net Proceeds Deficiency either to the payment of Restoration or to payment of the Debt (without premium or penalty, but subject to Section 2.2.7) in such order, proportion and priority as Agent may determine in its sole discretion. Agent’s right to withdraw and/or direct the withdrawal of the Net Proceeds and Net Proceeds Deficiency and apply such Net Proceeds and Net Proceeds Deficiency shall be in addition to all other rights and remedies provided to Agent under the Loan Documents.

VI.	RESERVE FUNDS
Section 6.1    Intentionally Omitted.
Section 6.2    Property Tax Funds.
6.2.4    Deposits of Property Tax Funds. On the Closing Date, Borrower or Master Tenant shall deposit with Agent the amount of Three Hundred Twenty Thousand Four Hundred Eleven and 72/100 Dollars ($320,411.72) and, thereafter, on each Payment Date, an amount equal to one-twelfth of the Property Taxes that Agent reasonably estimates will be payable during

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the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Property Taxes, which monthly amount shall initially be Three Hundred Twenty Thousand Four Hundred Eleven and 72/100 Dollars ($320,411.72). Amounts deposited pursuant to this Section 6.2.1 are referred to herein as the “Property Tax Funds.” If at any time Agent reasonably determines that the Property Tax Funds will not be sufficient to pay the Property Taxes, Agent shall notify Borrower of such determination and the monthly deposits for Property Taxes shall be increased by the amount that Agent estimates is sufficient to make up the deficiency within five (5) Business Days of a request therefore.
6.2.5    Release of Property Tax Funds. Agent shall have the right to apply the Property Tax Funds to payments of Property Taxes. In making any payment relating to Property Taxes, Agent may reasonably do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Property Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any Property Tax, assessment, sale, forfeiture, tax lien or title or claim thereof. To the extent that Borrower desires that Lender make annual payments of Property Taxes in the full annual amount of such Property Taxes, Borrower shall send Agent written notice (sent in accordance with the terms of Section 10.6) so directing Agent and including all invoices and any other information necessary to make such payment; provided, however, that if any subsequent invoice for Property Taxes indicates any outstanding or delinquent Property Taxes despite such payment of the annual amount due, Agent will pay any such outstanding or delinquent amount shown on such invoice from Property Tax Funds. If the amount of the Property Tax Funds shall exceed the amounts due for Property Taxes, Agent shall, annually, in its reasonable discretion, return any excess to Borrower or credit such excess against future payments to be made to the Property Tax Funds. Any Property Tax Funds remaining after the Debt has been paid in full shall be returned to Borrower. Borrower acknowledges and agrees that in no event shall Agent be required to review the Property Tax Funds more than once in any calendar year to determine if the Property Tax Funds shall exceed the amounts due for Property Taxes.
Section 6.3    Insurance Funds.
6.3.1    Deposits of Insurance Funds. On the Closing Date, Borrower or Master Tenant shall deposit with Agent the amount of Six Hundred Seventy-Two Thousand Four Hundred Fifty-Seven and 44/100 Dollars ($672,457.44) and, thereafter, on each Payment Date, an amount equal to one‑twelfth of the Insurance Premiums that Agent estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies, which monthly amount shall initially be Eighty-Four Thousand Fifty-Seven and 18/100 Dollars ($84,057.18). Amounts deposited pursuant to this Section 6.3.1 are referred to herein as the “Insurance Funds.” If at any time Agent reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Agent shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Agent estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies; provided, that, if Agent determines that there is a deficiency less than thirty (30) days prior to the expiration of any such Policy, Borrower shall deposit such deficiency with Agent within two (2) Business Days of receipt of notice thereof.

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6.3.2    Release of Insurance Funds. Agent shall have the right to apply the Insurance Funds to payment of Insurance Premiums. In making any payment relating to Insurance Premiums, Agent may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. To the extent that Borrower desires that Lender make quarterly payments of Insurance Premiums, Borrower shall send Agent written notice (sent in accordance with the terms of Section 10.6) so directing Agent and including all invoices and any other information necessary to make such payment. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Agent shall, in its reasonable discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining after the Debt has been paid in full shall be returned to Borrower.
Section 6.4    Security Interest in Funds.
6.4.1    Grant of Security Interest. Borrower shall be the owner of the Net Proceeds Deficiency, if any, deposited with Agent after a Casualty or Condemnation, the Property Tax Funds, the Insurance Funds, payments received by Agent from the Counterparty under and pursuant to any Assignment of Interest Rate Protection Agreement, LTV Collateral and Debt Yield Collateral (collectively, the “Funds”). Borrower hereby pledges, assigns and grants a security interest to Agent for the benefit of Agent and Lenders, as security for payment of the Debt and the performance of all other terms, conditions and covenants of the Loan Documents on Borrower’s part to be paid and performed, in all of Borrower’s right, title and interest in and to the Funds. Agent and Borrower hereby acknowledge and agree that, at all times, the Lockbox Account, the Accounts and the Funds shall be under the sole dominion and control of Agent and, subject to the provisions hereof, Borrower shall not have any right of withdrawal with respect to the Lockbox Account or the Accounts. Subject to the provisions hereof, Agent may direct transfers or redemptions of any financial asset relating to the Lockbox Account and the Accounts without further consent by Borrower or any other Person. Borrower acknowledges and agrees that Agent’s security interest in the Lockbox Account, the Accounts and Funds shall be automatically perfected by control pursuant to Sections 8-106(e), 9-104(a)(1), 9-106(a) and 9-314(a) of the UCC, as applicable. In addition, Borrower hereby pledges, assigns and grants a first priority continuing security interest to Agent for the benefit of Agent and Lenders, as security for payment of the Debt and the performance of all other terms, conditions and covenants of the Loan Documents on Borrower’s part to be paid and performed, in all of Borrower’s right, title and interest in and to (a) the Lockbox Account, the Accounts and the Funds, (b) any and all amounts invested in Permitted Investments, as applicable, (c) all interest, dividends, Cash, instruments, investment property and other property from time to time received, receivable or otherwise payable in respect of or in exchange for any or all of the foregoing, and (d) to the extent not covered by the foregoing, all “proceeds” (as defined in the UCC) of any or all of the foregoing (collectively, the “Cash Management Collateral”). Agent shall have with respect to the Cash Management Collateral, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the UCC as if such rights and remedies were fully set forth herein. Borrower agrees that it will not (a) sell or otherwise dispose of any of the Cash Management Collateral or (b) create or permit to exist any Lien upon or with respect to all or any of the Cash Management Collateral, except the Lien granted to Agent under this Agreement.

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6.4.2    Prohibition Against Further Encumbrance. Borrower shall not, without the prior consent of Agent, further pledge, assign or grant any security interest in the Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC‑1 Financing Statements, except those naming Agent as the secured party, to be filed with respect thereto.
6.4.3    Application of Funds. Upon the occurrence and during the continuance of an Event of Default, Agent, at its option, may withdraw the Funds and apply the Funds to payment of the Debt in such order, proportion and priority as Agent may determine in its sole discretion. Agent’s right to withdraw and apply the Funds shall be in addition to all other rights and remedies provided to Agent or Lenders under the Loan Documents.
Section 6.5    Permitted Investments.
6.5.1    Permitted Investments. Agent may invest any balances of the Funds in such Permitted Investments as Agent shall determine in its sole discretion is appropriate given the length of time that such Funds are to be invested, which Permitted Investments shall be under the sole dominion and control of Agent and subject at all times to the terms hereof. No investment shall be made unless Agent shall have and continue to have a perfected first priority lien in such investment securing the Obligations of Borrower hereunder and under the other Loan Documents and all filings and other actions necessary to ensure the validity, perfection, and first priority of such lien shall have been taken. Agent shall have no liability for any loss of such funds that are invested in investments and no such loss shall affect Borrower’s obligations to make the deposits required under this Article VI.
6.5.2    Earnings on Fund Collateral; Monthly Statements. All interest or other income (whether by virtue of Permitted Investments or otherwise) accruing on such funds, as applicable, shall, in each case, be added to the funds in the applicable Accounts and be for the benefit of Borrower, be held as if a part of the funds so invested. All risk of loss in respect of the investments shall be borne by Borrower.
6.5.3    Income Taxes. To the extent required under applicable law, Borrower shall report on its federal, state and local income Tax returns all interest or income paid or accrued on such funds.
Section 6.6    Letters of Credit.
6.6.1    Delivery of Letters of Credit. (a) In lieu of making the payments of the Funds pursuant to Section 4.1.12, Borrower may deliver to Agent a Letter of Credit in accordance with the provisions of this Section 6.6. The aggregate amount of any Letter of Credit and Cash on deposit with respect to the Funds shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit in such Fund pursuant to this Agreement.
(b)    Borrower shall give Agent no less than thirty (30) days’ notice of Borrower’s election to deliver a Letter of Credit and Borrower shall pay to Agent all of Agent’s reasonable out‑of‑pocket costs and expenses in connection therewith. Borrower shall not be entitled to draw from any such Letter of Credit. Upon thirty (30) days’ notice to Agent, Borrower may replace a

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Letter of Credit with a Cash deposit if a Letter of Credit has been outstanding for more than six (6) months. Prior to the return of a Letter of Credit, Borrower shall deposit an amount equal to the amount that would have accumulated and not been disbursed in accordance with this Agreement if such Letter of Credit had not been delivered.
6.6.2    Security for Debt. Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence of an Event of Default, Agent shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Agent may determine.
6.6.3    Additional Rights of Agent. In addition to any other right Agent may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Agent shall have the additional rights to draw in full any Letter of Credit: (a) with respect to any evergreen Letter of Credit, if Agent has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if Agent has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (c) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (d) if Agent has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution and within ten (10) days after Agent notifies Borrower in writing of such circumstance, Borrower shall fail to deliver to Agent a substitute Letter of Credit issued by an Eligible Institution. Notwithstanding anything to the contrary contained in the above, Agent is not obligated to draw any Letter of Credit upon the happening of an event specified in (a), (b), (c) or (d) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Agent has not drawn the Letter of Credit.
Section 6.7    Lockbox Agreement.
6.7.1    Lockbox Account. Borrower hereby confirms that, simultaneously with the execution of this Agreement, pursuant to the Lockbox Agreement, it has established the Lockbox Account at the Lockbox Bank in the name of Borrower for the benefit of Agent, which has been established as a non-interest‑bearing deposit account (the “Lockbox Account”).
6.7.2    Instructions to Lockbox Bank. Pursuant to the Lockbox Agreement, Borrower shall irrevocably instruct and authorize the Lockbox Bank to disregard any and all orders for withdrawal from the Lockbox Account made by, or at the direction of, Borrower, other than to transfer all amounts on deposit in the Lockbox Account on a periodic basis (except upon (a) the occurrence and during the continuance of an Event of Default and/or (b) the occurrence of a Trigger Event and during the continuance of a Trigger Period) to the Borrower’s Account or, at Borrower’s

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direction, to an account designated by Agent for the payment of monthly debt service and monthly payments of Reserves required pursuant to this Agreement. Upon the occurrence of an Event of Default and during the continuance of an Event of Default, the Lockbox Bank shall transfer all amounts on deposit in the Lockbox Account, on a periodic basis, to or as directed by Agent in its sole discretion. Upon the occurrence of a Trigger Event and during the continuance of a Trigger Period, provided that no Event of Default shall then exists, the amounts on deposit in the Lockbox Account shall be transferred on a periodic basis, to the Deposit Account and applied in the manner set forth in Section 6.8.2.
6.7.3    No Amendment. Borrower agrees that, prior to the payment in full of the Debt, the terms and conditions of the Lockbox Agreement shall not be amended, modified or supplemented without the prior written consent of Agent (which consent Agent may grant or withhold in its sole discretion) and the Lockbox Agreement shall not be terminated without the prior written consent of Agent.
6.7.4    Tenant Direction. Borrower represents, warrants and covenants that (a) not later than the Closing Date, Borrower shall direct Master Tenant under the Master Lease to mail all checks and wire all funds with respect to any payments due under such Master Lease after any payment for the month of July 2015 directly to the Lockbox Account pursuant to a letter substantially in the form of Exhibit 6.7.4, and (b) Borrower shall deliver a letter substantially in the form attached hereto as Exhibit 6.7.4 to Tenants under all direct Leases (as opposed to subleases and which, for the avoidance of doubt, shall not include the Existing Leases) entered into after the date hereof. Borrower further represents, warrants and covenants that (i) if Borrower or Manager, if applicable, shall receive any Rents after the payment for the month of July 2015, Borrower shall and shall cause Manager, if applicable, to deposit such Rents into the Lockbox Account within two (2) Business Days after receipt thereof and, until so deposited, any such amounts held by Borrower or Manager, if applicable, shall be deemed to be Funds and shall be held in trust by it for the benefit of Agent, for the Ratable benefit of the Lenders, and shall not be commingled with any other funds or property of Borrower or Manager, if applicable, (ii) there are no accounts other than the Lockbox Account and Borrower’s Account maintained by Borrower or any other Person on behalf of Borrower with respect to the Property or the collection of Rents, (iii) so long as any portion of the Loan shall be outstanding, neither Borrower nor any other Person on behalf of Borrower shall open any other operating accounts with respect to the Property or the collection of Rents, except for the Lockbox Account and Borrower’s Account, and (iv) in the event that any Rents are paid into an account other than the Lockbox Account, Borrower shall promptly, upon becoming aware of the same, cause such Rents to be paid into the Lockbox Account.
Section 6.8    Cash Management.
6.8.1    Accounts.
(h)    Upon the occurrence of a Trigger Event, Borrower shall establish the following Accounts with Agent:
(i)    the Cash Management Account;

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(ii)    an Account for the retention of any debt service reserve required to be deposited by Borrower with Agent pursuant to the terms of Section 4.1.12(c) (the “Debt Service Reserve Account”); and
(iii)    an Account for the retention of Excess Cash Flow (the “Excess Cash Flow Account”).
(i)    Each Account shall be entitled “1334 York, LLC, as Borrower, for the benefit of HSBC Bank USA, National Association, as Agent, [Name of Account]”. If Borrower shall fail to open any Account as required hereunder, the same shall constitute an Event of Default. Borrower hereby acknowledges and agrees that Borrower shall not be required to open an account for the Property Tax Funds or an account for the Insurance Funds because the same shall be held by Agent and Borrower acknowledges and agrees that the Property Tax Funds and Insurance Funds may be commingled by Agent.
(j)    Each Account is and shall be treated as a “securities account” as such term is defined in Section 8-501(a) of the UCC and control of each Account shall be vested in Agent in accordance with Section 8-106 of the UCC. In the event that balances in any Account are uninvested and maintained as Cash, such Account shall be treated as a “deposit account” as such term is defined in Section 9-102(a) of the UCC. Agent hereby agrees that each item of property (whether investment property, financial asset, security, instrument, cash or other property) credited to any Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC. Agent shall be entitled to exercise the rights that comprise any financial asset credited to any Account. All securities or other property underlying any financial assets credited to any Account shall be registered in the name of Agent, indorsed to Agent or in blank or credited to another securities account maintained in the name of Agent, and in no case will any financial asset credited to any Account be registered in the name of Borrower, payable to the order of Borrower or specially indorsed to Borrower.
(k)    Agent shall have the right, from time to time, to pay itself all customary fees relating to the Accounts from amounts in the Cash Management Account.
6.8.2    Payments to Accounts and Reserves. (a)  During a Trigger Period, provided no Event of Default has occurred and is continuing, Agent shall, on a monthly basis (on a day during such calendar month selected by Agent), transfer all amounts on deposit that are determined to be available in the Cash Management Account on the first (1st) Business Day of such calendar month (the “Available Amount”), in the following amounts and order of priority:
(i)    First, to be added to the Property Tax Funds, the amounts then required to be deposited pursuant to Section 6.2.1;
(ii)    Second, to be added to the Insurance Funds, the amounts then required to be deposited pursuant to Section 6.3.1;
(iii)    Third, for payment to Agent, for the Ratable benefit of Lenders, the amount of all delinquent interest and principal on the Loan, any outstanding or then due scheduled

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monthly payment of interest and principal on the Loan and all other amounts then due and payable under the Loan Documents;
(iv)    Fourth, to Borrower’s Account, an amount equal to the Operating Expenses of Borrower, for the calendar month in which such Payment Date occurs as set forth in the Approved Annual Budget, provided that the amount disbursed to Borrower’s Account pursuant to this clause (iv) shall be used by Borrower solely to pay Borrower’s Operating Expenses for such calendar month as set forth in the Approved Annual Budget. In addition, Borrower hereby agrees that Agent may, at any time and from time to time, audit Borrower’s use of such funds and, in the event that the approved Operating Expenses exceed the actual Operating Expenses for any calendar month, the excess amount which was funded to Borrower’s account pursuant to this clause (iv) shall be deducted from the Operating Expenses to which Borrower would otherwise be entitled on the next succeeding Payment Date; and
(v)    Fifth, the amounts remaining after payment of the items set forth in clauses (i) through (iv) above, as applicable (the “Excess Cash Flow”), to the Excess Cash Flow Account to be held as additional Collateral for the Debt.
(b)    Upon Borrower’s request, subsequent to the expiration of any Trigger Period, as applicable, provided no Event of Default shall have occurred and be continuing under this Agreement, Agent hereby agrees to transfer all Funds then on deposit in each of the Cash Management Account, the Debt Service Reserve Account, the Debt Service Reserve Account and the Excess Cash Flow Account to Borrower’s Account.
(c)    During a Trigger Period, if, at any time the Available Amount shall be insufficient to make all of the transfers described in Section 6.8.2(a) as determined by Agent in its sole discretion, then Borrower shall, upon notice from Agent, deposit into the Cash Management Account on such Payment Date the amount of such deficiency. If Borrower shall fail to make such deposit the same shall constitute an Event of Default and, in addition to all other rights and remedies provided for under the Loan Documents, Agent may disburse and apply the amounts in the Accounts in accordance with Section 6.8.3.
6.8.3    Remedies. Upon the occurrence and during the continuance of an Event of Default, without additional notice from Agent to Borrower, all Funds in the Lockbox Account and all Funds in the Accounts may be applied by Agent in such order and priority as Agent shall determine in its sole and absolute discretion, including, but not limited to, liquidating and transferring any amounts then invested in Permitted Investments to the Accounts to which they relate or reinvesting such amounts in other Permitted Investments as Agent may determine in its sole discretion as necessary to perfect or protect any security interest granted or purported to be granted hereby or to enable Agent to exercise and enforce Agent’s and Lenders’ rights and remedies hereunder.
6.8.4    Reasonable Care. Beyond the exercise of reasonable care in the custody thereof or as otherwise expressly provided herein, neither Agent nor Lenders shall have any duty as to any Accounts or Funds in its possession or control as agent therefor or bailee thereof or any

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income thereon or the preservation of rights against any Person or otherwise with respect thereto. Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Accounts and the Funds in its possession, as applicable, if the same is accorded treatment substantially equal to that which Agent accords its own property, it being understood that Agent and the Lenders shall not be liable or responsible for any loss or damage to the Funds, or for any diminution in value thereof, by reason of the act or omission of Agent, the Lenders or their respective Affiliates, agents, employees or bailees, except to the extent that such loss or damage results from Agent’s or Lenders’ gross negligence or willful misconduct.

VII.	PROPERTY MANAGEMENT
Section 7.1    The Management Agreement.
Borrower currently self-manages the Property. If Borrower retains a Manager in accordance with the terms and provisions of this Agreement, Borrower shall cause Manager to manage the Property in accordance with the Management Agreement. If Borrower retains a Manager in accordance with the terms and provisions of this Agreement, Borrower shall (a) diligently perform and observe in all material respects all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (b) promptly notify Agent of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed and (c) promptly notify Agent of any default by Manager in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Manager to be performed and observed. If Borrower shall default in the performance or observance of any material term, covenant or condition of any such Management Agreement on the part of Borrower to be performed or observed, then, without limiting Agent’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under the Management Agreement, Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of such Management Agreement on the part of Borrower to be performed or observed.
Section 7.2    Prohibition Against Termination or Modification.
Borrower shall not surrender, terminate, cancel, modify, renew or extend the Management Agreement, if one exists, or enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, including, without limitation, any brokerage, listing or leasing agreement, or consent to the assignment by the Manager of its interest under any Management Agreement, in each case without the express consent of Agent, which consent shall not be unreasonably withheld; provided, however, with respect to a new manager such consent may be conditioned upon such new manager and Borrower executing an assignment of management agreement and subordination of management fees in the form then used by Agent.
Section 7.3    Replacement of Manager.

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If there is a Management Agreement at any time during the term of the Loan, Agent shall have the right to require Borrower to replace the Manager with a Person chosen by Borrower and reasonably approved by Agent, or at Agent’s option, selected by Agent in its sole discretion, upon the occurrence of any one or more of the following events: (a) at any time during the existence of an Event of Default and/or (b) at any time that the Manager has engaged in (i) gross negligence, (ii) fraud or (iii) willful misconduct.

VIII.	TRANSFERS
Section 8.1    Agent’s and Lenders’ Reliance.
Borrower acknowledges that Agent and Lenders have examined and relied on the experience of Borrower and its general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to enter into this Agreement and make the Loan and, subject to Section 8.3, will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Borrower’s Obligations under the Loan Documents. Borrower acknowledges that Agent and Lenders have a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Borrower’s Obligations under the Loan Documents, Agent and Lenders can recover the Debt by a sale of the Property.
Section 8.2    No Transfers.
Except for Permitted Transfers, Borrower shall not Transfer the Property or any part thereof or permit or suffer the Property or any part thereof to be Transferred or permit any other Transfer to occur, unless Agent shall consent thereto in writing, in Agent’s sole and absolute discretion.
Section 8.3    Permitted Transfers.
The restrictions on Transfers set forth in Section 8.2 shall not apply to the following Transfers (“Permitted Transfers”):
(c)    the sale, conveyance, transfer or other disposition of publicly or privately traded shares of Guarantor, so long as, after giving effect to such sale, conveyance, transfer or other disposition of publicly or privately traded shares, Guarantor shall be Controlled by a Person that has and provides substantially the same or better experience and expertise in owning and operating properties similar to the Property as the Person Controlling Guarantor immediately prior to such sale, conveyance, transfer or other disposition of publicly or privately traded shares;
(d)    easements affecting the Property that are granted with the approval of Agent (not to be unreasonably withheld) in accordance with the terms of this Agreement and the Mortgage;
(e)    any Liens that are Permitted Encumbrances; and

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(f)    the transfer of any direct or indirect equity ownership interests in Borrower to any Person that is wholly owned and Controlled, directly or indirectly, by Guarantor
Notwithstanding the provisions of this Section 8.3, to the extent that any such Permitted Transfer results in a Person acquiring a direct or indirect interest of ten percent (10%) or more of Borrower or Control of Borrower, Borrower shall provide written notice of any such Transfer to Agent at least thirty (30) days prior to such Transfer and Borrower shall deliver to Agent searches and documentation regarding such Persons reasonably requested by Agent in writing (including, without limitation, credit, judgment, lien, litigation, bankruptcy, criminal and watch list searches), which search results and documentation shall be reasonably acceptable to Agent and the Lenders. If such search results and/or documentation are not acceptable to Agent or any Lender, in their reasonable discretion, such Transfer shall not be permitted even if such Transfer is a Permitted Transfer. Borrower shall be responsible for the costs of any such required searches and the delivery of any such requested documentation. In addition, each transferee pursuant to a Permitted Transfer shall comply with Section 4.1.26, Section 4.1.27, Section 4.1.28, Section 4.2.16, and Section 4.2.17 hereof.

IX.	DEFAULTS
Section 9.1    Events of Default.
(c)    Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
(i)    if (A) the Debt is not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest and/or principal due under the Note is not paid in full within ten (10) days of the applicable Payment Date, (C) any amounts required to be deposited into the applicable reserves pursuant to Article VI have not been deposited within ten (10) days of the applicable deposit date, or (D) except as to any amount explicitly included in (A), (B) and (C) of this sub‑paragraph (i), any other amount payable pursuant to the Loan Documents is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document and such failure continues for ten (10) days after Agent delivers written notice thereof to Borrower;
(ii)    if any of the Property Taxes or Other Charges are not paid when due, except to the extent Agent is collecting Property Tax Funds and fails to apply such Property Tax Funds, to the extent available, to pay Property Taxes or Other Charges;
(iii)    if the Policies are not kept in full force and effect except to the extent Agent is collecting Insurance Funds and fails to apply such Insurance Funds, to the extent available, to pay the applicable premiums for such Policy;
(iv)    if Borrower breaches or permits or suffers a breach of Article 6 of the Mortgage or Article VIII (Transfers) hereof;

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(v)    if Borrower is in breach of any of the covenants set forth in Section 4.1.7 (Financial Reporting), Section 4.1.9 (Estoppel) or Section 4.1.15 (Interest Rate Protection Agreement), or if Borrower is in breach of any of the covenants set forth in Section 4.1.12 (Financial Covenants) for a period of ten (10) Business Days following the date on which Agent notified Borrower of any such breach;
(vi)    if any representation or warranty made by Borrower or Guarantor in this Agreement or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Agent and/or Lenders on behalf of Borrower shall have been false or shall have omitted a material fact so as to make the same not misleading in any material adverse respect as of the date the representation or warranty was made; provided, however, that with respect to the representations set forth in Section 3.1.1, Section 3.1.2, Section 3.1.3, Section 3.1.4, Section 3.1.6, Section 3.1.7, Section 3.1.8, Section 3.1.11, Section 3.1.13, Section 3.1.15, Section 3.1.17, Section 3.1.20, Section 3.1.23, Section 3.1.25, Section 3.1.26, Section 3.1.30, Section 3.1.33, Section 3.1.34, Section 3.1.35, Section 3.1.36, Section 3.1.37, Section 3.1.40, Section 3.1.41, Section 3.1.42 and Section 3.1.43, and provided further that such breach is susceptible of being cured, the same shall not be an Event of Default hereunder so long as such breach is cured within five (5) Business Days after the earlier to occur of (a) Borrower’s knowledge of such breach, and (b) Agent’s notification to Borrower in writing of such breach;
(vii)    if Borrower or Guarantor shall make an assignment for the benefit of creditors;
(viii)    if a receiver, liquidator or trustee shall be appointed for Borrower or Guarantor or if Borrower or Guarantor shall be adjudicated bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or such Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days;
(ix)    if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(x)    if the Master Lease is modified, amended, supplemented, restated, extended, surrendered or terminated without the prior written consent of Agent, to the extent that such consent is required pursuant to the provisions of Section 4.1.10;
(xi)    if any material easements, restrictions, covenants or operating agreements benefiting the Property shall no longer be in full force and effect and the same has a Material Adverse Effect;

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(xii)    if Borrower breaches any representation, warranty or covenant contained in Section 3.1.23 or Section 4.2; provided, with respect to a breach of Section 3.1.23, such breach is susceptible of being cured, the same shall not be an Event of Default hereunder provided that the same is cured within ten (10) Business Days after the earlier to occur of (a) Borrower’s knowledge of such breach, and (b) Agent’s notification to Borrower in writing of such breach;
(xiii)    if Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 4.1.1, Section 4.1.26, Section 4.1.27, Section 4.1.28, Section 4.2.16 or Section 4.2.17;
(xiv)    if Guarantor (A) breaches any of the covenants contained in Section 4.2 of the Guaranty or (B) breaches in any material respect any other covenant, warranty or representation contained in the Guaranty beyond any applicable notice and cure periods set forth therein, and, with respect only to a breach of Section 4.2(a) of the Guaranty, such breach continues for 60 days after notice from Agent of such breach;
(xv)    if Borrower shall be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not otherwise specified in subsections (i) to (xiv) above or in subsections (xvi) to Section 9.1(a)(xxi) below and such Default continues for ten (10) days, in the case of any such Default which can be cured by the payment of a sum of money, or for twenty (20) Business Days after notice from Agent in the case of any other such Default; provided, however, that if such non‑monetary Default is susceptible of cure but cannot reasonably be cured within such twenty (20) Business Day period and provided, further, that Borrower shall have commenced to cure such Default within such twenty (20) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such twenty (20) Business Day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days;
(xvi)    or if any other event shall occur or condition shall exist if the effect of such event or condition under any Loan Document is to accelerate the maturity of any portion of the Debt or to permit Agent to accelerate the maturity of all or any portion of the Debt;
(xvii)    intentionally omitted;
(xviii)    if (A) one or more non-appealable judgments or decrees shall be entered against Borrower involving in the aggregate a liability in excess of $3,000,000 (and the same is not covered by insurance) and shall not have been vacated or bonded and stayed within sixty (60) days, (B) one or more non-appealable judgments or decrees shall be entered against Master Tenant involving in the aggregate a liability in excess of $10,000,000 (and the same is not covered by insurance) and shall not have been vacated or bonded and stayed within sixty (60) days or (C) one or more judgments or decrees shall be entered against Guarantor involving in the aggregate a liability in excess of $10,000,000 (and the same is

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not covered by insurance) and shall not have been vacated or bonded and stayed within sixty (60) days;
(xix)    (A) the neglect, failure or refusal of Borrower or Master Tenant to keep in full force and effect any material permit, license, consent or approval required for the operation of the Improvements that is not fully reinstated within thirty (30) days after the earlier of (I) the date on which Borrower first became aware of the lapse of effectiveness of such material permit, license, consent or approval and (2) the date Agent notified Borrower of such lapse in effectiveness or (II) the curtailment in availability to the Property of utilities or other public services necessary for the full occupancy and utilization of the Improvements that is not restored to full availability within thirty (30) days after such curtailment of availability;
(xx)    if Borrower breaches any of the negative covenants contained in Section 4.2.14 (Organization Documents) hereof or acts or neglects to act in such a manner as to be considered a default under the Operating Agreements and such failure continues for ten (10) Business Days after the occurrence of such breach;
(xxi)    if there is any default under the Master Lease or the Master Lease Guaranty beyond any applicable notice and/or cure period;
(xxii)    if the Master Lease or the Master Lease Guaranty shall no longer be in full force and effect or if the Master Lease has at any time been finally adjudicated and determined by a court of competent jurisdiction to not be a “true lease”;
(xxiii)    if there is any termination, surrender, cancellation, amendment, restatement, replacement, supplement or other modification of the Master Lease or Master Lease Guaranty without Agent’s prior written consent except as provided herein; or
(xxiv)    if there has been a default under the Sotheby’s Revolving Credit Facility and the lenders thereof have accelerated the maturity of such Sotheby’s Revolving Credit Facility, provided, however, that any Event of Default pursuant to this clause (xxiv) shall be deemed to have been cured if the relevant default under the Sotheby’s Revolving Credit Facility has been completely cured (and, if required, such cure has been accepted by the agent and/or lenders thereunder) or such default has been waived by such agent and/or lenders so long as no other Event of Default has occurred hereunder.
(d)    Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) above) and at any time thereafter Agent may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Agent deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Agent may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) above, the Debt and all other Obligations

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of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
Section 9.2    Rights and Remedies of Agent and Lenders.
(g)    Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Agent against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Agent at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Agent shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Agent may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Agent permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Agent is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Agent shall remain in full force and effect until Agent has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.
(h)    Agent shall have the right from time to time following the occurrence and during the continuance of an Event of Default to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Agent in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Agent may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loan, Agent may foreclose the Mortgage to recover so much of the principal balance of the Loan as Agent may accelerate and such other sums secured by the Mortgage as Agent may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.
(i)    Agent shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Agent shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Agent from time to time, promptly after the request of Agent, a severance agreement and such other documents as Agent shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Agent. Borrower hereby absolutely and irrevocably appoints Agent as its true and lawful attorney, coupled with an

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interest, in its name and stead to, during the continuance of an Event of Default, make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Agent shall not make or execute any such documents under such power until three (3) Business Days after notice has been given to Borrower by Agent of Agent’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.
(j)    Upon the occurrence of an Event of Default, Agent may:
(ii)    execute all applications and certificates on behalf of Borrower which may be required by any Governmental Authority or Legal Requirement or contract documents or agreements;
(iii)    complete the marketing and leasing of leasable space in the Improvements, and modify or amend existing leases and occupancy agreements, all as Agent shall deem to be necessary or desirable;
(iv)    take such other action hereunder, or refrain from acting hereunder, as Agent may, in its sole and absolute discretion, from time to time determine, and without any limitation whatsoever, to carry out the intent of this Section 9.2.
(k)    Upon the occurrence and during the continuance of an Event of Default, Agent may appoint or seek appointment of a receiver, without notice and without regard to the solvency of Borrower or the adequacy of the security, for the purpose of preserving the Property, preventing waste, and to protect all rights accruing to Agent and/or Lenders by virtue of this Agreement and the other Loan Documents. All expenses incurred in connection with the appointment of such receiver, or in protecting, preserving, or improving the Property, shall be charged against Borrower and shall be secured by the Mortgage and enforced as a Lien against the Property.
(l)    Upon the occurrence and during the continuance of an Event of Default, Agent may accelerate maturity of the Note and any other indebtedness of Borrower to Lenders, and demand payment of the principal sum due thereunder, with interest, costs and reasonable attorneys’ fees and expenses (including those for appellate proceedings), and enforce collection of such payment by foreclosure of the Mortgage or the enforcement of any other collateral, or other appropriate action.
Section 9.3    Power of Attorney.
For the purposes of carrying out the provisions and exercising the rights, powers and privileges granted by or referred to in this Agreement, Borrower hereby irrevocably constitutes and appoints Agent its true and lawful attorney‑in‑fact, exercisable only during the continuance of

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an Event of Default, with full power of substitution, to execute, acknowledge and deliver any instruments and do and perform any acts which are referred to in this Agreement, in the name and on behalf of Borrower. The power vested in such attorney‑in‑fact is, and shall be deemed to be, coupled with an interest and irrevocable.
Section 9.4    Remedies Cumulative.
Upon the occurrence and during the continuance of any Event of Default, the rights, powers and privileges provided in this Article IX and all other remedies available to Agent and Lenders under this Agreement or under any of the other Loan Documents or at law or in equity may be exercised by Agent and Lenders at any time and from time to time and shall not constitute a waiver of Agent’s or any of Lenders’ other rights or remedies thereunder, whether or not the Loan shall be due and payable, and whether or not Agent shall have instituted any foreclosure proceedings or other action for the enforcement of its rights under the Loan Documents. The rights, powers and remedies of Agent under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Agent may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law, in equity or otherwise. Agent’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Agent may determine in Agent’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
Section 9.5    Annulment of Defaults.
An Event of Default shall not be deemed to be in existence for any purpose of this Agreement or any Loan Document if Agent shall have waived such Event of Default in writing or provided in writing that the same has been cured to its reasonable satisfaction, but no such waiver shall extend to or affect any subsequent Event of Default or impair any of the rights of Lenders upon the occurrence thereof.
Section 9.6    Waivers.
Borrower hereby waives to the extent not prohibited by applicable law (a) all presentments, demands for payment or performance, notices of nonperformance (except to the extent required by the provisions hereof or of any other Loan Documents), protests and notices of dishonor, (b) any requirement of diligence or promptness on Agent’s or Lenders’ part in the enforcement of its rights (but not fulfillment of its obligations) under the provisions of this Agreement or any other Loan Document, and (c) any and all notices of every kind and description which may be required to be given by any statute or rule of law, to the fullest extent permitted by applicable law.
Section 9.7    Course of Dealing, Etc.

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No course of dealing and no delay or omission by Agent, Lenders or Borrower in exercising any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No waiver or consent shall be binding upon Lenders unless it is in writing and signed by Agent. Agent’s exercise of Agent’s right to remedy any default by Borrower to Lenders or any other person, firm or corporation shall not constitute a waiver of the default remedied, a waiver of any other prior or subsequent default by Borrower or a waiver of the right to be reimbursed for any and all of its expenses in so remedying such default. All rights and remedies of Lenders hereunder are cumulative.

X.	MISCELLANEOUS
Section 10.1    Successors and Assigns.
The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower or Guarantor may assign or otherwise transfer any of its rights or obligations under the Loan Documents without the prior written consent of Agent, in Agent’s sole discretion (and any attempted assignment or transfer by Borrower or Guarantor without such consent shall be null and void). Nothing in the Loan Documents, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 10.25(j) hereof) and, to the extent expressly contemplated hereby, the Affiliates of any Lender) any legal or equitable right, remedy or claim under or by reason of any of the Loan Documents.
Section 10.2    Agent’s and Lenders’ Discretion.
Whenever, pursuant to this Agreement, Agent and/or a Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Agent and/or any Lender, the decision of Agent and/or such Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Agent and/or such Lender, as applicable, and shall be final and conclusive.
Section 10.3    Governing Law, Jurisdiction and Agent for Service.
(e)    THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDERS AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING

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HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT THE MORTGAGE AND THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9‑301 THROUGH 9‑307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER, AGENT AND LENDERS EACH HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5‑1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.
(f)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST AGENT, ANY LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT AGENT’S OR LENDERS’ OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5‑1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER, AGENT AND LENDERS EACH WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH OF AGENT, LENDERS AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:
Corporation Service Company
80 State Street
Albany, New York 12207
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT,

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ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR OR REFUSES TO CONSENT TO SUCH DESIGNATION AS AUTHORIZED AGENT FOR BORROWER PURSUANT TO A WRITTEN CONSENT IN FORM AND SUBSTANCE SATISFACTORY TO AGENT.
Section 10.4    Modification, Waiver in Writing.
No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 10.5    Delay Not a Waiver.
Neither any failure nor any delay on the part of Agent and/or Lenders in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, neither Agent nor Lenders shall be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 10.6    Notices.
All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder or under any other Loan Document (other than the Guaranties, which shall be governed by the respective provisions thereof concerning notices) shall be in writing sent by registered or certified mail, postage

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prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address set forth herein, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6; provided, however, that any Required Financial Items may be sent by electronic mail. Any Notice to Borrower shall be effective if rendered in accordance with this Section to Borrower solely. Agent shall use commercially reasonable efforts to provide copies of notices rendered to Borrower to the additional parties specified below, but the failure to effect any such Notice to such additional party shall not affect the validity and full force and effect of such Notice upon Borrower. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b)  on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (c) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Agent:	HSBC Bank USA, National Association, as Agent 545 Washington Boulevard, 10th Floor Jersey City, New Jersey 07310 Attention: Commercial Mortgage Servicing Department

with a copy to:	HSBC Bank USA, National Association, as Agent 452 Fifth Avenue, 4th Floor New York, New York 10018 Attention: Jo Hastings

with a copy to:	Cadwalader, Wickersham & Taft LLP One World Financial Center New York, New York 10281 Attention: Steven M. Herman, Esq.

If to Lenders:	at their respective Applicable Lending Office set forth opposite their signatures hereto.

If to Borrower:	1334 York, LLC 1334 York Avenue New York, New York 10021 Attention: Michael Gillis

With a copy to:	1334 York, LLC 1334 York Avenue New York, New York 10021 Attention: General Counsel

With a copy to:	Morrison & Foerster LLP 250 West 55th Street New York, New York 10019 Attention: Tushna Gamadia, Esq.

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Section 10.7    Trial by Jury.
BORROWER, AGENT AND EACH LENDER EACH HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AGENT AND EACH LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. BORROWER, AGENT AND EACH LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.
Section 10.8    Headings.
The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 10.9    Severability.
Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 10.10    Preferences.
Each Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Agent or any Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Agent or such Lender.
Section 10.11    Waiver of Notice.
Borrower shall not be entitled to any notices of any nature whatsoever from Agent or Lenders except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Agent and/or Lenders to Borrower

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and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Agent and/or any Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Agent and/or such Lender to Borrower.
Section 10.12    Remedies of Borrower.
In the event that a claim or adjudication is made that Agent or any Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Agent or such Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Agent nor such Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment or injunctive relief. Any action or proceeding to determine whether Agent or a Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Any expedited procedure legally available with such a declaratory judgment action or action for injunctive relief may be utilized to the extent possible.
Section 10.13    Expenses; Indemnity.
(a)    Borrower shall pay or, if Borrower fails to pay, shall reimburse Agent within ten (10) days of receipt of notice and demand from Agent for all reasonable, actual, out-of-pocket costs and expenses (including attorneys’ fees and disbursements) incurred by Agent in connection with (i) Borrower’s and/or Guarantor’s ongoing performance of and compliance with Borrower’s and/or Guarantor’s agreements and covenants contained in this Agreement and the other Loan Documents on their respective parts to be performed or complied with after the date of this Agreement, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) Agent’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the date of this Agreement; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower and/or Guarantor; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Agent all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Agent pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, whether at trial or not, including appeals therefrom, in response to third party claims or the prosecuting or defending of any action or proceeding, mediation, arbitration or other litigation or administrative proceeding, in each case against, under or affecting Borrower, Guarantor, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (vi) enforcing any Obligations of or collecting any payments due from Borrower and/or Guarantor under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work‑out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower

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shall not be liable for the payment of any such costs and expenses to Agent to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Agent. This Section 10.13(a) shall not apply with respect to Taxes or consequential damages, other than any Taxes that represent losses, claims or damages arising from any non-Tax claim under this Section 10.13(a).
(b)    Borrower shall indemnify, defend and hold harmless Agent and each Lender, each Participant in the Loan, and their respective officers, directors, partners, employees and agents (each, an “Indemnified Party”) from and against, and shall reimburse the affected Indemnified Party for, any and all actual, out-of-pocket liabilities, obligations, losses, damages (but excluding consequential, punitive and special damages) penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and expenses of counsel for Agent in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Agent shall be designated a party thereto) (collectively, “Losses”), that may be imposed on, incurred by, or asserted against such Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, (ii) the use or intended use of the proceeds of the Loan or (iii) any other matter arising from this Agreement or the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to such Indemnified Party hereunder to the extent that such Indemnified Liabilities (x) arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party, (y) arise solely from the material breach of this Agreement by such Indemnified Party or (z) first arise after the Property is conveyed by foreclosure of the Mortgage or the acceptance of a deed in lieu of foreclosure and are the result of the acts or omissions of such Indemnified Party. For purposes of this Section 10.13(b), Losses shall not include any Taxes, other than any Taxes that represent losses, claims or damages arising from a non-Tax claim under this Section 10.13(b). To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by such Indemnified Party.
(c)    In case any such claim, action or proceeding (a “Claim”) is brought against an Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, Agent shall give prompt written notice thereof to Borrower, which notice shall include all documents and information in the possession of or under the control of Agent and such Indemnified Party relating to such Claim and shall specifically state that indemnification for such Claim is being sought under this Section 10.13; provided, however, that the failure of Agent to so notify Borrower shall not limit or affect such Indemnified Party’s rights to be indemnified pursuant to this Section 10.13 except to the extent Borrower is materially prejudiced by such failure. Upon receipt of such notice of Claim (together with such documents and information from Agent and such Indemnified Party), Borrower shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to Agent and such Indemnified Party (it being understood that counsel selected by Borrower’s insurance carrier shall be deemed to be acceptable to Agent and such Indemnified Party, provided such insurer is an acceptable insurer under the Loan

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Documents or otherwise was accepted by Agent as an insurer), which counsel may, without limiting the rights of Agent and such Indemnified Party pursuant to the next succeeding sentence of this Section 10.13, also represent Borrower in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct its own defense through counsel of its own choosing and at the reasonable expense of Borrower, if (i) such Indemnified Party reasonably determines that the conduct of its defense by Borrower could be materially prejudicial to its interests, (ii) Borrower refuses to defend, or (iii) Borrower shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith (unless such Claim is being defended by Borrower’s insurance carrier, provided such insurer is an acceptable insurer under the Loan Documents or otherwise was accepted by Agent as an insurer); provided that if such Claim involves multiple Indemnified Parties, Borrower shall only be obligated to pay the reasonable expense of a single counsel representing all Indemnified Parties unless any of such Indemnified Parties reasonably determines that the conduct of its defense by such single counsel could be materially prejudicial to its interests or such single counsel shall have failed, in such Indemnified Party’s reasonable judgment, to defend such Claim in good faith. Borrower may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (A) such settlement is without any liability, cost or expense whatsoever to such Indemnified Party, (B) the settlement does not include or require any admission of liability or culpability by such Indemnified Party under any federal, state or local statute or regulation, whether criminal or civil in nature and (C) Borrower obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. Agent and such Indemnified Party shall reasonably cooperate with Borrower, at Borrower’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If Borrower refuses to defend any Claim or fails to defend such Claim in good faith (other than a Claim that is being defended by Borrower’s carrier, provided such insurer is an acceptable insurer under the Loan Documents or otherwise was accepted by Agent as an insurer) and such Indemnified Party elects to defend such Claim by counsel of its own choosing Borrower shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. If such Indemnified Party reasonably determines that the conduct of its defense by Borrower could be materially prejudicial to its interests and elects to defend such Claim by counsel of its own choosing, Borrower shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the preceding two (2) sentences, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 10.13. Nothing contained herein shall be construed as requiring Agent or any Indemnified Party to expend funds or incur costs to defend any Claim in connection with the matters for which Agent or any Indemnified Party is entitled to indemnification pursuant to this Section 10.13. The Obligations of Borrower hereunder shall specifically include the obligation to expend its own funds, to incur costs in its own name and to perform all actions as may be necessary to protect Agent or any other Indemnified Party from the necessity of expending its own funds, incurring cost or performing any actions in connection with the matters for which Agent or such other Indemnified Party is entitled to indemnification hereunder.
Section 10.14    Schedules and Exhibits Incorporated.

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The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 10.15    Offsets, Counterclaims and Defenses.
Any Assignee of Agent’s or any Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such Assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 10.16    No Joint Venture or Partnership; No Third Party Beneficiaries.
(a)    Borrower, Agent and Lenders intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Agent or Lenders nor to grant Agent or Lenders any interest in the Property other than that of mortgagee, beneficiary or lender.
(b)    This Agreement and the other Loan Documents are solely for the benefit of Agent and Lenders and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Agent and Lenders any right to insist upon or to enforce the performance or observance of any of the Obligations contained herein or therein. In addition, no Lender is the agent or representative of Borrower and this Agreement shall not make any Lender liable to any Person for goods delivered to or services performed by them upon the Property, or for debts or claims accruing to such parties against Borrower and there is no contractual relationship, either express or implied, between any Lender and any Person supplying any work, labor or materials for the Improvements.
Section 10.17    Publicity.
(a)    All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public that refers to the Loan Documents or the financing evidenced by the Loan Documents shall be subject to the prior reasonable approval of Agent and Borrower, with the exception of disclosures required by a Governmental Authority or applicable law or pursuant to applicable stock market rules and regulations.
(b)    Subject to Borrower’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed. Agent shall have the right to issue news releases, and publicize and/or advertise the fact that it has provided financing with respect to the Property and in connection therewith Agent shall have the right to photograph and use pictures of the Property in any such advertisements, brochures, print, media and other copy.
Section 10.18    Approvals and Consents.

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Wherever the consent or approval of Agent is required under this Agreement or any other Loan Document, such consent or approval may be granted or withheld in the sole discretion of Agent unless the specific provision states that the consent or approval shall be reasonable or shall not be unreasonably withheld, in which case, such consent or approval shall be granted or withheld in Agent’s discretion exercising its reasonable business judgment and shall not be unreasonably withheld, conditioned or delayed.
Section 10.19    Waiver of Offsets/Defenses/Counterclaims.
Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Agent or Lenders or their agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Agent or Lenders to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.
Section 10.20    Conflict; Construction of Documents; Reliance.
In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Agent or any Lender or any parent, subsidiary or affiliate of Agent or such Lender. Neither Agent nor any Lender shall be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Agent or such Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Agent’s and/or Lenders’ exercise of any such rights or remedies. Borrower acknowledges that Agent and each Lender engages in the business of real estate financings and other real estate transactions and investments that may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 10.21    Brokers and Financial Advisors.
Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower shall indemnify, defend and hold each Indemnified Party and its officers and directors harmless from and against any Losses in any way relating to or arising from a Claim by any Person that such Person acted on behalf of Borrower or Agent or any Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

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Section 10.22    Intentionally Reserved.
Section 10.23    Prior Agreements.
This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.
Section 10.24    Joint and Several Liability.
If Borrower is comprised of more than one Person, all representations, warranties, covenants (both affirmative and negative) and all other Obligations hereunder shall be the joint and several obligation of each Person making up Borrower and a Default or Event of Default by any such Person shall be deemed a Default or Event of Default by all such entities and Borrower. The representations, covenants and warranties contained herein or in any other Loan Document shall be read to apply to the individual entities comprising Borrower when the context so requires but a breach of any such representation, covenant or warranty or a breach of any obligation under the Loan Documents shall be deemed a breach by all such entities and Borrower, entitling Agent and/or Lenders, as applicable, to exercise all of their rights and remedies under all the Loan Documents and under applicable law. Notwithstanding anything to the contrary herein contained, except as provided in any Guaranty or in the Environmental Indemnity, no principal, director, officer or employee or direct or indirect partner or member or shareholder or Affiliate of Borrower, nor any principal, director, officer or employee of any such partner or member or shareholder or Affiliate, shall have any personal liability under the Loan Documents.
Section 10.25    Assignments/Participations/Information Sharing.
(a)    Except as otherwise set forth in any Loan Document, Borrower may not assign this Agreement or any of its rights or obligations hereunder without the prior approval of Agent.
(b)    No Lender shall assign, transfer, sell, pledge or hypothecate all or any portion of its rights or obligations in and to the Loan (including all or a portion of its Maximum Commitment and the Loan at the time owing to it) to any other Person (a Person to which any such assignment, transfer or sale is made in accordance with this Article X being an “Assignee”):
(xxiii)    without the prior written consent of Agent, which consent shall not be unreasonably withheld and shall not be required if the Assignee is a Lender or an Affiliate of the assigning Lender and provided that if such assignment is to an Affiliate of the assigning Lender, the assigning Lender shall not be released from its continuing obligations hereunder after such assignment to its Affiliate unless such Affiliate is an Eligible Assignee;
(xxiv)    so long as no Event Default shall have occurred and be continuing, without the prior written consent of Borrower (which consent shall not to be unreasonably withheld, conditioned or delayed), which consent shall not be required so long as the Assignee is an Eligible

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Assignee, a Lender or an Affiliate of the assigning Lender and provided that if such assignment is to an Affiliate of the assigning Lender, the assigning Lender shall not be released from its continuing obligations hereunder after such assignment to its Affiliate unless such Affiliate is an Eligible Assignee; and
(xxv)    the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording in Agent’s Register, Agent’s form of assignment and acceptance agreement which is attached to the Co-Lender Agreement.
In addition, Agent shall have the right to resign as Agent without the consent of Borrower. So long as no Event of Default is then continuing, Borrower shall have the right to consent, which consent shall not be unreasonably withheld, conditioned or delayed, to the appointment by Lenders of a new Agent.
(c)    Borrower agrees to execute, or cause Guarantor to execute, within ten (10) days after request therefor is made by Agent, any documents and/or estoppel certificates reasonably requested by Agent in connection with such assignment or participation, without charge; provided that such documents and/or estoppel certificates do not expand the liability or Obligations (or reduce the rights) of Borrower or Guarantor other than in a de minimis respect or reduce Assignee’s or Participant’s obligations; provided, further, that such estoppel certificates with respect to Borrower, shall be in accordance with Section 4.1.9 hereof and with respect to Guarantor shall only be required to specify (A) that the Loan Documents to which such Guarantor is a party, are still in effect and have not been modified and if modified, giving particulars of such modification, (B) to such Guarantor’s knowledge, any offsets or defenses to its obligations under the Loan Documents to which it is a party, (C) that such Guarantor is not in Default with respect to any Loan Document, (D) that the Master Lease Guaranty is still in effect and has not been modified and if modified, giving particulars of such modification, (E) to Guarantor’s knowledge, any offsets or defenses to its obligations under the Master Lease Guaranty and (F) that Guarantor is not in default with respect to the Master Lease Guaranty.
(d)    From and after the effective date of any assignment by a Lender or all or any portion of its interest in the Loan, (x) the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned to it, have the rights and obligations of a Lender hereunder and (y)  the Lender assignor shall, to the extent of the interest assigned by it, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an assignment covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.2.4, 2.2.7, 2.2.8, 10.12, 10.13 and 10.29 hereof.
(e)    Agent acting solely for this purpose as an agent of the Borrower, shall maintain a register (the “Agent’s Register”) at one of its offices in New York, New York, showing the name and addresses of the Lenders and each Lender’s Ratable Share of the Loan (including any stated interest to which such Lender is entitled) from time to time. The entries in the Agent’s Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Agent’s Register as the owner of such portion of the Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and

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the other Loan Documents. The Agent’s Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(f)    The assigning Lender shall give Agent, the other Lenders and Borrower prompt notice of such assignment.
(g)    Borrower authorizes each Lender to disclose to any Assignee or Participant of such Lender (each, a “Transferee”), any prospective Transferee, any Affiliate of such Lender, any derivative counterparty any and all financial or other information in such Lender’s possession concerning Borrower and its Affiliates which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or which has been delivered to such Lender by or at the instructions of Borrower in connection with such Lender’s credit evaluation of Borrower and its Affiliates prior to becoming a party to this Agreement, provided that any parties receiving such disclosure from Agent or a Lender shall be subject to the same confidentiality requirements as Agent or such Lender under this Agreement or any other confidentiality agreement and non-disclosure agreement entered into by Agent and/or such Lender and Borrower.
(h)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank in accordance with applicable law, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(i)    Borrower agrees that (i) Borrower shall execute and deliver to Agent, at no cost to Borrower other than Borrower’s internal overhead costs and Borrower’s attorneys’ fees and disbursements, any amendment and/or other document that may be necessary to effectuate such an assignment, but which document shall not alter any material terms of the Loan and shall not result in any increased obligations or costs to Borrower other than to a de minimis extent and (ii)  upon the request to Agent by any Lender, Borrower shall execute and deliver to such Lender one or more substitute notes of Borrower evidencing such Lender’s Ratable Share of the Loan in substantially the same form as the Note with appropriate insertions as to payee and principal amount; each such substitute note shall be dated as of the Closing Date; provided, however, (i) the aggregate principal amount of all notes then outstanding (after giving effect to such substituted or exchanged note) is no greater than the Loan Amount, and (ii) the aggregate interest rate payable under all notes then outstanding (after giving effect to such substituted or exchanged note) is reasonably comparable to the rate of interest payable under Article 2. Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not be required to enter into such documents or instruments that would increase the principal balance of the Loan, or materially increase Borrower’s liabilities or obligations or decrease its rights other than to a de minimis extent from those existing pursuant to the terms of this Agreement and applicable law.
(j)    (i) Any Lender may, without the consent of Borrower, at no cost to Borrower other than Borrower’s internal overhead costs and Borrower’s attorneys’ fees and disbursements, sell participations to one or more banks or other entities (a “Participant”) in all or a portion such

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Lender’s rights and obligations under this Agreement (including all or a portion of its Maximum Commitment and the Loan at the time owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the parties hereto for the performance of such obligations, (C) Borrower, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) in no event may any Lender sell a participation in the Loan to Borrower, Guarantor or an Affiliate of Borrower or Guarantor. Subject to Section 10.25(j)(ii) hereof, the parties hereto agree that each Participant shall be entitled to the benefits of Sections 2.2.4, 2.2.7 and 2.2.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.25(b) hereof (it being understood that the documentation required under Section 2.2.8(f) shall be delivered to the participating Lender).
(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.2.4 or 2.2.8 hereof than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation.
(iii)    Each Lender that sells a participation in the Loan shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each such Participant and the principal amount of each such Participant’s interest in the Loan (including any stated interest to which such Participant is entitled) or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of such Participant Register to any Person except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in any such Participant Register shall be conclusive absent manifest error, and the applicable Lender shall treat each Person whose name is recorded in such Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
Section 10.26    Cooperation.
(a)    Borrower hereby acknowledges and agrees that Agent and the Lenders reserve the right to syndicate and/or participate their respective interests the Loan and Borrower agrees, at Agent’s request, to reasonably cooperate, at no cost to Borrower other than Borrower’s internal overhead costs and Borrower’s attorneys’ fees and disbursements, with Agent and the Lenders in any such syndication and/or participation, including, without limitation, (i) providing timely information regarding Borrower, the Guarantor and the Property as may be reasonably requested from time to time by Agent, (ii) assisting in the preparation of marketing materials to be used in connection with the syndication at no cost to Borrower other than Borrower’s internal overhead costs and Borrower’s attorneys’ fees and disbursements, (iii) executing such additional promissory notes and other instruments as may be appropriate to evidence its Obligations under the Loan to such syndicate Lenders, provided (a) the same shall not result in any increased obligations to Borrower other than to a de minimis extent, (b) the aggregate principal amount of all notes then outstanding (after giving effect to such substituted or exchanged note) is no greater than the Loan

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Amount, and (c) the aggregate interest rate payable under all notes then outstanding (after giving effect to such substituted or exchanged note) is reasonably comparable to the rate of interest payable under Article 2, and (iv) executing and delivering any documents (including, without limitation, any amendments, modifications or supplements to this Agreement or any other Loan Document, provided that there are not material changes to the Loan Documents, including, without limitation, any increases in the aggregate interest or principal payable under the Loan, any senior/junior or mortgage/mezzanine loan structures, or potential for “rate creep”), updated opinion letters, and/or estoppel certificates with respect to the Loan which are reasonably requested by Agent or Lenders in connection with any such syndication and in form and substance reasonably satisfactory to Agent or such Lenders, as the case may be; provided that such documents and/or estoppel certificates do not materially expand the liability or Obligations (or materially reduce the rights) of Borrower or Guarantor or reduce Assignee’s or Participant’s obligations, in each case other than to a de minimis extent; provided, further, that such estoppel certificates (i) with respect to Borrower, shall be in accordance with Section 4.1.9 hereof and (ii) with respect to the Guarantor shall be in accordance with Section 10.25(c). Borrower will not be responsible for any costs and expenses of Agent related to the syndication, including, without limitation, reasonable attorney’s fees and disbursements.
(b)    Borrower acknowledges that Agent and/or Lenders and their successors and assigns may (i) sell this Agreement, the Note and other Loan Documents to one or more investors as a whole loan, (ii) participate the Loan to one or more investors or (iii) otherwise sell the Loan or interest therein to investors (the transactions referred to in clauses (i) through (iii) are each referred to herein as “Secondary Market Transaction”). Borrower shall, at no cost to Borrower other than Borrower’s internal overhead costs and Borrower’s attorneys’ fees and disbursements, cooperate with Agent and Lender in effecting any such Secondary Market Transaction. Borrower shall provide such information and documents relating to Borrower, the Property and any Tenants of the Improvements as Agent may reasonably request in connection with such Secondary Market Transaction. In addition, Borrower shall make available to Agent all information concerning its business and operations that Agent and Lenders may reasonably request. Agent and Lenders shall be permitted to share all such information with accounting firms, law firms and other third-party advisory firms involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction. Agent, Lender and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, Borrower in the form as provided by Borrower, which shall be provided by Borrower to such Persons subject to any confidentiality agreements entered into by Agent or Lenders which shall apply to such Persons. Agent and Lenders may publicize the existence of the Loan in connection with its marketing for a Secondary Market Transaction or otherwise as part of its business development. For the avoidance of doubt, nothing contained herein shall be construed to permit Agent and/or any Lender to securitize the Loan and/or deposit the Loan Documents with a trust which trust may sell certificates to investors evidencing an ownership interest in trust assets or any other similar Secondary Markets Transaction.
Section 10.27    Adjustments; Set‑Off.
(a)    If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Ratable Share of the Loan, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set‑off, pursuant to events or proceedings of the

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nature referred to in Section 9.1(a)(viii), or otherwise including pursuant to subsection (b) below), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Ratable Share of the Loan, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Borrower agrees that each Lender so purchasing a portion of another Lender’s Ratable Share of the Loan may exercise all rights of payment (including, without limitation, rights of set‑off) with respect to such portion as fully as if such Lender were the direct holder of such portion.
(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set‑off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify Borrower and Agent after any such set‑off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set‑off and application.
Section 10.28    Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement.
Section 10.29    WAIVER OF SPECIAL DAMAGES.
TO THE EXTENT PERMITTED BY APPLICABLE LAW, NONE OF AGENT, ANY LENDER NOR BORROWER SHALL ASSERT, AND EACH OF AGENT, EACH LENDER AND BORROWER HEREBY WAIVES, ANY CLAIM AGAINST ANY PARTY HERETO ON ANY THEORY OF LIABILITY FOR SPECIAL INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS, THE LOAN OR THE USE OF PROCEEDS THEREOF.
Section 10.30    USA Patriot Act Notification.
Agent and Lenders hereby notify Borrower that pursuant to the requirements of the USA Patriot Act, Agent and the Lenders are required to obtain, verify and record information that

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identifies Borrower, which information includes the name and address of Borrower and other information that will allow Agent and Lenders to identify Borrower in accordance with the USA Patriot Act.
Section 10.31    Assignment/ Discharge Upon Payment. Upon repayment or prepayment of the Loan in full by Borrower in accordance with the terms of this Agreement and the other Loan Documents:
(a)    Lenders shall, on a one‑time basis, assign the Note and Agent shall assign the Mortgage, each without recourse, covenant or warranty of any nature, express or implied, (except if any Lender is not delivering the original Note, in which case such Lender shall execute and deliver a “lost note affidavit” (without indemnity) in its customary form with respect to the copy of its Note) to such new mortgagee designated by Borrower (other than Borrower or a nominee of Borrower); provided that Borrower (a) has caused to be paid the reasonable out‑of‑pocket expenses of Agent and Lenders incurred in connection therewith and Agent’s and Lenders’ reasonable attorneys’ fees and disbursements for the preparation, delivery and performance of such an assignment, (b) has caused the delivery of an executed Statement of Oath under Section 275 of the New York Real Property Law; and (c) has provided such other information and documents which a prudent mortgagee would reasonably require to effectuate such assignment. Borrower shall be responsible for all mortgage recording Taxes, recording and filing fees and other charges payable in connection with any such assignment; or
(b)    The Lenders shall return the Note to Borrower and Agent shall discharge the Mortgage and the Assignment of Leases and authorize the termination of any UCC-1 financing statements with respect to the Loan, each without recourse, covenant or warranty of any nature except that Lender holds its applicable Note and has not previously assigned the same, express or implied (except if any lender is not delivering its original Note, in which case such Lender shall execute and deliver to Borrower a “lost note affidavit” (without indemnity) in its customary form with respect to the copy of its Note). Borrower shall pay all reasonable out-of-pocket expenses of Agent and Lenders incurred in connection herewith and Agent’s and Lenders’ attorney’s fees and disbursements for the preparation, delivery and performance of the foregoing documentation. In addition, Borrower shall be responsible for all recording and filing fees, as applicable, and other charges payable in connection with the foregoing discharge.
Section 10.32    Confidentiality.
Each of Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or auditors, (c) to the extent required by Legal Requirements or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the Obligations or the enforcement of rights under the Loan Documents, (f) with the consent of Borrower, (g) to holders of equity interests in Borrower, (h) to the extent

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such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to Agent or any Lender on a nonconfidential basis from a source other than Borrower, and (i) by Agent in connection with a Secondary Markets Transaction, subject to Agent’s standard practices for maintaining the confidentiality of information disclosed in connection with a Secondary Markets Transaction, as determined from time to time by Agent in its sole and absolute discretion. For the purposes of this Section, “Information” means all information received from Borrower or Guarantor relating to Borrower or Guarantor or their respective business, other than any such information that is available to Agent or any Lender on a nonconfidential basis prior or subsequent to disclosure by Borrower or Guarantor; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.32 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH OF AGENT AND LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING BORROWER, THE GUARANTOR AND THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND LEGAL REQUIREMENTS, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

XI.	AGENT
Section 11.1    Performance by Agent.
If an Event of Default shall have occurred and be continuing, Agent shall have the right, but not the duty, without limitation, upon any of Agent’s rights pursuant hereto, to perform the Obligations of Borrower which are the subject of the Event of Default, in which event Agent shall endeavor to give notice to Borrower of Agent’s performance, and Borrower agrees to pay to Agent, within five (5) Business Days of demand therefor, all reasonable costs and expenses incurred by Agent in connection therewith, including, without limitation, attorneys’ fees and disbursements, together with interest from the date of expenditure at the Default Rate, if an Event of Default shall have given rise to such expenditure.
Section 11.2    Actions.
If Agent shall have reasonable cause to believe that any action or proceeding related to the Property could, if adversely determined, have a material adverse effect upon the rights or interests of Agent and/or Lenders under this Agreement or any of the other Loan Documents, Agent shall have the right to commence, appear in and defend such action or proceeding, and in connection therewith Agent may pay necessary expenses, employ counsel, and pay attorneys’ fees and

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disbursements. Borrower agrees to pay to Agent, within five (5) Business Days after demand therefor by Agent, all actual, out-of-pocket reasonable costs and expenses incurred by Agent in connection therewith, including, without limitation, attorneys’ fees and disbursements, together with interest from the date of expenditure at the Default Rate, if an Event of Default shall have given rise to such action or proceeding. Borrower’s Obligations to repay such expenses shall be secured by the Loan Documents.
Section 11.3    Nonliability of Agent and Lenders.
Borrower acknowledges and agrees that:
(a)    by accepting or approving anything required to be observed, performed, fulfilled or given to Agent or Lenders pursuant to the Loan Documents, including any certificate, statement of profit and loss or other financial statement, survey, appraisal, lease or insurance policy, neither Agent nor Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Agent; and
(b)    neither Agent nor any Lender shall be directly or indirectly liable or responsible for any loss, claim, cause of action, liability, indebtedness, damage or injury of any kind or character to any person or property arising from any construction on, or occupancy or use of, any of the Property, including, without limitation, any loss, claim, cause of action, liability, indebtedness, damage or injury caused by, or arising from: (i) any defect in any building, structure, grading, fill, landscaping or other improvements. thereon or in any on‑site or off‑site improvement or other facility therein or thereon; (ii) any act or omission of Borrower, the parties comprising Borrower or any of Borrower’s agents, employees, independent contractors, licensees or invitees; (iii) any accident in or on the Land and Improvements or any fire, flood or other casualty or hazard thereon; (iv) the failure of Borrower, any of Borrower’s licensees, employees, invitees, agents, independent contractors or other representatives to maintain the Property in a safe condition; and (v) any nuisance made or suffered on any part of the Property.
Section 11.4    Authorization and Action.
(d)    Each Lender hereby appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents and the Co-Lender Agreement as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.
(e)    By their execution of this Agreement, all of the Lenders hereby authorize and direct Agent to act on their behalf in all respects in connection with the Loan Documents and the making of the Loan, subject to the provisions of the Loan Documents and the Co-Lender Agreement, and agree with Borrower that Borrower shall only be required to and shall only deal with Agent and each of the Lenders shall be bound by any acts of Agent.

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(f)    If Agent shall resign as Agent (which Agent may so resign upon thirty (30) days’ written notice to Borrower and each Lender), or if the Lenders shall remove Agent in accordance with the provisions of the Co-Lender Agreement, then the Lenders shall, in accordance with the Co-Lender Agreement, designate another Lender to perform the obligations and exercise the rights of Agent hereunder. The successor Agent shall assume such obligations in writing and from and after Borrower’s receipt of a copy of notice of such replacement and receipt of a copy of such assumption the successor Agent shall be the sole Agent hereunder and the term “Agent” shall thereafter refer to such successor.
Section 11.5    Agent as a Lender.
With respect to Agent’s ownership interest in the Loan and the Loan Documents as a Lender, Agent in its capacity as a Lender shall have the rights and powers of a Lender under this Agreement and the other Loan Documents as set forth herein and therein and may exercise the same as though it were not Agent. Agent in its capacity as a Lender and its affiliates may accept deposits from, lend money to, act as trustee under indentures of accept investment banking engagements from and generally engage in any kind of business with, Borrower, any of its affiliates and/or subsidiaries and any Person who may do business with or own securities of Borrower, any of its affiliates and/or subsidiaries, all as if such Lender were not Agent and without any duty to account therefor to the other Lenders.
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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:
1134 YORK, LLC,
a Delaware limited liability company

By:	/s/ Michael L. Gillis Name: Michael L. Gillis Title: Senior Vice President and Treasurer
[signatures continued on next page]

AGENT:
HSBC BANK USA, NATIONAL ASSOCIATION, a bank organized under the laws of the United States of America as Agent

By:	/s/ Jo Hastings Name: Jo Hastings Title: Vice President
LENDERS:
HSBC BANK USA, NATIONAL ASSOCIATION, a bank organized under the laws of the United States of America

By:	/s/ Jo Hastings Name: Jo Hastings Title: Vice President
Applicable Lending Office:
HSBC Bank USA, National Association
545 Washington Boulevard, 10th Floor
Jersey City, New Jersey 07310
Attention: Commercial Mortgage Servicing Department

HSBC Bank USA, National Association 452 Fifth Avenue New York, New York 10018 Attention: Jo Hastings
Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Steven M. Herman, Esq.

INDUSTRIAL AND COMMERCIAL BANK OF CHINA, LIMITED, NEW YORK BRANCH, a New York State branch of a bank organized under the laws of the People’s Republic of China

By:	/s/ Yuqiang Xiao Name: Yuqiang Xiao Title: General Manager

Applicable Lending Office:
Industrial and Commercial Bank of China, Limited, New York Branch
725 5th Avenue, 20F
New York, NY 10022
Attention: Vivian Zhang

Industrial and Commercial Bank of China, Limited, New York Branch 725 5th Avenue, 20F New York, NY 10022 Attention: Jerome Sanzo